UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

DIRECT GENERAL CORPORATION
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share, of Direct General Corporation (“Direct General Common Stock”)

2)	Aggregate number of securities to which transaction applies:

20,347,675 shares of Direct General Common Stock; 952,200 options to purchase Direct General Common Stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$21.25 per share of Direct General Common Stock; $21.25 minus the actual exercise prices of outstanding options to purchase 946,200 shares of Direct General Common Stock which have exercise prices less than $21.25 per share

4)	Proposed maximum aggregate value of transaction:

$433,740,194.00

5)	Total fee paid:

$46,411.00

☑  Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Fellow Shareholder:

On December 4, 2006, Direct General Corporation (“Direct General”) entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Elara Holdings, Inc. (“Parent”), an affiliate of Fremont Partners and Texas Pacific Group, and Elara Merger Corporation (“Sub”), a wholly owned subsidiary of Parent, pursuant to which we will become a wholly owned subsidiary of Parent. A special meeting of our shareholders will be held on March 8, 2007, at 11:00 a.m. local time to vote on a proposal to approve the merger agreement and the transactions contemplated thereby so that the merger can occur. The meeting will be held at our corporate headquarters located at 1281 Murfreesboro Road, Nashville, Tennessee 37217. Notice of the special meeting is enclosed.

If the merger is completed, you will be entitled to receive $21.25 in cash, without interest and less any applicable withholding tax, for each share of Direct General common stock that you own. This price represents a premium of approximately 29% over the closing price of Direct General’s common stock on December 4, 2006, the last trading date before the public announcement that Direct General and Parent had entered into the merger agreement, and a premium of approximately 39% over the average closing price for the last 30 trading days ending on December 4, 2006.

The proxy statement attached to this letter gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of common stock in the merger will constitute a taxable transaction to U.S. taxpayers for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors (based in large part upon the unanimous recommendation of the special committee of our board, the members of which are not affiliated with Parent or Sub and are not members of Direct General’s management) (1) approved the acquisition of Direct General by Parent on the terms and subject to the conditions set forth in the merger agreement, (2) adopted the merger agreement and approved the transactions contemplated thereby, and (3) recommends that you approve the merger agreement and the transactions contemplated thereby, including the merger.

Your vote is important. We cannot complete the merger unless holders of a majority of all outstanding shares of common stock vote to approve the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. The failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote against the merger.

Regardless of your decision whether to attend the special meeting, please mark, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope.

Our board of directors and management appreciate your support of our company, and we hope you will support this exciting transaction.

Sincerely,

Stephen L. Rohde	William C. Adair, Jr.
Chairman of the Special Committee	Chairman and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated February 5, 2007 and is first being mailed to shareholders on or about February 6, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On March 8, 2007

PLEASE TAKE NOTICE that a special meeting of shareholders of Direct General Corporation, a Tennessee corporation, will be held on March 8, 2007, at 11:00 a.m. local time at Direct General Corporation’s corporate headquarters located at 1281 Murfreesboro Road, Nashville, Tennessee, 37217 for the following purposes:

1) To vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 4, 2006, by and among Elara Holdings, Inc., a Delaware corporation, Elara Merger Corporation, a Tennessee corporation, and Direct General Corporation, a Tennessee corporation, as the merger agreement may be amended from time to time, and the transactions contemplated thereby, including the merger.

2) To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

3) To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

We urge you to carefully read the accompanying proxy statement as it sets forth details of the proposed merger and other important information related to the merger.

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is January 31, 2007. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Ronald F. Wilson
Secretary

Nashville, Tennessee
February 5, 2007

PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

ii

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Special Meeting and the Merger” highlights selected information contained in the proxy statement and the Annexes and may not contain all the information that may be important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, the proxy statement incorporates by reference important information about Direct General Corporation into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” found on page 67.

The Merger and the Merger Agreement

•	The Parties to the Transaction (see page 12). Direct General Corporation, which is a Tennessee corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term-life insurance, premium finance and other consumer products and services primarily on a direct basis and primarily in the southeastern United States. Unless the context indicates otherwise, the terms “Direct General,” the “Company,” “we,” “us,” or “our” mean Direct General Corporation and our consolidated subsidiaries. Our common stock is traded on the NASDAQ Global Select Market under the symbol “DRCT.” Elara Holdings, Inc., which we refer to in this proxy statement as Parent, is a Delaware corporation, headquartered in San Francisco, California, and was formed solely for the purpose of participating in the transactions contemplated by the merger agreement and holding the shares of Elara Merger Corporation and any successor by merger to Elara Merger Corporation and has not conducted any other business activities since its organization. Elara Merger Corporation, which we refer to in this proxy statement as Sub, is a Tennessee corporation formed solely for the purpose of merging with and into Direct General and has not conducted any other business activities since its organization. Sub is a wholly owned subsidiary of Parent. Parent is affiliated with Fremont Partners and Texas Pacific Group. Fremont Partners, founded in 1991, is a private investment partnership that has managed more than $2 billion of equity investments in 22 companies, representing a total transaction value of $5.6 billion. Texas Pacific Group is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management.

•	The Merger (see page 50). You are being asked to vote to approve an agreement and plan of merger, which we refer to in this proxy statement as the merger agreement, and the transactions contemplated thereby, which we refer to in this proxy statement as the merger. In the merger, Sub will merge with and into Direct General, and Direct General will continue as the surviving corporation. As a result of the merger, Direct General will cease to be an independent, publicly traded company and will become a wholly-owned subsidiary of Parent.

•	Merger Consideration (see page 50). Upon completion of the merger, each issued and outstanding share of our common stock will automatically be cancelled and cease to exist and will be converted into the right to receive $21.25 in cash, without interest and less any applicable withholding tax.

•	Treatment of Stock Options (see page 50). Upon consummation of the merger, all outstanding options to purchase our common stock will become fully vested and immediately exercisable, other than options held by certain members of management as described under “The Merger — Interests of Directors and Executive Officers in the Merger — Continuing Investors.” All such stock options, excluding options held by certain members of our management, will be cancelled in exchange for a cash payment of an amount equal to the excess of $21.25 over the exercise price per share of common stock subject to the option, multiplied by the number of shares of common stock subject to the unexercised option, without interest and less any applicable withholding taxes.

•	Conditions to the Merger (see page 56).

•	Conditions of Obligations of Each Party. The completion of the merger depends on the satisfaction of a number of conditions, including the following:

•	The merger agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of Direct General common stock;

•	No statute, rule, regulation, executive order, decree, injunction or other order may be enacted, issued, promulgated, enforced or entered by any governmental entity that is in effect and has the effect of making the merger illegal or otherwise prohibits or prevents consummation of the merger;

•	All waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the merger must have expired or terminated early; and

•	Direct General, Parent and each subsidiary of either of Direct General and Parent must have received all authorizations, consents and approvals required from any department of insurance or department of financing in the states in which Direct General and our subsidiaries are domiciled or where the conduct of our business requires the approval by such departments.

•	Conditions of Obligations of Direct General. The obligations of Direct General to complete the merger are subject to the satisfaction of the following conditions at or prior to the closing date, unless waived by Direct General:

•	The representations and warranties of Parent and Sub contained in the merger agreement must have been true and correct in all material respects as of December 4, 2006, and be true and correct in all material respects as of the closing date, except as do not materially impede the authority of Parent or Sub to consummate the transactions contemplated by the merger agreement; and

•	Parent and Sub must have performed or complied with each of its agreements and covenants required by the merger agreement.

•	Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to complete the merger are subject to the satisfaction of the following conditions at or prior to the closing date, unless waived by Parent and Sub:

•	The representations and warranties of Direct General contained in the merger agreement must have been true and correct as of December 4, 2006, and be true and correct as of the closing date as if made on the closing date, except, with respect to certain of the representations and warranties, in each case or in the aggregate, as does not have a material adverse effect on Direct General and with respect to the other of the representations and warranties, which must be true and correct in all material respects;

•	Direct General must have performed or complied in all material respects with each of its agreements and covenants required by the merger agreement;

•	No change, event, violation, inaccuracy, circumstance or effect that has or could reasonably be expected to have a material adverse effect on us has occurred since December 4, 2006, and is continuing;

•	No pending or threatened suit, action or other proceeding shall have been filed by a governmental entity challenging or seeking to restrain or prohibit the merger or other transactions contemplated by the merger agreement that would result in an order, decree, or injunction with the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	Parent or Sub shall have received the proceeds of the debt financing contemplated by the financing commitments on the terms and conditions set forth therein or on terms and conditions reasonably acceptable to Parent or proceeds in the same aggregate amount from other financing sources as provided in the merger agreement.

•	Restrictions on Solicitations of Other Offers (see page 58). Under the terms of the merger agreement, we have agreed not to:

•	solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal (as defined in the merger agreement);

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any acquisition proposal;

•	withdraw, amend or modify, or propose to withdraw, amend or modify the recommendation of our board; or

•	execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby.

Under specific circumstances set forth in the merger agreement, including in order to comply with our board of directors’ fiduciary duties, the board may withhold, withdraw, amend or modify its recommendation, and in the event that a third party has made a tender or exchange offer directly to you, and such offer is a superior offer (as defined in the merger agreement), the board may recommend that you accept the other offer, or, in the event of a superior offer, the board may approve, endorse or recommend such a superior offer. We may provide nonpublic information to third parties making acquisition proposals and engage in negotiations with such persons, provided that our board of directors has concluded in good faith, and after consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior offer, we have complied with our obligations to not solicit acquisition proposals, we enter into a confidentiality agreement with the third party and we provide any information to Parent that is provided to the third party. Please see “The Merger Agreement — No Solicitations of Other Offers.”

•	Termination of the Merger Agreement (see page 59). The merger agreement may be terminated in certain circumstances including:

•	By mutual written consent of us and Parent;

•	By either of us or Parent if:

•	The merger shall not have been completed on or before March 31, 2007, provided that if Parent shall have made certain regulatory filings described in the merger agreement, Parent may extend that date to June 30, 2007 if the only condition to our obligations not yet satisfied is receipt of the required insurance and finance regulatory authorizations, consents and approvals; or

•	A governmental entity shall have issued an order permanently restraining, enjoining or otherwise prohibiting the merger and such order is final and non-appealable; or

•	Our shareholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof; or

•	By Parent if:

•	Our board of directors or any committee thereof shall have withdrawn, amended or modified in a manner adverse to Parent its recommendation that our shareholders approve the merger agreement, fails to reaffirm its recommendation within five calendar days after so requested by Parent or fails to reject or approves or recommends any other acquisition proposal by a third party other than the merger, fails to recommend that our shareholders reject a tender or exchange offer made by a third party, we breach our obligations not to solicit an acquisition proposal from a third party or our board resolves to do any of the foregoing; or

•	We have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure to satisfy certain of Parent’s conditions to close and where the beach or failure to perform cannot be cured within a 20-day period after receipt of written notice from Parent to us of such breach; or

•	A change, event, violation, inaccuracy, circumstance or effect, individually or in the aggregate, shall have occurred since the date of the merger agreement which has, or would reasonably be expected to have, a material adverse effect on us; or

•	By Direct General if:

•	Parent has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure to satisfy certain of our conditions to close if such breach or failure to perform cannot be cured within a 20-day period after receipt of written notice of such breach from us to Parent; or

•	Prior to obtaining the vote of shareholders at the special meeting, we receive a superior offer and enter into a definitive agreement with respect to such superior offer provided that we have complied with our obligations under the merger agreement and have paid to Parent the $13.0 million termination fee as described under “The Merger Agreement — Termination Fees” beginning on page 60.

•	Termination Fees (see page 60). We will be obligated to pay a termination fee of $13.0 million to Parent if the merger agreement is terminated by the following party or parties under certain circumstances including:

•	By Parent because our board of directors or any committee thereof shall have withdrawn, amended or modified in a manner adverse to Parent its recommendation that our shareholders approve the merger agreement, fails to reaffirm its recommendation within five calendar days after so requested by Parent or fails to reject or approves or recommends any other acquisition proposal by a third party other than the merger, fails to recommend that our shareholders reject a tender or exchange offer made by a third party, or we breach our obligations not to solicit an acquisition proposal from a third party or our board resolves to do any of the foregoing;

•	By us if we shall have entered into a definitive and binding agreement with respect to a superior offer pursuant to and in compliance with the terms of the merger agreement; or

•	An acquisition proposal has been made by a third party before termination of the merger agreement under any of the following three circumstances and within 12 months following the termination of the merger agreement the Company enters into a definitive agreement with respect to the Company:

•	Parent terminates the merger agreement because the Company has willfully or intentionally breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement;

•	Either Parent or Direct General terminates the merger agreement because our shareholders shall not have approved the merger agreement on or before March 31, 2007, or June 30, 2007, if the date is so extended in accordance with the terms of the merger agreement; or

•	Either Parent or Direct General terminates the merger agreement because the merger shall not have been completed on or before March 31, 2007, or June 30, 2007, if the date is so extended in accordance with the terms of the merger agreement.

Parent will be required to pay us a termination fee of $13.0 million if we are not in material breach of the merger agreement and:

•	We or Parent terminate the merger agreement and all conditions of Parent and Sub to consummate the merger have been met, except Parent has not obtained financing for the merger, and the merger has not been consummated on or before March 31, 2007 or June 30, 2007 if the date is so extended in accordance with the terms of the merger agreement, or

•	We terminate the merger agreement because Parent materially breaches its covenant to use its reasonable best efforts to obtain the debt financing upon the terms and conditions provided in the merger agreement.

•	Parent Liability Cap (see page 61). In no event other than for fraud in the inducement, regardless of whether we are entitled to seek injunctions or specific performance or if the merger agreement has been terminated, will we be entitled to monetary damages in excess of $13.0 million, including payment by Parent of the termination fee, if applicable, for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement.

The Special Meeting (see page 13)

•	Date, Time and Place of the Special Meeting. The special meeting is scheduled to be held as follows:

Date:   March 8, 2007
Time:   11:00 a.m., local time

Place:	1281 Murfreesboro Road
Nashville, Tennessee 37217

•	Proposals to Be Considered at the Special Meeting. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. You will also be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, as may be amended from time to time, and the transactions contemplated thereby.

•	Record Date. Our board of directors has fixed the close of business on January 31, 2007 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote 20,347,675 shares of common stock.

Other Important Considerations

•	Recommendation of the Special Committee of Our Board of Directors. The special committee, consisting solely of independent directors, and acting with the advice and assistance of independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Parent and Sub. The special committee unanimously determined that the merger is in the best interests of Direct General and our shareholders, and declared it advisable to enter into the merger agreement and unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contained therein and (ii) resolve to recommend that our shareholders approve the merger agreement. In the course of reaching its determination, the special committee considered the factors and potential benefits of the merger as set forth in “The Merger — Reasons for the Merger,” each of which the members of the special committee believed supported its decision.

•	Recommendation of Our Board of Directors (see page 34). After careful consideration and upon unanimous recommendation of the special committee, our board of directors unanimously determined that the merger and the terms of the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Direct General and our shareholders, and unanimously recommends that our shareholders approve the merger agreement and each of the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, at the special meeting. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger is fair to, and in the best interests of, Direct General and our shareholders see “The Merger — Reasons for the Merger.”

•	Interests of Directors and Executive Officers in the Merger (see page 45). In considering the recommendation of our board of directors that you vote for the proposal to approve the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our shareholders generally, and that may present actual or potential conflicts of interest. The members of our board of directors were aware of these interests and considered them at the time they adopted the merger agreement. These interests include the following:

•	William C. Adair, Jr., our Chairman and Chief Executive Officer, and Jacqueline C. Adair, one of our directors and our Executive Vice President and Chief Operating Officer, have entered into resignation and restrictive covenants agreements with the Company that will become effective upon consummation of the merger. Mr. Adair will be entitled to receive, among other things, severance in the amount of $41,666.67 per month for 24 months. Mr. Adair will also remain a member of our board of directors. Ms. Jacqueline Adair will be entitled to receive, among other things, severance in the amount of $17,250.00 per month for 24 months and will resign as a director and officer of the Company.

•	Tammy R. Adair, our President, J. Todd Hagely, our Senior Vice President and Chief Financial Officer, William J. Harter, our Senior Vice President — Corporate Development Banking and Finance and Brian G. Moore, our President of our premium finance subsidiaries, have each entered into employment and non-competition agreements with the Company that will become effective upon the consummation of the merger. Among other things, Ms. Tammy Adair will be entitled to base salary in the amount of $300,000 per year, and Messrs. Hagely, Harter, and Moore will be entitled to base salary in the amount of $215,000, $200,000, and $125,000 per year, respectively.

•	Shareholder Voting Agreement (see page 47). Although we are not a party to the agreement, our President, Tammy R. Adair, solely in her capacity as trustee of the William C. Adair, Jr. Trust, which we refer to in this proxy statement as the Trust, entered into a Shareholder Voting Agreement with Parent and in connection with the transaction. Under the terms of the agreement, Ms. Tammy Adair, as trustee, agreed to vote shares held by the Trust in favor of the merger with Parent and against any proposal that would impede or prevent approval of the merger agreement or consummation of the merger. As of December 29, 2006, the Trust owned 4,323,149 shares of our common stock, which represents approximately 21% of our outstanding shares of common stock.

•	Financing the Merger (see page 42). The total amount of cash that will be distributed to our shareholders if we complete the merger will be approximately $433,600,000. The merger will be financed from several sources, including approximately $356,800,000 in cash raised by the sale of equity securities of Parent. Parent has provided us a copy of a commitment letter from each of Fremont Investors X L.L.C., Fremont Partners III, L.P. Fremont Partners III Side-by-Side, L.P., and TPG Partners V, L.P. to Parent in which each has committed to purchasing a portion of Parent’s equity pursuant to the terms set forth therein. In addition, Parent has provided us a copy of a commitment letter from Cohen & Company to Parent in which Cohen & Company has committed to arrange the placement of trust preferred notes in an aggregate amount equal to $30,000,000. Parent has also provided us a copy of a commitment letter from Bear, Stearns & Co. Inc. and Bear Stearns Corporation Lending Inc. to Parent, in which $95,000,000 in borrowings under a senior credit facility comprised of a $75,000,000 term loan and a $20,000,000 revolving credit facility is made available to Sub, in which Bear, Stearns & Co. Inc. will act as exclusive advisor, sole lead arranger and sole bookrunner and Bear Stearns Corporate Lending Inc. has committed to provide the entire amount of the senior credit facility. The financing is contingent on, among other things, completion of the merger.

•	Limited Guarantees of Certain of Parent’s Obligations (see page 44). In connection with the merger, we entered into a limited guarantee with each of Fremont Partners III, L.P., Fremont Partners III

Side-by-Side, L.P., and TPG Partners V, L.P., which we refer to in this proxy statement as guarantors. Each of the guarantors has agreed to severally and not jointly, irrevocably and unconditionally guarantee a portion of Parent’s obligation in the event that the merger agreement is terminated and Parent is obligated to pay a termination fee, as further explained in “The Merger Agreement — Termination Fees.” In the event that Parent is obligated to pay a termination fee, the guarantors have each guaranteed a pro rata portion of such obligation, such that the aggregate amount guaranteed by all the guarantors shall be an amount up to $13.0 million.

•	Opinion of Financial Advisor (see page 35). On December 4, 2006, SunTrust Robinson Humphrey delivered to our board of directors its opinion that, as of such date and based on and subject to the matters set forth in its opinion, from a financial point of view, the $21.25 per share in cash to be received by the holders of our common stock in the merger (other than holders of our common stock that are affiliates of Parent or the continuing investors) is fair. The full text of SunTrust Robinson Humphrey’s opinion (which was subsequently confirmed on February 2, 2007) describes the assumptions made, matters considered and limitations on the review undertaken by SunTrust Robinson Humphrey in connection with its opinion and is attached as Annex B to this proxy statement. SunTrust Robinson Humphrey provided its opinion for the information of our board of directors in its consideration of the merger. SunTrust Robinson Humphrey’s opinion is not a recommendation as to how our shareholders should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

•	Regulatory Approvals (see page 41). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to in this proxy statement as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. Direct General and Parent plan to file notification and report forms under the HSR Act with the FTC and the Antitrust Division on a date sufficient to allow expiration or termination of the applicable waiting period prior to closing. In addition, state insurance, finance and other laws that apply to our various subsidiaries generally require that an acquiring party in a merger transaction obtain approval from the relevant state insurance and finance commissioner or banking or similar department prior to the acquisition. Accordingly, applications have been or will be filed with the insurance, finance, banking or other required commissioners or departments of the states of domicile (or state of commercial domicile in the case of Florida) of Direct General’s insurance company, finance company and small loan/payday lending subsidiaries. In addition, filings have been made under the insurance and finance laws of certain other states that require the filing of a pre-acquisition notice and the expiration or termination of a waiting period prior to the consummation of the merger.

•	Material U.S. Federal Income Tax Consequences (see page 44). The merger will be a taxable transaction for all U.S. holders of Direct General common stock. As a result, assuming you are a U.S. taxpayer, the exchange of your shares of Direct General common stock for cash in the merger will be subject to United States federal income tax and may be subject to tax under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) $21.25 per share and (2) the adjusted tax basis of your shares of Direct General common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

•	No Dissenters’ Rights (see page 47). Our shareholders do not have a right to dissent under the Tennessee Business Corporation Act unless our common stock is delisted from the NASDAQ Global Select Market prior to consummation of the merger.

•	Market Price of Direct General Common Stock (see page 49). The closing sale price of Direct General common stock on the NASDAQ Global Select Market on December 4, 2006, the last trading day prior to public announcement of the Merger, was $16.51 per share. The $21.25 per share to be paid for each share of Direct General common stock in the Merger represents a premium of approximately 29% over the closing price on December 4, 2006, and a premium of approximately 39% over the average closing price for the last 30 trading days ending December 4, 2006.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement, and the merger. These questions and answers do not address all questions that may be important to you as a Direct General shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.	Parent has agreed to acquire 100% of Direct General’s outstanding shares for $21.25 per share in cash. The transaction will be effected by Sub, a wholly owned subsidiary of Parent, which will merge with and into Direct General, with Direct General being the surviving corporation and becoming a wholly owned subsidiary of Parent.

Q.	How does Direct General’s board of directors recommend that I vote?

A.	The board of directors, acting upon the unanimous recommendation of the special committee, unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. You should read “The Merger — Reasons for the Merger” on pages 32 through 34 for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the approval of the merger agreement.

Q.	Why is the Board of Directors recommending the approval of the merger agreement and transactions contemplated thereby?

A.	Our board of directors believes that the merger and other transactions contemplated by the merger agreement are fair to, and in the best interests of, Direct General and our shareholders. To review our board of directors’ reasons for recommending approval of the merger agreement and transactions contemplated thereby, see “The Merger — Reasons for the Merger” on pages 32 through 34.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.	You will receive $21.25 in cash, without interest and net of any withholding tax, for each share of Direct General common stock you own, upon surrender of your stock certificates after completion of the merger. We refer to this amount per share of Direct General common stock in this proxy statement as the merger consideration.

Q.	If the merger is completed, what will I receive for my outstanding options to purchase common stock?

A.	Except for options held by certain members of management, each of your outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled and converted into the right to receive cash in the amount equal to the number of shares of our common stock subject to such option, multiplied by the excess, if any, of $21.25 over the exercise price of the option, with the aggregate amount of such payment rounded down to the nearest cent, without interest and less such amounts that are required to be withheld or deducted pursuant to applicable tax law.

Q.	When is the merger expected to be completed?

A.	Direct General and Parent are working toward completing the merger as quickly as reasonably possible. The merger cannot be effected until a number of conditions are satisfied. The most important conditions are the approval of the merger agreement and transactions contemplated thereby by Direct General’s shareholders at the special meeting, the termination or expiration of the waiting period under the HSR Act and approval by necessary insurance and financial regulatory agencies.

Q.	What effects will the proposed merger have on Direct General?

A.	As a result of the proposed Merger, Direct General will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares. Instead, Direct General will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Direct General may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses.”

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of Direct General common stock as of the close of business on January 31, 2007, are entitled to vote at the special meeting. Each Direct General shareholder is entitled to one vote for each share of Direct General common stock owned.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you may retain your right to vote at the special meeting, but you will have transferred the right to receive $21.25 per share in cash to be received by our shareholders in the merger.

Q.	What vote is required for Direct General’s shareholders to approve the merger agreement and transactions contemplated thereby?

A.	An affirmative vote of the holders of a majority of all outstanding shares of Direct General common stock is required to approve the merger agreement and transactions contemplated thereby.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares of Direct General common stock as soon as possible. Please return the enclosed proxy card, even if you plan to attend the special meeting, to ensure that your shares are voted. Your proxy materials include detailed information on how to vote.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me?

A.	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions provided by your broker.

Q.	May I change my vote after I have mailed my proxy card?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217, Attention: Ronald F. Wilson, Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in order to vote your shares; however, failure to mark, sign, date and return the accompanying proxy card will have the same effect as a vote against the merger.

Q.	May I exercise dissenters’ rights in connection with the merger?

A.	Our shareholders do not have a right to dissent under the Tennessee Business Corporation Act unless our common stock is delisted from the NASDAQ Global Select Market prior to consummation of the merger.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your Direct General stock certificates for the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.	Only matters contained in this proxy statement will be voted on.

Q.	Where can I find more information about Direct General?

A.	Direct General files periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. You also may obtain free copies of the documents Direct General files with the Securities and Exchange Commission by clicking the “Investors” tab under the “Company Info” heading of our website at www.directgeneral.com, which is provided as a textual reference only. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 67 of this proxy statement.

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this proxy statement, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-859-8511 or collect at 1-212-269-5550.

FORWARD LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities including state insurance and finance regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us (including the amendment of any legal proceedings that currently are pending against us) and others following the announcement of the merger agreement;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-Q and 10-K.

See “Where You Can Find More Information” on page 67 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE TRANSACTION

Direct General

Direct General Corporation, headquartered in Nashville, Tennessee, was incorporated in 1993 and is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services primarily on a direct basis and primarily in the southeastern United States. We own five property/casualty insurance companies, two life/health insurance companies, two premium finance companies, twelve insurance agencies, two administrative service companies and one company that provides non-insurance consumer products and services.

Our core business involves issuing non-standard personal automobile insurance policies. These policies, which generally are issued for the minimum limits of coverage required by state laws, provide coverage to drivers who generally cannot obtain insurance from standard carriers due to a variety of factors, including the lack of flexible payment plans, the failure to maintain continuous coverage, age, prior accidents, driving violations, occupation and type of vehicle.

Through our premium finance subsidiaries, we finance the majority of the insurance policies that we sell. Premium finance involves making a loan to the insurance customer that is backed by the unearned portion of the insurance premiums being financed, which is the portion of the loan attributable to future periods of coverage under the financed policy.

Direct General’s principal executive offices are located at 1281 Murfreesboro Road, Nashville, TN 37217, and our telephone number is (615) 399-4700. For more information about Direct General, please visit our website at www.direct-general.com. Our website address is provided as an inactive textual reference only. Information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 67. Direct General common stock is traded on the NASDAQ Global Select Market under the symbol “DRCT.”

Parent

Parent is a Delaware corporation formed solely for the purpose of facilitating the transactions contemplated by the merger agreement and holding the stock of Sub and any successor by merger to Sub and has not conducted any other business activities since its organization. Parent is affiliated with Fremont Partners and Texas Pacific Group. Fremont Partners, founded in 1991, is a private investment partnership that has managed more than $2 billion of equity investments in 22 companies, representing a total transaction value of $5.6 billion. Texas Pacific Group is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. The executive offices of Parent are located at 199 Fremont Street, San Francisco, CA 94105, and its telephone number is (415) 284-8100.

Sub

Sub is a Tennessee corporation formed solely for the purpose of merging with and into Direct General and has not conducted any business activities since its organization. Sub is a wholly owned subsidiary of Parent. The executive offices of Sub are located at 199 Fremont Street, San Francisco, CA 94105, and its telephone number is (415) 284-8100.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our shareholders.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:   March 8, 2007
Time:   11:00 a.m., local time

Place:	1281 Murfreesboro Road
Nashville, Tennessee 37217

Proposals to be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached as Annex A to this proxy statement. You will also be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, as may be amended from time to time, and the transactions contemplated thereby.

Record Date

Our board of directors has fixed the close of business on January 31, 2007, as the record date for the special meeting, and only holders of record of Direct General common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote 20,347,675 shares of common stock.

Voting Rights; Quorum; Vote Required for Approval

Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the proposal to approve the merger agreement, considered together, shall constitute a quorum for the purpose of considering the proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to approve the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to approve the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Direct General common stock.

ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to approve the merger agreement. If our directors and executive officers vote their shares in favor of approving the merger agreement, 5.69% of the outstanding voting power of shares of common stock will have voted for the proposal to approve the merger agreement. In addition, our President is trustee of the Trust, which owns 4,323,149, or 21.25% of our outstanding common stock. The Trust entered into a voting agreement on December 4, 2006, which requires our President, solely in her capacity as trustee of the Trust, to vote in favor of the merger agreement. If our directors and executive officers and the trustee of the Trust vote in favor of the merger, holders of approximately 23.07% of the voting power of all other shares entitled to vote at the meeting would need to vote in favor of the merger agreement for the merger to be approved.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a shareholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the proposal to approve the merger agreement.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. When the merger is completed, a separate letter of transmittal will be mailed to you that will provide instructions concerning your stock certificates and enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to Direct General at our principal executive offices at 1281 Murfreesboro Road, Nashville, Tennessee 37217, Attention: Ronald F. Wilson, Secretary;

•	by delivering a proxy of a later date in the manner described herein;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than four months), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Regardless of whether a quorum exists, holders of a majority of the voting power of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Shareholders Who Object to the Merger

Our shareholders do not have a right to dissent under the Tennessee Business Corporation Act unless our common stock is delisted from the NASDAQ Global Select Market prior to consummation of the merger.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by those persons, and we may reimburse them for their reasonable transaction and administrative expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram, electronic mail or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with providing these services. We have retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting for a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-859-8511 or collect at 1-212-269-5550, or contact Direct General in writing at our principal executive offices at 1281 Murfreesboro Road, Nashville, Tennessee 37217, Attention: Ronald F. Wilson, Secretary, or by telephone at (615) 399-0600.

THE MERGER

Background of the Merger

Our board of directors has periodically reviewed our strategic plan and alternatives. From time to time since the Company’s initial public offering in August 2003, representatives of the Company have received inquiries from third parties expressing interest in discussing possible transactions with the Company.

In late December 2005, representatives of Fremont Partners contacted William C. Adair, Jr., the Company’s Chairman and Chief Executive Officer and a shareholder of the Company to express a tentative interest in discussing an acquisition of the Company. Thereafter, some very preliminary discussions of the parties’ level of mutual interest in an acquisition were held intermittently between Fremont Partners and William Adair. On January 18, 2006, representatives of Fremont Partners met at the Company’s Nashville offices with William Adair, Jacqueline C. Adair, a director and the Company’s Executive Vice President and Chief Operating Officer, and Tammy R. Adair, the Company’s President (collectively, the “Adairs”). Fremont Partners discussed with the Adairs the possibility of a transaction in which an entity formed by Fremont Partners would acquire the Company.

During the last few weeks of January, 2006, and at a meeting held on February 10, 2006, Fremont Partners and management held general discussions regarding a proposed transaction between the Company and Fremont Partners. The Company determined to allow Fremont Partners to conduct a limited due diligence review of its organization, business and finances, and, consequently, on February 16, 2006, entered into a confidentiality agreement with Fremont Partners. On February 21, 2006, the Company received a preliminary due diligence request from Fremont Partners, and it continued its discussions with Fremont Partners during the remainder of the month.

During the week of February 13, 2006, Party B, a strategic bidder, initiated contact with William Harter, the Company’s Senior Vice President — Corporate Development, Banking and Finance, to request a meeting with representatives of the Company. Representatives of Party B and Messrs. William Adair and Harter and Ms. Tammy Adair met at the Company’s Memphis offices on February 21, 2006. At that meeting, Party B asked whether the Company might be interested in exploring a possible business combination, but no details of any transaction were discussed.

In late February, 2006, the Company began providing Fremont Partners and its advisors with confidential information in response to Fremont Partners’ due diligence request, and on March 2, 2006, representatives of Fremont Partners met with members of the Company’s executive management team in Memphis, Tennessee to discuss a potential transaction and to conduct in-person due diligence. Representatives of Fremont Partners and the Company held a follow-up meeting by telephone conference on March 10, 2006, to further discuss the Company’s finances. J. Todd Hagely, the Company’s Senior Vice President and Chief Financial Officer, and Mr. Harter participated in the March 10th meeting.

Subsequent to the March 10, 2006 meeting, representatives of Fremont Partners and the Company discussed generally the proposed terms of a transaction between Fremont Partners and Direct. As initially presented, the transaction described by Fremont Partners contemplated, among other things, that the Adairs roll over Company common stock held by them, including Company common stock held by the Trust, into equity of the acquiring entity. On or about March 27, 2006, Fremont Partners delivered a form of term sheet that outlined generally the proposed transaction with Direct. On March 27, 2006, at a meeting in Memphis, Tennessee, representatives of Fremont Partners and the Company met to discuss the proposed terms of a transaction, as reflected in the form of term sheet. Shortly, thereafter, the Company received a letter from Fremont Partners proposing, on a confidential non-binding basis, to acquire the Company through a merger at a price of $20 per common share in cash. The proposal was subject to further due diligence and the negotiation and execution of definitive agreements.

During April, 2006, the Company’s management continued to examine the Fremont Partners proposal and explored the engagement of financial advisers to the Company.

On April 20, 2006, Party B met with representatives of the Company at its Memphis offices to discuss further the possibility of a transaction between the Company and Party B. Party B requested the opportunity to conduct a due diligence review of the Company. Shortly thereafter, the Company began providing Party B with non-confidential information to allow Party B to evaluate the feasibility of a transaction with the Company.

On May 3, 2006, a previously scheduled meeting of the Company’s board of directors was held at the Company’s headquarters. Immediately prior to the meeting, the independent members of the Company’s board, Fred H. Medling, Raymond L. Osterhout and Stephen L. Rohde, met in executive session and were briefed on the Fremont Partners letter and the other recent activities related to a potential transaction involving the Company. The independent board members discussed the desirability of establishing a special committee comprised of directors independent of Fremont Partners, management and the Adairs. A representative of the Company’s outside legal advisor, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, which we refer to in this proxy statement as Baker Donelson, was present at the executive session. The Baker Donelson representative advised the independent board members as to their fiduciary duties under the circumstances.

On May 11, 2006, representatives of Fremont Partners met with management of the Company, including the Adairs and Mr. Harter, to discuss the Fremont Partners proposal.

On May 15, 2006, at the suggestion of representatives of the Company, Fremont Partners submitted a second written proposal which improved Fremont Partner’s offer per share from $20 to $21 in cash. The revised Fremont Partners proposal required that the Adairs roll over an aggregate of at least one million shares of the Company’s common stock, including the Company’s common stock held in the Trust, into equity of the acquiring entity. It also eliminated the previously proposed requirement that a portion of the consideration payable to the Company shareholders would be held in escrow pending resolution of the securities and derivative actions filed against the Company and certain of the Company’s officers and directors. These lawsuits, which we refer to in this proxy statement as the shareholder lawsuits, and in which the securities action SunTrust Robinson Humphrey is also a defendant, are described in our annual report on Form 10-K for the year ended December 31, 2005.

On May 17, 2006, a representative of Party B telephoned Mr. Harter and advised him that Party B had decided not to proceed with an acquisition of the Company.

On May 19, 2006, the Company’s board of directors held a meeting. In view of a proposed equity rollover of the Company shares owned by the Adairs that was contemplated by the Fremont Partners proposal, the board determined at this time to form a special committee composed entirely of independent directors to evaluate the Company’s strategic options, including the Fremont Partners proposal, to engage independent financial and legal advisors and to report to the entire board of directors with respect to any acquisition of the Company and the special committee’s evaluation. Messrs. Medling, Osterhout and Rohde, the independent members of the Company’s board, were appointed to the special committee, and Mr. Rohde was appointed chairman of the special committee.

On May 24, 2006, the special committee held a meeting to discuss and authorize the engagement of a legal advisor to the special committee. The results of preliminary interviews with each of three law firms were discussed. After discussion, the special committee authorized that Dorsey & Whitney LLP, which we refer to in this proxy statement as Dorsey, be engaged as independent counsel to the special committee. A formal engagement letter was subsequently executed between the special committee and Dorsey.

On May 26, 2006, the special committee held a meeting. A representative of Dorsey briefed the special committee members on their fiduciary duties in connection with the Fremont Partners proposal and the exploration of strategic alternatives for the Company generally. The special committee discussed the status of the Fremont Partners proposal and discussed the engagement of a financial advisor in connection with its evaluation of the Company’s strategic alternatives. The special committee authorized a representative of Dorsey to solicit proposals from investment banking firms.

On May 31, 2006, representatives of Party C contacted Mr. Harter to request a meeting.

On June 2, 2006, the special committee held a meeting to discuss the engagement of a financial advisor in connection with its evaluation of the Company’s strategic alternatives. The special committee discussed the proposals submitted by the investment banks and the qualifications of each of them. After discussion, the special committee authorized that SunTrust Robinson Humphrey be engaged as financial adviser to the special committee. A formal engagement letter was subsequently executed between the special committee and SunTrust Robinson Humphrey on June 9, 2006. The special committee directed that the due diligence materials previously provided to Fremont Partners be provided to SunTrust Robinson Humphrey for its review of the Company’s business and strategic alternatives.

On or about June 2, 2006, representatives of Party A contacted Mr. Harter to express a tentative interest in discussing an acquisition of the Company. The parties agreed to meet on June 12, 2006 at the Company’s Memphis offices to engage in further discussions of a potential transaction between the Company and Party A.

On June 7, 2006, representatives of Party C met at the Company’s Nashville offices with certain members of Company management, including Ms. Tammy Adair, Messrs. Harter and Hagely and the Company’s General Counsel, Ronald F. Wilson. Very preliminary discussions of a potential transaction between the Company and Party C ensued. In these preliminary discussions, Party C indicated that it was interested in a transaction that did not involve a complete acquisition of the Company. Following the preliminary discussions, Party C declined to submit a written proposal for a transaction between the Company and Party C.

On June 9, 2006, the special committee held a meeting at Dorsey’s offices in Minneapolis, Minnesota. Representatives of SunTrust Robinson Humphrey led a detailed discussion of a situational overview that SunTrust Robinson Humphrey had prepared for the special committee. The situational overview included an analysis of the Company’s business, a preliminary evaluation analysis of the Fremont Partners proposal and possible alternative courses of action for the special committee to consider. The preliminary evaluation analysis included a comparison of the Fremont Partners preliminary proposal against various valuation metrics. The special committee discussed SunTrust Robinson Humphrey’s presentation in detail. The special committee also discussed at length the Company’s long-term prospects, the Company’s current market valuation, the time needed to achieve a higher market valuation and the Company’s strategic alternatives, including the pursuit of the current business plan and the potential sale of all or parts of the Company. At the conclusion of this discussion, it was the consensus of the special committee that the special committee, with the assistance of its advisors, should proceed with a process to explore the possible sale of the Company. The special committee concluded that the valuation of the Company in Fremont Partners’ preliminary proposal was credible and directed SunTrust Robinson Humphrey to seek clarification from Fremont Partners on certain aspects of the preliminary proposal. It also considered Fremont Partners’ requests that the Company agree to work exclusively with Fremont Partners and determined to reject Fremont Partners’ request. The special committee directed SunTrust Robinson Humphrey to commence the preparation of a confidential information memorandum to be used in connection with soliciting proposals from other potential buyers.

On June 12, 2006, representatives of Party A met at the Company’s Memphis offices with members of the Company’s executive management team, including Messrs. Adair and Harter. During these meetings, Party A indicated an interest in acquiring the Company. Thereafter, in early June 2006, representatives of Party A contacted representatives of the Company and orally indicated an interest in making a proposal for an acquisition of the Company for consideration comprised of shares of Party A’s common stock and cash, having a combined value of $21.00 per common share of the Company. Representatives of Party A subsequently indicated to the Company that Party A was tentatively prepared to increase the consideration, comprised of Party A’s common stock and cash, to $21.60 per common share.

On June 15, 2006, the special committee held a meeting, at which time representatives of SunTrust Robinson Humphrey updated the special committee on recent discussions with Fremont Partners and briefed the special committee on management’s discussions with Party A. The special committee held a follow-up meeting on June 19, 2006 at which representatives of SunTrust Robinson Humphrey updated the special committee on discussions with Fremont Partners and described the oral indication of interest received from Party A. Representatives of SunTrust Robinson Humphrey presented to the special committee a list of public and private insurance companies and non-insurance financial services companies identified by SunTrust Robinson Humphrey as potentially having a strategic interest in an acquisition of the Company. Representatives of SunTrust Robinson Humphrey also presented to the special committee a list of potential financial buyers. The special committee discussed the SunTrust Robinson Humphrey presentation and suggested that an additional non-insurance financial services company be added to the list of potential acquirers. The special committee discussed with its financial and legal advisors various sale processes that might be undertaken, including the possibility of conducting a public auction of the Company. The special committee noted the risk of losing one or both of the current proposals posed by conducting a public auction and also discussed the limited ability of the Company’s management to conduct simultaneous due diligence with numerous potential buyers. The special committee discussed with its financial and legal advisors the efficacy of a private market check in maximizing shareholder value. Accordingly, the special committee decided to approach a targeted number of potential buyers (including Fremont Partners, Party A, Party B and Party C) based on the list suggested by SunTrust Robinson Humphrey.

On June 21, 2006, the special committee held a meeting, which was also attended by certain members of the Company’s executive management team, including Messrs. Adair, Harter, Hagely and Wilson and Ms. Tammy Adair, and a representative of Baker Donelson. Representatives of SunTrust Robinson Humphrey updated management on the solicitation process to date and on the status of discussions with Fremont Partners and Party A. Representatives of SunTrust Robinson Humphrey led a discussion concerning the parties on the list of potential buyers which had been presented to the special committee at the June 19 meeting, as subsequently expanded based on input from the special committee. The special committee discussed the list of potential buyers with members of management and solicited management’s views on how to prioritize contacting potential buyers. In this discussion, members of the Company’s management gave their views of the respective strategic fit with the certain of the potential strategic buyers and the financial strength of certain potential financial buyers. Some potential buyers were eliminated, on the grounds that the chances of obtaining a viable proposal from such potential buyers were remote, either because an acquisition of the Company would not represent a good strategic fit for the potential buyer or because the potential buyer did not possess the financial resources to fund an acquisition of the Company. Elimination of those potential buyers allowed the special committee and SunTrust Robinson Humphrey to focus their efforts on buyers more likely to lead to a successful sale. The special committee discussed with the Company’s management team that negotiations with all potential buyers would be conducted through the special committee and its financial advisor.

At this point, the members of the Company’s management team and the representative of Baker Donelson in attendance were excused from the meeting. The special committee proceeded to discuss with its financial and legal advisors the recommendations of the Company’s management regarding the list of potential buyers to be contacted and, after discussion, concluded that it agreed with management’s recommendations and directed that SunTrust Robinson Humphrey refine the contact list based on a further analysis of strategic fit and financial wherewithal. The special committee noted that, after giving effect to the recommendations, the list of parties to be contacted would contain at least 26 potential strategic parties and 7 financial parties, with the potential for additions as the process unfolded. The special committee instructed its financial and legal advisors to prepare an appropriate form of non disclosure agreement to be executed by potential buyers and authorized SunTrust Robinson Humphrey to commence contacting all 33 potential buyers.

From mid June 2006 through late July 2006, SunTrust Robinson Humphrey contacted each of the potential buyers on the list formulated at the June 19 and 21 special committee meetings. A form of non-disclosure agreement was sent to each of the contacted parties, which included customary confidentiality, standstill and non-solicitation provisions. Upon execution of the non-disclosure agreement, SunTrust Robinson Humphrey provided the contacted party with a copy of a confidential information memorandum and granted the party access to limited preliminary due diligence information in electronic form.

On June 26, 2006, Party A submitted to the special committee a written non-binding indication of interest for an acquisition of the Company. Party A’s proposal confirmed Party A’s preliminary valuation of the Company at $21.60 per common share, payable in a combination of cash and Party A’s common stock. Party A’s proposal required that members of the Company’s senior management roll over a portion of the Company’s common stock owned by them into Party A common stock and that Party A be granted a 40-day exclusivity period in which to complete due diligence and execute definitive transaction agreements.

On June 27, 2006, Fremont Partners submitted to the special committee a revised preliminary term sheet describing its proposal to acquire the Company for $21.00 per common share in cash. Fremont Partners submitted the revised proposal in response to a special committee request that Fremont Partners clarify several matters of concern to the special committee. The revised Fremont Partners proposal further provided that the definitive transaction agreements would include a termination fee equal to 3.5% of the merger consideration in the event that the Company exercised its fiduciary out to terminate the definitive transaction agreement to accept a superior offer. The proposal specifically rejected the special committee’s earlier request that a “reverse termination fee” be paid by Parent to the Company in the event of a termination of the definitive transaction agreement due to Fremont Partners’ failure to secure necessary financing or regulatory approvals. The proposal reiterated Fremont Partners’ request that it be granted an exclusivity period in which to complete due diligence and negotiate definitive transaction agreements.

On June 27, 2006, the special committee met and discussed at length with its financial and legal advisors the June 26 proposal made by Party A and the June 27 proposal made by Fremont Partners, including the requests for an exclusivity period made by of each of Fremont Partners and Party A. The special committee concluded that, since SunTrust Robinson Humphrey had only recently commenced contacting potential buyers, it was not willing to grant exclusivity to either party at this stage in the process.

At or about the same time that the special committee was considering the proposals of Fremont Partners and Party A, SunTrust Robinson Humphrey continued contacting other potential bidders, and on June 28, 2006, the Company entered into a non-disclosure agreement with Party B, one of the potential bidders contacted by SunTrust Robinson Humphrey.

Shortly after the June 27 special committee meeting, Fremont Partners submitted a revised proposal to the special committee in which Fremont Partners increased the merger consideration payable to the Company’s shareholders to $22.00 per share in cash, subject to its completion of due diligence and negotiation of definitive agreements. The proposal also lowered the termination fee payable by the Company from 3.5% of the merger consideration to 3.0% of the merger consideration. In this proposal, Fremont Partners reiterated its request that it be granted exclusivity.

At or about the same time, representatives of Party A, during discussions with representatives of SunTrust Robinson Humphrey, indicated Party A’s willingness to raise the consideration payable to the Company’s shareholders under Party A’s proposal to $22.00 per share, payable in a combination of cash and shares of Party A’s common stock, subject to completion of due diligence. During these discussions, Party A also indicated that it was potentially willing to allow a reverse termination fee in the definitive transaction agreements.

During the period between June 29, 2006 and July 5, 2006, in which the foregoing events were occurring, the special committee held three meetings to receive updates from representatives of SunTrust Robinson Humphrey on the status of its contacts with potential bidders on the list formulated at the June 21, 2006 special committee meeting. At these meetings, the special committee also discussed with its legal and financial advisors developments in the ongoing discussions with Fremont Partners and Party A.

On June 30, 2006, the Company’s management completed work on an updated financial forecast for the 2006 fiscal year and a financial forecast for the 2007 fiscal year. Subsequently, representatives of SunTrust Robinson Humphrey distributed the financial forecasts to each of Fremont Partners, Party A, Party B and other parties that had executed a non-disclosure agreement and had been provided the previous financial forecast for the 2006 fiscal year.

On July 6, 2006, Party B submitted to the special committee a preliminary non-binding indication of interest for the acquisition of the Company at a price of $22.00 per share in cash, subject to completion of due diligence. Party B’s indication of interest letter was accompanied by a “highly confident” letter from Party B’s financial advisor regarding the debt financing that would be required in connection with Party B’s acquisition of the Company. In its indication of interest, Party B requested that it be granted a 30-day exclusivity period in which to conduct further due diligence and negotiate definitive transaction agreements.

On July 7, 2006, the special committee held a meeting that was also attended by members of the Company’s executive management team, including Messrs. Adair, Harter, Hagely and Wilson and Ms. Jacqueline Adair, and a representative of Baker Donelson. The special committee discussed with management the proposals received from each of Fremont Partners, Party A and Party B. In particular, the special committee solicited management’s views regarding the regulatory risk posed by each of the respective proposals. The special committee directed SunTrust Robinson Humphrey to prepare an analysis of the anticipated post-closing capital structure under each of the proposals.

On July 11, 2006, the special committee held a meeting at which representatives of SunTrust Robinson Humphrey presented the special committee with an overview of the sale process to date. SunTrust Robinson Humphrey had contacted 36 potential buyers, including Fremont Partners, Party A, Party B and Party C. Three potential buyers, Fremont Partners, Party A and Party B, had submitted non-binding proposals. Representatives of SunTrust Robinson Humphrey presented an overview of each of the three non-binding proposals to the special committee. The special committee discussed at length with its financial and legal advisors the process to date and reconsidered other options, including commencing a public auction, that might be employed. After a thorough discussion of the options, including a discussion of the risk that a public auction might drive the three current bidders out of the process, the special committee concluded that the process employed would provide an effective means of maximizing shareholder value. The special committee directed SunTrust Robinson Humphrey to contact each of the three bidders and request that each party revise its proposal to provide its best and final offer. The special committee instructed SunTrust Robinson Humphrey to inform each of the three bidders to include, in its revised proposal, the amount of the termination fee that it proposed to include in the definitive transaction agreement and whether it was willing to include a reverse termination fee in the definitive transaction agreement.

Pursuant to the instructions of the special committee, SunTrust Robinson Humphrey contacted the three bidders to request their best and final offer. Thereafter, on or about July 12, 2006, representatives of the three bidders contacted representatives of SunTrust Robinson Humphrey concerning their bids. Party A advised SunTrust Robinson Humphrey that Party A would not raise its offer from $22.00 per common share, payable in a combination of cash and Party A common stock. Party B advised SunTrust Robinson Humphrey that Party B was evaluating its ability to raise its offer of $22.00 per common share in cash. Representatives of Party B subsequently contacted SunTrust Robinson Humphrey and indicated that Party B would not submit a revised proposal but that it was prepared to raise its offer. Party B requested that the special committee propose a price at which it would be prepared to enter into an exclusivity agreement with Party B. Fremont Partners advised SunTrust Robinson Humphrey that Fremont Partners was evaluating its ability to raise its offer of $22.00 per common share in cash. Representatives of Fremont Partners subsequently notified SunTrust Robinson Humphrey that Fremont Partners would not be able to respond to the special committee’s request to provide a revised proposal until on or around July 17, 2006.

On July 13, 2006, the special committee held a meeting, which it adjourned until July 14, 2006. At those July 13 and July 14 sessions, the special committee discussed with its legal and financial advisors developments in the discussions with each of Fremont Partners, Party A and Party B.

On or shortly after July 13, 2006, a representative of Party A contacted Mr. Adair and informed him that Party A would consider raising its offer price above $22.00 per common share, payable in a combination of cash and Party A common stock.

On July 17, 2006, the special committee held a meeting. The special committee discussed with its legal and financial advisors developments in the discussions with each of Fremont Partners, Party A and Party B. Representatives of SunTrust Robinson Humphrey advised the special committee on recent discussions with the Company’s management shareholders, including that the Adairs had determined that they were not willing to participate in the equity roll-over contemplated by the Fremont Partners proposal. Members of the Company’s executive management team, including the Adairs, Mr. Harter and a representative of Baker Donelson, were then invited to address the special committee for the purpose of clarifying the position of the Adair family on the equity roll-over contained in the Fremont Partners proposal. The Adairs confirmed that they would not participate in an equity roll-over. Mr. Adair also described for the special committee his conversation with a representative of Party A, in which Party A had indicated that it would be willing to raise its offer. At this point, the members of the Company’s management team and the representative from Baker Donelson in attendance were excused from the meeting. The special committee directed SunTrust Robinson Humphrey to clarify Party A’s position on increasing the price of its offer and to inform Fremont Partners of the position of the Adair family regarding the equity roll-over.

Thereafter, on or about July 18, 2006, SunTrust Robinson Humphrey contacted Party A to confirm its willingness to increase its offer. A representative of Party A advised SunTrust Robinson Humphrey that Party A was not prepared to increase its offer, but that the offer would remain at $22.00 per share, payable in a combination of cash and Party A common stock.

On July 18, 2006, the special committee held a meeting to discuss with its financial and legal advisors developments in discussions with each of Fremont Partners, Party A and Party B. The special committee discussed alternative approaches for advancing the process. Each of the three bidders had declined to submit a revised proposal or increase its price. After discussion, and with input from the financial and legal advisors, the special committee directed SunTrust Robinson Humphrey to inform each of the three bidders that the special committee was willing to enter into an exclusivity arrangement if the bidder would increase its offer to $22.75 per share. The special committee also instructed SunTrust Robinson Humphrey to communicate to each bidder the special committee’s views regarding several key definitive transaction agreement terms. The special committee directed SunTrust Robinson Humphrey to instruct the bidders that the special committee would consider the bidders’ positions on these issues in evaluating the proposals and to set a deadline of 10:00 a.m., Eastern Time, on July 19 for response.

Also on or about July 18, 2006, a representative of Party B informed SunTrust Robinson Humphrey that it had increased its offer to $22.50 per common share in cash. In this discussion, Party B did not address the Company’s preferred definitive transaction agreement terms that had been proposed by the special committee. At or about the same time, a representative of Party A informed SunTrust Robinson Humphrey that, despite its earlier indications to the contrary, it had increased its offer to $22.25 per share, payable in a combination of cash and Party A common stock.

The morning of July 19, 2006, the special committee held a meeting to receive an update from its financial and legal advisors on the status of the bidders’ responses to the special committee’s July 18 proposal. At the request of the special committee, representatives of SunTrust Robinson Humphrey reviewed the analyses contained in the presentation made to the special committee at the July 11 meeting, focusing on the financing and regulatory risk posed by each proposal. The special committee concluded, based primarily on the post-closing capital structures of each proposal, that the proposal submitted by Party B carried the least regulatory risk.

Following the morning meeting of the special committee, a representative of Fremont Partners contacted SunTrust Robinson Humphrey and indicated that it would increase its offer to $22.75 per share in cash. The representative of Fremont Partners indicated that it would remove the condition of its offer that the Adairs participate in an equity roll-over. In this discussion, Fremont Partners did not address the Company’s preferred definitive transaction agreement terms that had been proposed by the special committee.

The special committee met again on July 19, 2006 to discuss the responses of each of the bidders. The special committee noted that Fremont Partners had reached the targeted valuation level, while Party A and Party B had not. The special committee again discussed the risk to completion of a transaction with Fremont Partners, including financing and regulatory risk. The special committee determined that, subject to Fremont Partners indicating an acceptable position on the Company’s preferred definitive transaction agreement terms, it would enter into an exclusivity period with Fremont Partners not to exceed 30 days. The special committee authorized SunTrust Robinson Humphrey to inform Party A and Party B and directed Dorsey to work with Fremont Partners and its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to in this proxy statement as Skadden Arps, on an exclusivity agreement based on the draft exclusivity agreement previously provided by Fremont Partners.

In the afternoon of July 19, 2006, following the early afternoon meeting of the special committee, SunTrust Robinson Humphrey contacted each of Party A and Party B to inform it that another bidder had submitted a higher bid and that the special committee intended to grant exclusivity to the other bidder. In response to this information, and contrary to its previous indications that it would not increase its price from $22.50, Party B increased its offer to $23.00 per share in cash.

The special committee met again in the afternoon of July 19, 2006, to discuss the revised Party B proposal and the Fremont Partners proposal. The special committee again discussed the risks to closing posed by each of the Party B and Fremont Partners proposals. After discussion, the special committee determined, subject to confirmation of an acceptable position of Party B on the special committee’s preferred definitive transaction agreement terms, to enter into an exclusivity period not to exceed 30 days with Party B. The special committee authorized SunTrust Robinson Humphrey to advise Fremont Partners of the special committee’s decision.

Later in the afternoon of July 19, 2006, following the afternoon meeting of the special committee, SunTrust Robinson Humphrey contacted Fremont Partners to inform it that another bidder had submitted a higher price and that the special committee intended to grant exclusivity to the other bidder. In response to this information, Fremont Partners increased its offer to $23.10 per common share in cash. Separately, a representative of Party B confirmed an acceptable position on each of the preferred definitive transaction agreement terms and indicated that it would shortly provide a form of exclusivity agreement to the special committee.

The special committee met a third time on July 19, 2006 to discuss the revised Fremont Partners proposal and the Party B proposal. The special committee noted that the valuation of the Fremont Partners proposal was only slightly higher than the valuation of the Party B proposal. The special committee then again discussed the respective risks of not completing a transaction posed by the Fremont Partners proposal and the Party B proposal on the terms proposed at that time, and determined to proceed with the Party B proposal.

In the late afternoon of July 19, 2006, the special committee, on behalf of the Company, and Party B entered into an agreement which provided Party B an exclusive period of 30 days to complete due diligence and negotiate definitive transaction agreements. Following execution of the exclusivity agreement with Party B on July 19, 2006, Fremont Partners submitted a revised proposal to the special committee in which Fremont Partners increased its offer to $23.50 per share in cash.

On July 20, 2006, the special committee held a meeting to discuss the revised Fremont Partners proposal. The special committee, with input from its financial and legal advisors, discussed how to proceed with the revised Fremont Partners proposal in light of the exclusivity agreement that had been executed with Party B. Among the options considered were requesting that Party B either increase its price or terminate the exclusivity agreement. The special committee considered the relatively short exclusivity period and the possibility that the exclusivity period could expire without a definitive transaction agreement having been reached. The special committee instructed SunTrust Robinson Humphrey to advise Party B of the higher offer.

From July 21, 2006 throughout the 30-day exclusivity period, representatives of Party B met frequently with various members of management of, and with in-house and outside legal counsel to, the Company to conduct due diligence, both in person at the Company’s Nashville offices and by telephone. During this time, representatives of each of Fremont Partners and Party A contacted members of the Company’s management and representatives of SunTrust Robinson Humphrey to indicate each party’s continued interest in an acquisition of the Company. In each instance, Fremont Partners or Party A acted on its own initiative in making contact and without any solicitation from the special committee, the Company or their respective advisors. Further, in each instance, Fremont Partners or Party A was reminded that the Company had entered into an exclusivity agreement with Party B.

Between July 28, 2006 and August 15, 2006, the special committee held four meetings to discuss issues related to the draft of the merger agreement provided by Party B in early August, 2006, and the status of Party B’s due diligence.

During the period between August 4, 2006 and August 14, 2006, Party B’s legal advisor delivered to Dorsey a draft of the merger agreement and representatives of Dorsey, Party B’s legal counsel, Baker Donelson and the Company’s internal legal personnel reviewed, discussed and negotiated terms of the merger agreement.

On or about August 16, 2006, a representative of Party B contacted SunTrust Robinson Humphrey and indicated that Party B had identified several matters during its due diligence review of the Company. These matters were memorialized in a letter from Party B to the special committee dated August 17, 2006.

On August 16, 2006, the special committee held a meeting, which was also attended by members of the Company’s executive management team, including Messrs. Adair, Harter, Hagely and Wilson, Ms. Jacqueline Adair and Ms. Tammy Adair, and a representative of Baker Donelson. The due diligence-related matters raised by Party B were discussed. After discussion with the financial and legal advisors, the special committee directed that SunTrust Robinson Humphrey work with the Company’s management to formulate a response to Party B.

On August 17, 2006, the special committee held a meeting to discuss in more detail the matters raised by Party B in connection with its due diligence and how to respond to Party B. Representatives of SunTrust Robinson Humphrey advised the special committee that the Company’s management was formulating a response to Party B and that SunTrust Robinson Humphrey would review the response and schedule a meeting with Party B to discuss it. The special committee then discussed the imminent expiration of the exclusivity period with Party B and authorized SunTrust Robinson Humphrey, following the expiration, to contact each of Fremont Partners and Party A to gauge their respective continued interest in pursuing an acquisition of the Company.

At midnight on August 17, 2006, Party B’s exclusivity period expired.

On August 18, 2006, SunTrust Robinson Humphrey provided Party B with the Company’s response to the due diligence matters raised by Party B.

On August 18, 2006, a representative of SunTrust Robinson Humphrey contacted representatives of Party A to gauge Party A’s continued interest in an acquisition of the Company. Party A indicated that it would welcome the opportunity to proceed on an exclusive basis with a transaction valued at $23.00 per share in cash.

On August 18, 2006, a representative of SunTrust Robinson Humphrey contacted representatives of Fremont Partners who reiterated their interest in acquiring the Company in a transaction valued at $23.50 per share in cash. Fremont Partners indicated its desire to enter into an exclusivity agreement with the Company and also requested that the Company enter into an agreement to reimburse Fremont Partners’ expenses in the event that the Company consummated a transaction with another party.

On August 18, 2006, the special committee held a meeting to discuss the Company’s response to Party B and the status of recent discussions with Party A.

On August 20, 2006, Fremont Partners delivered to the special committee a draft merger agreement, a proposed due diligence plan and a draft regulatory approval timeline.

On August 21, 2006, the special committee held a meeting at which the special committee discussed a recent communication from Party B that it was lowering its price to $18.50 per share. The special committee also discussed recent communications with Fremont Partners and considered Fremont Partners’ exclusivity request and proposal for expense reimbursement. After discussion, the special committee authorized SunTrust Robinson Humphrey to contact Fremont Partners and propose that Fremont Partners perform its initial due diligence and confirm its valuation of $23.50 per share. After completion of these items, the special committee would reconsider Fremont Partners’ requests regarding exclusivity and expense reimbursement. The special committee also asked SunTrust Robinson Humphrey and Dorsey to confirm with Fremont Partners’ that its proposal would not require management shareholders to roll-over the Company’s common stock held by them into the acquiring entity.

On August 22, 2006, a representative of Fremont Partners contacted SunTrust Robinson Humphrey and indicated that Fremont Partners would commence initial due diligence without an exclusivity agreement, but that it would require the Company to enter into an exclusivity agreement before engaging outside advisors to assist it with due diligence.

On August 23, 2006, Party B delivered to the special committee a letter stating that, based on the due diligence matters previously identified by it, and notwithstanding the Company’s response to those matters, it was no longer prepared to move forward with an acquisition of the Company at $23.00 per share. The letter reiterated Party B’s earlier communication that it would be prepared to move forward with a transaction valued at $18.50 per share in cash.

Also in mid-August 2006, representatives of Party A contacted Company management, including Mr. Adair, to express Party A’s continued interest in a transaction with the Company.

Between August 22, 2006 and September 5, 2006, the special committee held four meetings to discuss the status of discussions between the Company and each of Fremont Partners and Party A. At the August 30 meeting, the special committee discussed a proposal to circulate a letter to each party, other than Fremont Partners and Party A, that had executed a non-disclosure agreement with the Company. The letter would waive the standstill provisions contained in the non-disclosure agreement. After discussion, the special committee authorized SunTrust Robinson Humphrey to prepare and distribute the waiver letter. SunTrust Robinson Humphrey sent a letter to each party, other than Fremont Partners and Party A, that had executed a non-disclosure agreement with the Company waiving the standstill provision contained in the non-disclosure agreements.

On August 23, 2006, Mr. Rohde contacted Party A’s chief executive officer to discuss Party A’s continued interest in an acquisition of the Company. During this conversation, Mr. Rohde noted the existence of a higher offer.

During the week of August 28, 2006, representatives of Fremont Partners performed on-site due diligence on the Company at the Company’s headquarters in Nashville, Tennessee. During Fremont Partners’ on-site due diligence, representatives of Fremont Partners met with members of the Company’s senior management. Thereafter, from August 28, 2006 through the signing of a definitive merger agreement on December 4, 2006, Fremont Partners conducted ongoing due diligence. During that period, as part of its due diligence, Fremont Partners and its advisors met frequently, both in person and by telephone, with members of Company management and the Company’s in-house and outside legal and financial advisors.

On September 8, 2006, Fremont Partners delivered to the special committee a letter in which it lowered its offer to $21.00 per common share in cash. Fremont Partners’ letter requested that Fremont Partners be granted exclusivity and stated that the proposal would expire at 5:00 p.m., Pacific Time, on September 12, 2006.

On September 9, 2006, the special committee held a meeting to discuss the September 8 letter from Fremont Partners. The special committee also discussed the status of discussions with Party A. The special committee discussed with its financial and legal advisors Fremont Partners’ request for exclusivity. The special committee concluded that, given Party A’s previous oral indication of an offer higher than $21.00 per share, the special committee would not consider Fremont Partners’ request for exclusivity until the special committee had an opportunity to assess Party A’s continued level of interest. The special committee directed SunTrust Robinson Humphrey to contact Party A to gauge Party A’s continued interest in an acquisition of the Company.

On or about September 11, 2006, Mr. Rohde and a representative of SunTrust Robinson Humphrey each contacted Party A’s chief financial officer. During these conversations, Party A’s chief financial officer indicated that Party A remained interested in an acquisition of the Company and that it would need to perform approximately two weeks of due diligence in order to confirm the valuation underlying its prior offer.

On September 11, 2006, the special committee held a meeting to further discuss Fremont Partners’ September 8 letter and receive an update on recent discussions with Party A. The special committee, with input from its financial and legal advisors, again discussed Fremont Partners’ request that it be granted exclusivity. Given Party A’s continued interest in a transaction and Party A’s oral indication of a valuation of $22.25 per common share, the special committee concluded that it would not grant Fremont Partners’ request for exclusivity. The special committee directed SunTrust Robinson Humphrey to inform Fremont Partners that

Fremont Partners would have to increase its offer materially in order for the special committee to proceed on an exclusive basis with Fremont Partners.

On or about September 12, 2006 a representative of Fremont Partners contacted a representative of SunTrust Robinson Humphrey and indicated that Fremont Partners would increase its offer to $21.25 per common share in cash. The Fremont Partners representative noted that $21.25 represented Fremont Partners’ best and final offer.

On September 12, 2006, Fremont Partners sent to the special committee a letter confirming that it had increased its offer to $21.25 per common share in cash. Fremont Partners’ letter reiterated its request that Fremont Partners be granted exclusivity and stated that the proposal would expire at 5:00 p.m., Pacific Time, on September 12, 2006. Also on that day, a representative of Party A’s financial advisor contacted a representative of SunTrust Robinson Humphrey to reiterate Party A’s continued interest in an acquisition of the Company.

On September 12, 2006, the special committee held a meeting to discuss the Fremont Partners September 12 letter and receive an update on discussions with Party A. It was noted that Party A’s last written proposal had indicated a valuation of the Company at $21.60 per common share and that Party A had subsequently orally indicated that it would raise its offer to $22.25 per common share. The special committee discussed at length alternative courses of action, including proceeding on an exclusive basis with Fremont Partners. In considering the Company’s options, the special committee considered the risk that Party A would lower its offer after completing further due diligence and the risk that Fremont Partners would decline to continue in the due diligence process if the special committee did not grant Fremont Partners’ request for exclusivity. However, given Party A’s indications that it was willing to pay a higher price than Fremont Partners, the special committee concluded that the best option was to re-engage in intensive discussions with Party A on a non-exclusive basis and encourage Party A to move quickly to complete due diligence and to confirm its valuation of the Company’s stock. The special committee also agreed that Fremont Partners would be informed that the special committee had concluded that Fremont Partners would be encouraged to continue its ongoing due diligence and the negotiation of definitive transaction documents on a non-exclusive basis.

On September 12, 2006, a representative of SunTrust Robinson Humphrey contacted representatives of each of Fremont Partners and Party A to inform them of the special committee’s determination. Shortly thereafter, Fremont Partners indicated it would continue its due diligence without an exclusivity agreement.

Between September 11, 2006 and September 15, 2006, attorneys from Dorsey, Baker Donelson and the Company’s internal legal staff prepared a form of merger agreement to be delivered to Party A. On September 15, 2006, SunTrust Robinson Humphrey sent Party A a letter outlining the process for submitting a written proposal for the acquisition of the Company. The process letter instructed Party A to deliver its proposal by September 27, 2006. The process letter included the form of merger agreement prepared on behalf of the Company and requested that Party A submit a mark-up of the merger agreement with its written proposal. In the interim, Party A was allowed to conduct its due diligence to confirm its valuation. Party A began conducting that stage of its due diligence the week of September 18, 2006, and its due diligence continued thereafter until the Company entered into a definitive merger agreement on December 4, 2006. Party A’s due diligence included numerous conferences with Company management and senior employees, as well as with the Company’s internal and external financial and legal advisors, both by telephone and at meetings held on site at the Company’s Nashville and Memphis offices.

Between September 13, 2006 and September 21, 2006, the special committee held three meetings to receive updates on the status of discussions with each of Fremont Partners and Party A.

On September 29, 2006, Party A’s chief executive officer contacted Mr. Rohde to discuss Party A’s proposal and indicated that Party A was preparing a term sheet regarding its proposal that Party A expected to deliver to the Company shortly.

On October 2, 2006, Party A delivered to the special committee an indicative offer term sheet for the acquisition of the Company at a price of $20.50 per common share in cash. Party A’s proposal required that Party A be able to terminate the definitive transaction agreement in the event of a decrease in the price of

Party A’s stock of 20% or more. Party A’s proposal also required that a portion of the merger consideration be placed in escrow to cover certain settlement amounts or litigation expenses incurred after closing in connection with the shareholder lawsuits. Party A’s proposal also called for a post-closing adjustment to the purchase price to reflect any differences in the Company’s June 30, 2006 balance sheet and the Company’s balance sheet on the closing date. Party A’s proposal included a request for exclusivity. Party A’s proposal did not include its mark-up of the form of merger agreement as had been requested in the September 15 process letter.

Throughout October 2006, and from time to time thereafter until December 4, 2006, Party A initiated numerous contacts with senior Company management to discuss an indemnity or escrow for the shareholder lawsuits and to conduct further due diligence on the shareholder lawsuits to increase its comfort level concerning that litigation.

On October 2, 2006, the special committee held a meeting to discuss Party A’s indicative offer term sheet. The special committee discussed at length with its financial and legal advisors several aspects of Party A’s proposal, including the walk-away right of Party A triggered by a 20% or greater drop in Party A’s stock price, the proposed escrow of merger consideration and the post-closing purchase price adjustment. The special committee was advised that these provisions were unusual for acquisitions of public companies, and the special committee discussed the risks that would be posed by entering into a definitive agreement containing these provisions. The special committee also received an update from SunTrust Robinson Humphrey on Fremont Partners’ progress on its due diligence and in securing debt financing for an acquisition of the Company. The special committee discussed Party A’s request for exclusivity and concluded that, given the proposed price and unusual and unfavorable terms of Party A’s proposal, it would not grant the request. After discussion, the special committee directed SunTrust Robinson Humphrey to advise Party A of the special committee’s concerns with Party A’s proposal and to request that Party A revise its proposal in response to the special committee’s concerns.

At that October 2 meeting, the special committee also directed Dorsey to work with Baker Donelson and the Company’s internal legal staff to prepare a mark-up of the form of merger agreement previously delivered by Fremont Partners. The Company and its outside counsel revised the merger agreement, and Dorsey delivered it to Fremont Partners’ counsel on October 8, 2006. Negotiation of the merger agreement by management of, and in-house and outside counsel to, the Company and Fremont Partners was conducted intermittently during the period from October 8, 2006 until the signing of that merger agreement on December 4, 2006.

Also on or about October 2, 2006, representatives of Party A’s financial advisor contacted representatives of SunTrust Robinson Humphrey to discuss Party A’s proposal. In these discussions, Party A’s financial advisor indicated that Party A was willing to discuss the deletion of the walk-away right and the escrow from Party A’s proposal. Mr. Rohde engaged in similar discussions with Party A’s chief financial officer. During this conversation, Party A’s chief financial officer indicated that Party A’s proposed valuation of $20.50 per common share represented Party A’s best price.

On October 3, 2006 and October 5, 2006, the special committee held meetings to discuss the status of discussions with each of Fremont Partners and Party A.

On October 9, 2006, Fremont Partners delivered to the special committee a draft plan for the completion of due diligence and negotiation of definitive transaction agreements, a draft commitment letter for the debt financing required to complete an acquisition of the Company and a form of expense reimbursement agreement.

On October 10, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. The special committee also discussed the documents delivered by Fremont Partners the previous day. The special committee discussed the expense reimbursement agreement under which Fremont Partners would be reimbursed for its out-of-pocket expenses in the event that the Company completed a transaction with a party other than Fremont Partners. The special committee noted Fremont Partners’ cooperation in the process to date, despite Fremont Partners’ stated preference that the special committee negotiate with it on an exclusive basis. The special committee also noted that Fremont Partners had demonstrated an understanding of the process and had delivered a reasonable form of merger agreement. The special committee directed Dorsey and SunTrust Robinson Humphrey to develop a counter-proposal to Fremont Partners’ request.

On October 11, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. The special committee discussed the expense reimbursement agreement requested by Fremont Partners. After discussions with its financial and legal advisors, the special committee authorized SunTrust Robinson Humphrey to propose two modifications to Fremont Partners expense reimbursement proposal. First the amount of expenses subject to reimbursement would be capped at $1.5 million. Second, the Company would have no obligation to Fremont Partners for expense reimbursement in the event that the valuation of the Fremont Partners’ proposal was lowered from $21.25 per share.

On October 16, 2006, representatives of Dorsey spoke with Party A’s legal advisors to discuss the form of merger agreement that the special committee had provided to Party A.

On October 16, 2006, representatives of Fremont Partners informed SunTrust Robinson Humphrey that the special committee’s proposals regarding the expense reimbursement agreement were acceptable. Subsequently, Fremont Partners and the special committee, on behalf of the Company, executed the expense reimbursement agreement.

On October 16, 2006, the special committee held a meeting to receive an update on the status of discussions with each of Fremont Partners and Party A. The special committee also engaged an insurance regulatory consultant to advise the special committee on regulatory matters in connection with each of the Fremont Partners and Party A proposals.

On October 23, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A.

On October 24, 2006, representatives of the Company, Fremont Partners and several advisors to Fremont Partners made a presentation to A.M. Best concerning the proposed transaction between the Company and Fremont, to allow evaluation of the impact that such a transaction might have on the A.M. Best ratings of the Company’s insurance subsidiaries.

On October 24, 2006, Party A’s legal advisor delivered to the special committee Party A’s mark-up of the merger agreement that the special committee had supplied to Party A.

On October 27, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. The insurance regulatory consultant engaged by the special committee reported to the committee on the results of his analysis of regulatory issues presented by each of the proposals. His report included a summary of the Company’s regulatory history, the effects that various states’ review process and the upcoming elections might have on the timing of the review of a transaction by state regulatory authorities. He also presented his analysis of each of the proposals, including an analysis of the post-closing capital structure of the Company under each of Fremont Partners’ and Party A’s proposals. He concluded that the regulatory approval process would be manageable under either proposal and that he was of the opinion that neither proposal posed significantly more regulatory risk than the other.

On October 30, 2006, a representative of Dorsey discussed Party A’s mark-up of the merger agreement with Party A’s legal advisors. During this discussion, Dorsey highlighted several areas that were of concern to the special committee.

On October 31, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. The special committee also discussed with Dorsey the mark-up of the merger agreement delivered to the special committee by Party A, and Dorsey reported on the results of its October 30 discussion with Party A’s legal advisor.

On November 2, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. Representatives of Dorsey discussed with the special committee issues raised during recent discussions with Fremont Partners’ legal counsel and proposed resolutions of such issues.

During the week of October 30, 2006, Mr. Rohde and Mr. Adair each discussed with Party A’s chief executive officer that Party A would condition closing any acquisition of the Company on the shareholder lawsuits being settled. Alternatively, Party A would insist that the Adairs personally fund an escrow to indemnify Party A for expenses incurred in settlement or defense of the shareholder lawsuits.

On November 7, 2006, the special committee held a meeting to discuss the status of discussions with each of Fremont Partners and Party A. The special committee discussed in detail Party A’s requirement that the Adairs personally fund an indemnity escrow in connection with the shareholder lawsuits. At the request of the special committee Mr. Adair joined the meeting. Mr. Adair stated that the Adairs would not fund an escrow to support an indemnity for the shareholder lawsuits. The special committee instructed its financial and legal advisors to continue negotiating other aspects of the transaction with Party A, and allowed Party A to continue its due diligence and negotiation of other agreement terms.

On November 9, 2006, on behalf of the Company, Baker Donelson provided Party A with comments to Party A’s mark-up of the merger agreement. Also, Dorsey forwarded to Skadden Arps the Company’s comments on various covenants then under negotiation in the Fremont Partners merger agreement. On November 10, 2006, Dorsey sent to Skadden Arps the Company’s draft disclosure schedule to the Fremont Partners merger agreement. On November 10, 2006, Dorsey and Baker Donelson received revisions to the Party A merger agreement from counsel to Party A. On November 12 and 13, 2006, Dorsey responded to Party A that the revised merger agreement did not address the concerns with Party A’s proposal that Dorsey had raised on behalf of the special committee. On November 14, 2006, Dorsey provided Party A with written comments to the Party A merger agreement, and on November 17, 2006, Baker Donelson provided counsel to Party A a draft of the Company disclosure schedule to the Party A merger agreement. On November 15, 2006, the Company reviewed and commented on Fremont Partners’ revisions to the representations and warranties in the Fremont Partners’ merger agreement. On November 16, 2006, the Company received and commenced review of agreements ancillary to the Fremont Partners’ merger agreement. Thereafter, throughout the remainder of November 2006, and until the definitive merger agreement was signed on December 4, 2006, management of, and legal advisors to, the Company and Fremont Partners engaged in frequent discussions and exchanges of revisions to the merger agreement.

On November 10, 2006, representatives of the Company and Fremont Partners made a presentation to representatives of the lending group that provides the credit facility to finance operations of the Company’s premium finance subsidiaries. The purpose was to discuss the potential impact of the proposed transaction with Fremont Partners under the credit facility terms and explore with the lending group what it would require to consent to such a transaction.

On November 15, 2006, at the direction of the special committee, SunTrust Robinson Humphrey sent letters to Fremont Partners and Party A, requesting that Fremont Partners and Party A submit their final proposals no later than November 20, 2006.

On November 20, 2006, Fremont Partners contacted SunTrust Robinson Humphrey and confirmed that $21.25 was its best and final offer and that it would not increase it offer. Also, Fremont Partners informed the special committee that Texas Pacific Group would be joining as an equity investor in Parent. Also on November 20, 2006, Party A sent a letter to the special committee confirming its continued interest in acquiring the Company for $21.25 per share and including forms of a merger agreement, a voting agreement, a shareholder indemnification agreement and other documents.

Between November 10, 2006 and November 24, 2006, the special committee held seven meetings to discuss developments in discussions with Fremont Partners and Party A. Thereafter, between November 27, 2006 and November 29, 2006, the special committee held daily meetings to discuss developments in discussions with Fremont Partners and Party A.

At the special committee’s November 27 meeting, SunTrust Robinson Humphrey previewed for the special committee a preliminary draft of materials that had been prepared in connection with the preparation of the fairness opinion to be delivered by SunTrust Robinson Humphrey. The presentation contained various analyses that SunTrust Robinson Humphrey had undertaken in connection with the preparation of the fairness opinion. For a description of the analyses employed, see “The Merger — Opinion of Direct General’s Financial Advisor” and Annex B to this proxy statement.

In addition, during the period from November 20, 2006 through December 4, 2006, certain members of management, separate legal counsel for these members of management and Fremont Partners negotiated the terms of arrangements with these members of management that are described elsewhere in this proxy statement.

On November 27, 2006, legal counsel to Fremont Partners and the Company negotiated open issues in the Fremont Partners merger agreement by telephone conference. Also on November 27, 2006, representatives of Party A met in person with Mr. Adair and Ms. Tammy Adair at the Company’s offices in Memphis primarily to discuss the aspects of Party A’s proposal that, if a transaction with Party A were to occur, would potentially require the Adairs to incur personal obligations to Party A.

On November 28, 2006, representatives of and legal advisors to Fremont Partners and the Company negotiated open provisions in the Fremont Partners’ merger agreement and ancillary agreements by telephone conference.

On November 29, 2006, Party A sent a letter to the special committee confirming its continued interest in acquiring the Company and affirming its offer of $21.25 per share. Party A included with the letter revised draft forms of a merger agreement, a shareholder indemnification agreement and other documents. Also on November 29, 2006, the special committee held a meeting at which open issues regarding Fremont Partners’ proposed merger agreement were discussed.

On November 30, 2006, the special committee held a meeting at the Company’s headquarters in Nashville, Tennessee, to discuss the Fremont Partners and Party A proposals. The special committee discussed the letter and form of agreements received from Party A and noted that there continued to be substantial issues with Party A’s proposal that appeared to be irresolvable. The special committee then turned to the Fremont Partners proposal. SunTrust Robinson Humphrey described recent communications with Fremont Partners in which Fremont Partners had confirmed that $21.25 per common share was its best and final offer. Dorsey discussed with the special committee the open issues relating to Fremont Partners’ proposed merger agreement, and the special committee determined that these issues presented an unacceptable risk to closing. After discussion, the special committee concluded that it was not prepared to make a recommendation that the Company’s board of directors adopt the merger agreement proposed by Fremont Partners.

On November 30, 2006, immediately following the meeting of the special committee, the Company’s board of directors held a meeting at the Company’s headquarters. Representatives of SunTrust Robinson Humphrey, Dorsey and Baker Donelson participated in the meeting. The board was advised that the special committee did not have a recommendation at that time. The Company’s board discussed the open issues in the merger agreement proposed by Fremont Partners. SunTrust Robinson Humphrey presented a preliminary draft of the presentation it had prepared in connection with the potential delivery of its fairness opinion. The Company’s board of directors instructed management and legal counsel to continue discussions with Fremont Partners in an effort to resolve the outstanding open issues.

On December 1, 2006, Mr. Rohde spoke with Party A’s chief financial officer to discuss the remaining open issues with Party A’s recent proposal. Party A’s chief financial officer confirmed that it would not agree to modify its requirements concerning an indemnification escrow and resolution of the shareholder lawsuits.

On December 1, 2006, the special committee held a meeting to discuss the status of discussions with each of Party A and Fremont Partners. SunTrust Robinson Humphrey reported that there had been no change in Party A’s position regarding the other issues. SunTrust Robinson Humphrey and representatives of Dorsey reported to the special committee the progress made in negotiating the open issues in the Fremont Partners’ proposed merger agreement.

On December 2, 2006, Mr. Rohde spoke with Party A’s chief executive officer. Party A’s chief executive officer confirmed that Party A would not raise its offer nor would it drop its requirements regarding the shareholder lawsuits. Also, a representative of Fremont Partners again confirmed that Fremont Partners would not raise its price from $21.25 per common share in cash.

On December 2, 2006, the special committee held a meeting to discuss the status of the Fremont Partners proposal. Representatives of Dorsey briefed the special committee on recent developments in negotiating the final issues in the definitive transaction agreements. The special committee then discussed the valuation of the Fremont Partners proposal. The special committee noted the absence of a higher offer despite a rigorous process to solicit alternative proposals. The special committee also noted that Fremont Partners had on multiple occasions rejected the special committee’s request that Fremont Partners improve its offer. SunTrust Robinson Humphrey then updated the special committee on the presentation that it had prepared in connection with the preparation of its fairness opinion. After fielding questions from the special committee, SunTrust Robinson Humphrey advised that it was prepared to deliver to the special committee and the Company’s board of directors its oral opinion that, as of that date and subject to the factors and assumptions to be set forth in its written opinion, a price of $21.25 per share in cash to be received by the holders of common shares pursuant to the merger agreement was fair, from a financial point of view, to the holders of the Company’s common stock other than the continuing investors. Following additional discussion and deliberation, the special committee resolved by unanimous vote to recommend that the Company’s board of directors adopt the merger agreement, and approve the merger and other transactions contemplated by the merger agreement and recommend that the Company’s shareholders vote to approve the merger agreement.

On December 4, 2006, a meeting of the Company’s board of directors was held by teleconference. Representatives of SunTrust Robinson Humphrey, Dorsey and Baker Donelson participated in the meeting. The board was advised that the purpose of the meeting was to consider the special committee recommendation of a transaction whereby the Company would be acquired by merger with an entity to be owned by Fremont Partners and Texas Pacific Group, pursuant to which each of the holders of the Company’s common shares would receive a price of $21.25 per share in cash and to consider definitive approval of the transaction. The Company’s legal advisors advised the board as to its fiduciary duties under the circumstances. SunTrust Robinson Humphrey then reviewed the financial terms of the Fremont Partners proposal and the status of the Company’s process involving Party A. Following discussion, it was the consensus of the board that $21.25 per common share was a fair price, that Party A’s proposal continued to contain serious impediments to consummation, that Party A would not be able to enter into a definitive agreement within the near future, that there was a significant risk of losing the Fremont Partners and Texas Pacific Group offer if the process were to be delayed, and that the Company’s relatively low termination fee would not preclude another bidder from making a superior offer in the manner to be permitted by the merger agreement. SunTrust Robinson Humphrey then delivered its oral opinion that, as of that date and subject to the factors and assumptions to be set forth in its written opinion, a price of $21.25 per share in cash to be received by the holders of common shares pursuant to the merger agreement was fair, from a financial point of view, to the holders of the Company’s common stock other than the continuing investors (see “The Merger — Opinion of Direct General’s Financial Advisor” and Annex B to this proxy statement). Baker Donelson then reviewed with the board the terms of the proposed definitive merger agreement and ancillary documents, including the resolution of several open issues in the merger agreement, in particular with respect to closing conditions, Parent’s agreement to pay to the Company a termination fee of $13.0 million as liquidated damages if the failure to close the merger was due to Parent’s inability to finance the transaction and the agreement of Fremont Partners and Texas Pacific Group to guarantee Parent’s obligation to pay the termination fee. Following additional discussion and deliberation, the board of directors adopted, by unanimous vote, the merger agreement, and approved the merger and other transactions contemplated by the merger agreement and recommended that the Company’s shareholders vote to approve the merger agreement.

Thereafter, Skadden Arps, Dorsey, Baker Donelson and the Company’s in-house counsel finalized the merger agreement and ancillary documents and SunTrust Robinson Humphrey delivered its written fairness opinion as described at the December 4 board meeting. Thereafter, the Company, Parent and Sub finalized and executed the merger agreement and ancillary documents, and the Company and Fremont Partners issued press releases announcing the transaction prior to the opening of trading on December 5, 2006.

Reasons for the Merger

     The Special Committee

In reaching its decision to recommend that our board of directors approve the merger and the other transactions contemplated by the merger agreement and the limited guarantee, and that our board of directors authorize the Company to enter into the merger agreement and the limited guarantee, and recommending that our shareholders vote to approve the merger agreement, the special committee, in consultation with its financial and legal advisors, considered a number of potentially positive factors, including the following material factors:

•	the current and historical market prices of our common shares, and the fact that the $21.25 per share to be paid for each common share in the merger represents a premium of approximately 29% over the closing price of the Company’s common stock on December 4, 2006 and a premium of approximately 39% over the average closing price for the last 30 trading days ending on December 4, 2006;

•	the possible strategic alternatives to the sale of the Company, including continuing to operate on a stand-alone basis at a time when the industry in which it operates is under significant, long-term competitive pressures, is subject to complex and multi-jurisdictional regulation and is under intense regulatory scrutiny for sales and agent/broker compensation practices;

•	the risks associated with such strategic alternatives (including the risk associated with our ability to meet our projections for the future results of our operations), compared with the opportunity for our shareholders to realize in cash a fair value as contemplated by the merger agreement;

•	as part of the sale process conducted by the special committee and SunTrust Robinson Humphrey, more than 30 potential strategic and financial buyers were contacted based on a judgment as to the likelihood that they might be interested in purchasing the Company;

•	as part of the sale process conducted by the special committee and SunTrust Robinson Humphrey, two strategic bidders and Fremont Partners completed full due diligence and engaged in substantive negotiation with the special committee and its financial and legal advisors on a definitive agreement;

•	the only proposals with prices in excess of $21.25 per common share submitted by bidders during the sale process were subsequently withdrawn or modified by the respective bidder to materially lower the desirability of such proposals;

•	the price agreed to by Fremont Partners and Texas Pacific Group is equal to the highest price that any party formally proposed in the sale process that was not subsequently withdrawn or lowered to a price below $21.25 per common share;

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s shareholders to immediately realize a fair value, in cash, for their investment and will provide our shareholders certainty of value for their shares;

•	continuing or expanding the sale process would subject the Company to the risk that Fremont Partners and Texas Pacific Group would terminate negotiations and withdraw their offer;

•	the financial analyses of SunTrust Robinson Humphrey and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the price of $21.25 per share in cash to be received by the holders of our common shares other than the continuing investors pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger — Opinion of Direct General’s Financial Advisor” and Annex B to this proxy statement);

•	the terms of the merger agreement and the related agreements, including:

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability and the ability of the board to change the recommendation in favor of the merger and to terminate the merger agreement in the exercise of our board’s fiduciary duties, including in order to accept a financially superior proposal, subject to paying Parent a $13.0 million termination fee (which amount the special committee and the board of directors considers to be relatively low and not preclusive);

•	although the merger agreement is conditioned on the availability of debt financing to the Parent, the debt financing commitment letters contain limited conditions, and Fremont Partners and Texas Pacific Group are obligated to use their reasonable best efforts to obtain the debt financing;

•	the obligation of Parent to pay us $13.0 million, if we elect to terminate the merger agreement for its failure to obtain the required debt financing or its breach of its covenants in the merger agreement to use reasonable best efforts to obtain the debt financing; and

•	the limited guarantees of Parent’s obligations under the merger agreement provided by funds of Fremont Partners and Texas Pacific Group.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger agreement, the limited guarantee and the related documents including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to our shareholders:

•	the fact that the special committee is comprised solely of independent and disinterested directors who are not the Company’s employees and who have no financial interest in the merger that is different from that of our shareholders;

•	the fact that the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement;

•	the fact that the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and Fremont Partners and Texas Pacific Group and their respective advisors, on the other hand; and

•	the fact that the special committee retained and received advice from its own independent legal counsel, financial advisor and insurance regulatory consultant in evaluating, negotiating and recommending the terms of the merger agreement.

The special committee also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the risk that the merger might not be completed, including as a result of a failure by Parent to obtain its debt financing or obtain necessary approvals from applicable insurance regulatory bodies;

•	the fact that our common shareholders will not participate in any future earnings or growth of the Company;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders that are U.S. persons for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or freely engage in discussions or negotiations with a third party regarding other proposals and the requirement that we pay Parent a $13.0 million termination fee if our board of directors changes its recommendation or accepts a superior proposal;

•	our recourse against the funds of Fremont Partners and Texas Pacific Group for breaches of the merger agreement is generally capped at $13.0 million and we cannot seek specific performance to require Parent and Sub to close even if all conditions to closing are satisfied;

•	the contractual restrictions on the conduct of our business prior to the merger, requiring it to operate in the ordinary course, subject to specific limits, and thereby possibly forgo attractive business opportunities; and

•	the possibility of disruption to our operations associated with the merger, including the diversion of management and employee attention and possible employee attrition, and the resulting effect thereof on us if the merger does not close.

During its consideration of the transaction with the Fremont Partners, the special committee was also aware that certain of our directors and our executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the special committee determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, the special committee determined that the merger agreement is advisable and that the terms of the merger and the other transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and our shareholders. The special committee recommended that the board of directors adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement and that the board of directors recommend that our shareholders vote to approve the merger agreement at the special meeting.

The special committee did not assign relative weights to the above factors or the other factors considered by it. In addition, the special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the special committee may have given different weights to different factors.

     Our Board of Directors

Our board of directors, acting in large part upon the unanimous recommendation of the special committee, and after careful deliberation, at a meeting described above on December 4, 2006, by unanimous vote (i) determined that the merger, the merger agreement and the transactions contemplated thereby, are advisable, fair to and in the best interests of the Company and the Company’s shareholders; (ii) adopted the merger agreement and approved the transactions contemplated thereby and (iii) recommended that our shareholders approve the merger agreement. In reaching these determinations, our board considered (i) the financial presentation of SunTrust Robinson Humphrey that was prepared for the special committee and which was delivered to the board of directors at the request of the special committee, as well as the fact that the special committee and the board of directors received an opinion delivered by SunTrust Robinson Humphrey as to the fairness, from a financial point of view, to our shareholders, other than the continuing investors, of the merger consideration to be received by such shareholders in the merger and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. Our board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual board members may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration and upon unanimous recommendation of the special committee, our board of directors unanimously:

•	approved the acquisition of Direct General by Elara Holdings, Inc. on the terms and subject to the conditions set forth in the merger agreement;

•	adopted the merger agreement and approved the transactions contemplated thereby; and

•	determined that the merger and the terms of the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Direct General and our shareholders, and unanimously recommends that our shareholders approve the merger agreement and each of the transactions contemplated thereby, including the merger.

Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger at the special meeting.

Opinion of Direct General’s Financial Advisor

The special committee of the board of directors retained SunTrust Robinson Humphrey to act as its financial advisor in connection with the merger. In connection with SunTrust Robinson Humphrey’s engagement, the special committee requested that SunTrust Robinson Humphrey evaluate the fairness of the merger consideration, from a financial point of view, to Direct General’s shareholders other than affiliates of Parent or the continuing investors. On December 4, 2006, the special committee and the board of directors met to review the proposed merger and the terms of the proposed merger agreement. During this meeting, SunTrust Robinson Humphrey reviewed with the special committee and the board of directors certain financial analyses, as described below, and rendered its oral opinion to the special committee and the board of directors, which was subsequently confirmed in writing, that, as of December 4, 2006, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to Direct General’s shareholders other than affiliates of Parent or the continuing investors. In addition, the special committee requested and received a bring down opinion as of the date of this proxy statement.

The full text of SunTrust Robinson Humphrey’s opinion, dated December 4, 2006, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. Holders of Direct General common stock are encouraged to read this opinion carefully in its entirety. SunTrust Robinson Humphrey’s opinion was provided to the special committee and the board of directors in connection with its evaluation of the merger consideration to Direct General’s shareholders (other than affiliates of Parent or the continuing investors). It does not address any other aspect of the proposed merger, relates only to the fairness, from a financial point of view, of the merger consideration and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The following is a summary of the SunTrust Robinson Humphrey opinion and is qualified by reference to the full text of the opinion attached as Annex B, which you are encouraged to read in its entirety.

In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed the December 4, 2006 form of the merger agreement and certain related documents;

•	reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of Direct General, including certain publicly available financial forecasts and estimates;

•	reviewed internal financial and operating information and forecasts with respect to the business, operations and prospects of Direct General furnished to SunTrust Robinson Humphrey by Direct General that is not publicly available;

•	discussed the business, operations, assets, present condition and future prospects of Direct General with the management of Direct General and undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate;

•	reviewed the reported prices and trading activity of Direct General’s common stock, and compared those prices and activity with other publicly traded companies which SunTrust Robinson Humphrey deemed relevant;

•	compared the historical financial results and present financial condition of Direct General with those of other publicly traded companies which SunTrust Robinson Humphrey deemed relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other recent transactions which SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed historical data relating to percentage premiums paid in recent acquisitions of selected publicly traded companies; and

•	reviewed other financial statistics and undertook such other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by SunTrust Robinson Humphrey. With respect to the financial forecasts of Direct General provided to or discussed with SunTrust Robinson Humphrey, SunTrust Robinson Humphrey assumed, without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Direct General as to the future financial performance of Direct General. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Direct General and did not make or obtain any evaluations or appraisals of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), contingent or otherwise, of Direct General. SunTrust Robinson Humphrey was not furnished with any actuarial analyses or reports, except for certain analyses and reports prepared by Direct General’s actuarial advisors. SunTrust Robinson Humphrey is not an actuarial firm and its services did not include actuarial determinations or evaluations or an attempt to evaluate any actuarial assumptions. In that regard, SunTrust Robinson Humphrey made no analysis of, and expressed no opinion as to, the adequacy of Direct General’s losses and loss adjustment expense reserves. SunTrust Robinson Humphrey also assumed that the merger would be consummated in accordance with the terms of the merger agreement and related agreements. SunTrust Robinson Humphrey’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 4, 2006. SunTrust Robinson Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of Direct General. Developments occurring after December 4, 2006 may affect SunTrust Robinson Humphrey’s opinion, and SunTrust Robinson Humphrey did not assume any obligation to update or revise its opinion, other than in connection with the issuance of its bring down opinion on February 2, 2007.

The special committee retained SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion in connection with the merger. The special committee selected SunTrust Robinson Humphrey based on SunTrust Robinson Humphrey’s qualifications, expertise and reputation. SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. SunTrust Robinson Humphrey and its affiliates, including SunTrust Banks, Inc., in the future may provide investment banking and other financial services to Direct General. In the ordinary course of SunTrust Robinson Humphrey’s trading and brokerage business, SunTrust Robinson Humphrey or its affiliates actively trade in the equity securities of Direct General for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities. SunTrust Robinson Humphrey provided brokerage services to Direct General in connection with its 2005 stock repurchase program. During the past two years, SunTrust Robinson Humphrey has not provided financial advisory and financing services to Direct General or its affiliates other than with respect to the services rendered in connection with the proposed merger.

Under the terms of its engagement letter entered into with the special committee, SunTrust Robinson Humphrey will receive a fee of $500,000 in connection with the delivery of its fairness opinion, which is not contingent on the consummation of the merger. SunTrust Robinson Humphrey is entitled to an additional fee of $410,000 contingent upon the consummation of the merger at the current price. SunTrust Robinson Humphrey would also earn additional compensation, subject to a maximum amount, if the merger is consummated at a price higher than the current merger price. SunTrust Robinson Humphrey will also receive a performance payment of $250,000, payable at the closing of the merger. In addition, SunTrust Robinson Humphrey received a bring down opinion fee of $250,000. Direct General has also agreed to reimburse SunTrust Robinson Humphrey for out-of-pocket fees and expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify SunTrust Robinson Humphrey and related parties against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

     Financial Analyses

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which is described below. The summary of the analyses described below is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, SunTrust Robinson Humphrey made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. SunTrust Robinson Humphrey arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Direct General, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Direct General. No company, transaction or business used in SunTrust Robinson Humphrey’s analyses as a comparison is identical to Direct General, its business or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of SunTrust Robinson Humphrey and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The merger consideration was determined through arm’s-length negotiations between the special committee and Fremont Partners and Texas Pacific Group and was recommended by the special committee for approval by Direct General’s board of directors and was approved by the board of directors. SunTrust Robinson Humphrey provided advice to the special committee. SunTrust Robinson Humphrey did not recommend any specific merger consideration to the special committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger. The opinions and financial analyses of SunTrust Robinson Humphrey were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, the board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying the opinion of SunTrust Robinson Humphrey, the material substance of which were reviewed with the special committee on December 4, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand SunTrust Robinson Humphrey’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of SunTrust Robinson Humphrey’s financial analyses.

Analysis of Transaction Price

SunTrust Robinson Humphrey analyzed the value of the consideration of $21.25 per share to be received pursuant to the merger agreement based on the premium to Direct General’s historical stock prices, including Direct General’s 52-week high and low closing stock price, and Direct General’s average stock price for the 10-day, 20-day and 30-day trading periods preceding December 5, 2006, the assumed announcement date of the merger. The results of this analysis are summarized below.

Metric	Statistic	Premium[1]

52-week High Closing Price	$18.79	13.09%
52-week Low Closing Price	11.51	84.62
Average Price[2]:
One Day	$16.51	28.71%
10 Days	16.23	30.92
20 Days	16.01	32.73
30 Days	15.26	39.22

[1]	Premiums based on the merger price of $21.25 per share.

[2]	Assumes announcement date of December 5, 2006.

Market Analysis of Selected Publicly Traded Reference Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Direct General with other selected publicly traded reference companies that possess characteristics similar to Direct General’s with respect to industry of operation, product profile, size or financial results. These companies are:

• Affirmative Insurance Holdings, Inc. (AFFM)
• Bristol West Holdings, Inc. (BRW)
• First Acceptance Corporation (FAC)
• Infinity Property and Casualty Corporation (IPCC)
• Kingsway Financial Services Inc. (KFS)
• Mercury General Corporation (MCY)
• Progressive Corporation (PGR)
• State Auto Financial Corporation (STFC)
• 21st Century Insurance Group (TW)

For the selected publicly traded companies, SunTrust Robinson Humphrey analyzed, among other things, equity value (or market capitalization) as a multiple of: total shareholders equity and total shareholders equity adjusted to exclude the impact of unrealized gains and losses on securities, which SunTrust Robinson Humphrey refers to as book value and book value (excl. FAS-115), respectively. SunTrust Robinson Humphrey also compared stock price as a multiple of last twelve months, which SunTrust Robinson Humphrey refers to as LTM, projected 2006 and projected 2007 operating earnings per share, which is calculated by adjusting earnings per share to exclude the net gain or loss on investment securities. All multiples were based on closing stock prices as of December 4, 2006. Historical results were based on financial information available in public filings. Projected operating earnings per share (EPS) estimates were based on research reports and consensus estimates provided by FactSet Research Systems Inc. or Thomson Financial. FactSet Research Systems Inc. and Thomson Financial are publishers of compilations of information including estimates of projected financial performance for publicly traded companies produced by equity research analysts at investment banking firms. The following table sets forth the median multiples indicated by the market analysis of selected publicly traded reference companies:

	Average of
	Selected Reference
	Companies

Equity Value to:
Book Value	1.63	x
Book Value (Excl. FAS-115)	1.70
Price to:
LTM Operating Earnings	12.5	x
2006E Operating Earnings	12.0
2007E Operating Earnings	10.9

Based upon the multiples derived from this analysis, Direct General’s historical results and estimates of Direct General’s projected results provided by Direct General, SunTrust Robinson Humphrey calculated a range of implied equity values for Direct General between $17.22 and $22.19 per share, with an average equity value of $19.43 per share.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly traded reference companies was identical to Direct General and that, accordingly, the analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly traded reference companies.

Analysis of Selected Merger and Acquisition Reference Transactions

SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 19 selected completed and pending mergers and acquisitions in the insurance sector since November 1996 that SunTrust Robinson Humphrey deemed relevant.

For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, equity value as a multiple of last twelve months net income, which SunTrust Robinson Humphrey refers to as LTM net income and total shareholders equity, which SunTrust Robinson Humphrey refers to as book value. LTM net income and book value values were based on historical financial information available in public filings or other publicly available information sources. The following table sets forth the multiples indicated by this analysis:

	Average of
	Reference
	Transactions

Equity Value to:
LTM Net Income	11.0	x
Book Value	1.68

Based upon the multiples derived from this analysis, Direct General’s historical results, SunTrust Robinson Humphrey calculated a range of implied equity values for Direct General between $16.43 and $21.39 per share, with an average equity value of $18.91 per share.

SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition reference transactions is identical to the merger. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis

SunTrust Robinson Humphrey performed a discounted cash flow analysis of Direct General based upon projections provided by Direct General for the fiscal years ending December 31, 2007 through 2011 to estimate the net present equity value per share of Direct General. SunTrust Robinson Humphrey calculated a range of net present values for Direct General based on its free cash flow (net income adjusted to exclude interest expense from Direct General’s trust debentures minus capital expenditures and estimated increases to Direct General’s insurance subsidiaries capital) over the projected time period using a weighted average cost of capital for Direct General ranging between 14.0% and 16.0%, based on Direct General’s weighted-average cost of capital of 15.0% calculated by SunTrust Robinson Humphrey, and terminal value multiples of 2011E net income ranging from 10.5x to 11.5x, based on the foregoing analysis of selected merger and acquisition reference transactions. The analysis indicated the following per share equity valuations of Direct General:

	Implied Equity Value per Share
Discount Rate	10.5x	11.0x	11.5x

14.0%	$20.22	$20.82	$21.43
15.0%	19.52	20.10	20.69
16.0%	18.86	19.42	19.98

Premiums Paid Analysis

SunTrust Robinson Humphrey analyzed the transaction premiums paid in all merger and acquisition transactions of publicly traded companies with deal values between $200 million and $700 million, announced since June 30, 2006, based on the target company’s stock price one day, five days and 30 days prior to public announcement of the transaction. Additionally, SunTrust Robinson Humphrey analyzed the transaction premiums paid in all transactions of publicly traded companies in the financial services sector with transaction values between $200 million and $700 million, announced since December 4, 2005, based on the target company’s stock price one day, five days and 30 days prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

	Premium Paid
	Prior to Announcement
	1 Day	5 Days	30 Days

Average Premium for All Transactions	16.14%	17.76%	23.88%
Average Premium for Transactions in the Financial Services Sector	15.51%	18.05%	21.12%

Based upon the premiums paid for all transactions analysis and an announcement date of December 5, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Direct General between $16.72 and $19.18 per share with an average implied equity value of $18.18 per share. Based upon the premiums paid for all transactions in the financial services sector analysis and an announcement date of December 5, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Direct General between $16.35 and $19.07 per share with an average implied equity value of $18.04 per share.

Summary Valuation Analysis

The following table sets forth a summary of the values indicated by SunTrust Robinson Humphrey’s analyses:

	Low	Average	High

Market Analysis of Selected Publicly Traded Reference Companies:	$17.22	$19.43	$22.19
Analysis of Selected Merger and Acquisition Reference Transactions:	$16.43	$18.91	$21.39
Discounted Cash Flow Analysis:	$18.86	$20.10	$21.43
Premiums Paid Analysis:
All Transactions since 6/30/2006	$16.72	$18.18	$19.18
Financial Services Transactions since 12/04/2005	$16.35	$18.04	$19.07

Other Factors and Analyses

SunTrust Robinson Humphrey took into consideration various other factors and analyses, including historical market prices and trading volumes for Direct General’s common stock, movements in the common stock of selected publicly traded companies, movements in the S&P 500 Index and the S&P 500-P&C Insurance Index and an analysis of the weighted average cost of capital of Direct General.

Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Direct General and Parent plan to file notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on a date sufficient to allow expiration or termination of the applicable waiting period prior to closing. At any time before or after completion of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Direct General or Parent. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Direct General or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and Parent believe that the merger can be effected in compliance with federal and state antitrust laws. Under the terms of the merger agreement, however, Parent is not required to consummate the merger if there is any pending or threatened governmental action seeking to (i) prohibit or limit the operation or ownership by Direct General or Parent of any portion of its business or assets, (ii) compel Direct General or Parent to divest or hold separate any portion of its business or assets or (iii) impose any obligations on Direct General or Parent to maintain facilities, operations, places of business, employment levels, products or businesses. We cannot assure you that the merger agreement would not be terminated if Direct General or Parent were required to comply with any of the foregoing. See “The Merger Agreement — Efforts to Complete the Merger.”

Insurance, Premium Finance and Other Regulatory Approvals

The insurance laws and regulations of all the states in which we operate generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, the necessary applications have been or will be made with the insurance commissioners of Arkansas, Florida, Georgia, Louisiana, Mississippi, South Carolina, and Tennessee, the domiciliary (or “commercially domiciliary” in the case of Florida) states of Direct General’s insurance company subsidiaries. In addition, the insurance laws and regulations of Texas require the filing of a pre-acquisition notice and the expiration or termination of a waiting period prior to an acquiring company’s acquisition of an entity licensed to do business in Texas as an insurance agency. In connection with this requirement, the necessary filing has been or will be made with the insurance commissioner of Texas.

Our subsidiaries that carry out premium finance operations must obtain approval from or otherwise notify the regulators of the premium finance business in certain U.S. states of a change in control. In connection with that process, the necessary applications or notices have been or will be filed with the appropriate regulatory authorities in Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas.

In addition, the applicable regulators in certain states in which we conduct our “payday loan” operations require that certain filings be made. Such notices and requests for approvals have been filed in Florida, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee. The applicable regulators of our “payday loan” operations have significant authority in regulating and conditioning the continuation of such business upon the occurrence of a change in control.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us.

Other than the filings described above, we are not aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If we discover that other approvals or waiting periods are necessary, we will seek to obtain or comply with them. If any additional approval or action is needed, however, we may not be able to obtain it, as is also the case with respect to the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by our shareholders, conditions may be placed on any such approval that could cause either Parent or us to abandon the merger.

Financing of the Merger

The merger is being financed by equity, debt, and the issuance of trust preferred securities. The total merger consideration needed to pay our shareholders if the merger is completed is approximately $433,600,000. The financing methods described are not binding upon us if the merger agreement is not approved by our shareholders. Parent has received commitments for financing for up to approximately $479,565,000, including:

•	Equity Commitments. A commitment from each of Fremont Investors X L.L.C., Fremont Partners III, L.P., Fremont Partners III Side-by-Side, L.P., each an affiliate of Fremont Partners, and TPG Partners V, L.P., an affiliate of Texas Pacific Group, to purchase a portion of the equity of Parent for an aggregate amount of $356,800,000, solely for the purpose of funding the merger consideration. Funding will occur simultaneously with, and is conditioned on, the closing of the merger. Each of the equity commitments will terminate upon the termination of the merger agreement or if the Company or any of our affiliates assert any claim under any limited guarantee of any guarantor. Each party that delivered an equity commitment letter may assign its obligations to one or more persons.

•	Trust Preferred Notes. A commitment from Cohen & Company to arrange the placement of trust preferred notes in the aggregate amount equal to $30,000,000. The closing of the trust preferred offering is conditioned upon receipt of the necessary regulatory approvals, approval of the merger agreement by our shareholders, and completion of the merger. The trust preferred notes will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

•	Senior Secured Credit Commitments. A commitment from Bear, Stearns & Co. Inc., which will act as exclusive advisor, sole lead arranger and sole bookrunner for $95,000,000 senior secured credit facilities, comprised of approximately $75,000,000 under a term loan and a $20,000,000 revolving credit facility, which will be provided by Bear Stearns Corporate Lending Inc. The facility may be syndicated to a group of financial institutions. The senior secured credit facilities commitments expire on June 30, 2007. The documentation governing the senior credit facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letters and the merger agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, Parent must use its reasonable best efforts to arrange to obtain any such portion from alternative sources; provided, that Parent shall not be required to obtain the debt financing, giving effect to the portion obtained from alternative sources, (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the debt financing contemplated by the debt commitment letters (taking into account any market flex provisions thereof).

Conditions Precedent to the Senior Secured Credit Facilities.  The availability of the senior secured credit facilities are subject, among other things, to satisfaction that there shall not have occurred any “Material Adverse Effect” (as defined in the merger agreement), consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers by Parent that are materially adverse to the lenders under the senior credit facilities without the consent of Bear Stearns Corporate Lending Inc., as administrative agent), payment of required fees and expenses and the negotiation, execution and delivery of definitive documentation.

General.  The borrower under the senior secured credit facilities will be Sub initially, and the Company, upon consummation of the merger (the “Borrower”). The senior secured credit facilities will be comprised of a $75 million term loan facility with a term of seven years and a $20 million revolving loan facility with a term of five years. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in dollars. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated. The senior secured credit facilities will permit the Borrower to add one or more incremental term loan facilities and/or increase commitments under the revolving loan facility in an aggregate amount up to $20 million.

Interest Rate and Fees.  Loans under the senior secured credit facilities are expected to bear interest, at the Borrower’s option, at a rate equal to the London interbank offer rate or base rate, in each case plus a spread. In addition, the Borrower will pay customary commitment fees and letter of credit fees under the senior secured credit facilities.

Prepayments and Amortization.  The Borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and will be required to make mandatory prepayments of term loans under certain circumstances. The term loans are expected to be repaid in equal quarterly installments, commencing with the first quarter end to occur after the closing of the senior secured credit facilities, in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.

Guarantors.  All obligations under the senior secured credit facilities will be unconditionally guaranteed by Parent and each of the existing and future domestic subsidiaries of Parent (other than Borrower, any subsidiary of Borrower that is an insurance company and which is prohibited from providing a guarantee under applicable regulations, and certain immaterial subsidiaries to be agreed upon).

Security.  The obligations of the Borrower and the guarantors under the senior secured credit facilities and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) directly held by the Borrower or any guarantor and substantially all present and future assets of Parent, the Borrower and each subsidiary guarantor excluding vehicles and owned leased real property and subject to customary intercreditor arrangements, with an exception to allow security interests in respect of accounts receivable, among other things, under an existing facility of the Company which shall remain outstanding upon consummation of the merger.

Other Terms.  The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured facilities will also include customary events of defaults, including a change of control to be defined.

Limited Guarantees of Certain of Parent’s Obligations

In connection with the merger, we entered into a limited guarantee with the guarantors. Each of the guarantors has agreed to irrevocably and unconditionally guarantee, severally and not jointly, a portion of Parent’s obligation in the event that the merger agreement is terminated and Parent is obligated to pay a termination fee, as further explained in “The Merger Agreement — Termination Fees.” In the event that Parent is obligated to pay a termination fee, the guarantors have each guaranteed such guarantor’s pro rata portion of such obligation, such that the aggregate amount guaranteed by all guarantors shall be an amount up to $13.0 million. Each guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent or in a manner such that neither Parent nor Sub would have payment obligations thereunder, (iii) three months after the termination of the Merger Agreement in accordance with its terms, and (iv) December 4, 2008. Each guarantee will also immediately terminate in the event that Direct General or any of our subsidiaries challenges in any litigation, among other things, the validity of the limitations upon such guarantee and the liability of such guarantor thereunder. Other than for fraud in the inducement, each limited guarantee is the Company’s sole recourse against the respective guarantor.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of United States federal income tax consequences of the merger to U.S. shareholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise, or the acceleration of vesting and cashing out, of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion also does not address the tax consequences to any shareholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The exchange of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes and may be subject to tax under applicable state, local and other tax laws. In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between $21.25 and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a shareholder is entitled under the merger agreement, unless the shareholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult its tax advisor regarding the applicability of the rules discussed above to it and the particular tax effects to it of the merger, including shareholders subject to special rules (such as foreign persons, employees, insurance companies, etc.), as well as the application of state, local and foreign tax laws.

Interests of Directors and Executive Officers in the Merger

Certain members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our shareholders generally. The members of our board of directors were aware of these interests and considered them at the time they adopted the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to approve the merger agreement.

Stock Options.  Upon consummation of the merger, all stock options held by our directors and executive officers (other than certain options held by certain members of management) will vest, and all vested and unexercised stock options will generally be cashed out in an amount equal to the excess (if any) of $21.25 over the option exercise price. Certain of our executive officers (such officers, together with such other employees who are permitted to invest in the Parent, are sometimes referred to herein collectively as the “continuing investors”) have also made commitments to rollover certain of their options into options to purchase common stock of Parent. Parent may also grant new stock options to certain of the continuing investors to purchase common stock of Parent.

The following table summarizes the vested and unvested options with exercises prices of less than $21.25 per share held by our executive officers as of December 29, 2006 that will be accelerated, vested and cancelled in exchange for the cash consideration pursuant to the merger agreement. Our non-employee directors do not hold any options.

			Options That Will Vest as a
	Vested Options		Result of the Merger		Totals
		Payment (Net		Payment (Net		Total Payment
		of per Share		of per Share		(Net of per Share
Name	Shares	Exercise Price)	Shares	Exercise Price)	Total Shares	Exercise Price)

Executive Officers:
William C. Adair, Jr.	180,000	$45,000	120,000	$30,000	300,000	$75,000
Jacqueline C. Adair	144,000	$36,000	96,000	$24,000	240,000	$60,000
William J. Harter	24,000	$445,000	0	$0	24,000	$445,000
Ronald F. Wilson	12,000	$3,000	12,000	$3,000	24,000	$6,000

Resignation and Restrictive Covenants Agreements.  William C. Adair, Jr., our Chairman and Chief Executive Officer, and Jacqueline C. Adair, one of our directors and our Executive Vice President and Chief Operating Officer, have entered into resignation and restrictive covenants agreements that will become effective upon the consummation of the merger, pursuant to which both Mr. Adair’s and Ms. Jacqueline

Adair’s employment will terminate upon consummation of the merger. Mr. Adair will, however, remain a member of our board of directors following consummation of the merger. Pursuant to Mr. Adair’s resignation and restrictive covenants agreement, upon termination of his employment Mr. Adair will be entitled to receive severance in the amount of $41,666.67 per month for 24 months. Pursuant to Ms. Jacqueline Adair’s resignation and restrictive covenants agreement, upon termination of her employment, Ms. Jacqueline Adair will be entitled to receive severance in the amount of $17,250.00 per month for 24 months. In addition, upon termination of his or her employment, each will be entitled to receive payment of earned but unpaid annual bonus or incentive amounts, payment of bonus amounts that would have been paid in respect of the current year had each remained employed through the end of such year, pro-rated based on the actual number of days each worked prior to his or her termination of employment, payment of accrued and unused paid time off, and continued coverage under benefit plans and continued fringe benefits for 24 months to the extent such continued coverage complies with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). In addition, under Mr. Adair’s resignation and restrictive covenants agreement, as a part of severance, he will be entitled to retain as his personal property both the 2004 Cadillac Deville DTS and the 2006 Ford F150 vehicles specifically identified in such agreement, as well as all cellular telephones initially provided by Direct General for Mr. Adair’s use during his employment. Similarly, Ms. Jacqueline Adair will be entitled to retain as her personal property the 2006 Lincoln Navigator specifically identified in her resignation and restrictive covenants agreement as well as any cellular phones provided to her by Direct General. Under Mr. Adair’s resignation and restrictive covenant agreement, he has agreed to waive severance payments to which he may have become entitled upon the termination of his employment in connection with a change of control of Direct General, pursuant to his existing employment agreement with Direct General. Under their respective resignation and restrictive covenants agreements, each of Mr. Adair and Ms. Jacqueline Adair are subject to a number of restrictive covenants, including non-solicitation, non-competition and non-interference with business covenants, in each case for a period of five years following termination of their employment.

Employment Agreements.  Tammy R. Adair, our President, J. Todd Hagely, our Senior Vice President and Chief Financial Officer, William J. Harter, our Senior Vice President — Corporate Development Banking and Finance and Brian G. Moore, our President of our premium finance subsidiaries, have each entered into employment and non-competition agreements with the Company that will become effective upon the consummation of the merger and at such time will supersede and replace each of their current employment agreements with the Company. Ms. Tammy Adair will be entitled to base salary in the amount of $300,000 per year, and Messrs. Hagely, Harter, and Moore will be entitled to base salary in the amount of $215,000, $200,000, and $125,000 per year, respectively. In addition, each will be eligible to participate in a company bonus plan and a Parent stock option plan, provided that in the event any of Ms. Tammy Adair or Messrs. Hagely, Harter, and Moore exercises any options to purchase shares of Parent stock, at the time of such exercise he or she will be required to execute and be bound by a management stockholders’ agreement. Furthermore, in the event Direct General terminates any of their employment without cause (as defined in the employment and non-competition agreements) or any of Ms. Tammy Adair or Messrs. Hagely, Harter, and Moore terminates his or her employment for good reason (as defined in the employment and non-competition agreements), each would be entitled to the following: 12 months salary (24 months for Ms. Tammy Adair and 18 months for Mr. Hagely) payable in bi-weekly installments in accordance with Direct General’s regular payroll; a lump sum payment of the annual bonus to which the executive would have received had the executive remained employed through the end of the year, pro-rated based on the actual number of days the executive worked prior to his or her termination of employment; and 12 months (24 months for Ms. Tammy Adair and 18 months for Mr. Hagely) continuation of health insurance coverage or payment of the insurance premiums related to such health coverage. The executives are subject to non-competition, non-solicitation and non-interference restrictions for varying periods of time following termination of their employment.

Continuing Investors.  William J. Harter, our Senior Vice President — Corporate Development Banking and Finance, and a member of management who is not an executive officer have agreed to invest in Parent upon consummation of the merger. Mr. Harter and the member of management have agreed to purchase 200 and 50 shares of common stock of Parent, respectively, for $200,000 and $50,000, respectively.

In addition, each of Ms. Tammy Adair, Messrs. Hagely, Moore and Harter will rollover options to purchase 72,000, 50,000, 24,000 and 18,000 shares of our common stock, respectively, into options to purchase common stock of Parent. These Parent options will be on substantially the same vesting terms and conditions as contained in the original grant instruments. The number of shares of common stock of Parent purchasable upon the exercise of the rolled over options will be equal to the number of shares of our common stock that were purchasable under the rolled over options, times 0.02125. The exercise price of the Parent options will be adjusted by dividing the per share exercise price of the rolled over options by 0.02125.

Indemnification and Insurance.  The merger agreement provides that the surviving corporation will fulfill and honor the obligations of Direct General regarding indemnity pursuant to our charter and bylaws as in effect as of December 4, 2006. Further, the merger agreement provides that the surviving corporation will fulfill and honor the indemnification agreements between Direct General and its directors and officers in effect as of December 4, 2006.

The merger agreement also requires Parent to cause the surviving corporation to maintain directors’ and officers’ liability insurance covering the persons who were covered by Direct General’s directors’ and officers’ liability insurance policies in effect as of December 4, 2006. The terms of such insurance must be on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the directors and officers under policies that we maintained as of December 4, 2006, provided that in no event shall the amount that Parent is obligated to expend in any one year in connection therewith exceed 225% of the annual premium currently paid by us for such coverage. Parent may satisfy its obligations by purchasing a tail policy that has an effective term of 6 years from the date of consummation of the merger and that has terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the directors and officers under policies that we maintained as of December 4, 2006.

Shareholder Voting Agreement.  Although Direct General is not a party to the agreement, our President, Tammy R. Adair, solely in her capacity as trustee of the Trust, entered into a Shareholder Voting Agreement in connection with the transaction. Under the terms of the agreement, Ms. Tammy Adair must vote shares held by the Trust in favor of the merger with Parent and against any proposal that would impede or prevent approval of the merger agreement or consummation of the merger.

Effects of the Merger

Subject to the terms and conditions set forth in the merger agreement and in accordance with Tennessee law, at the effective time of the merger, Sub, a wholly owned subsidiary of Parent formed for purposes of the merger, will be merged with and into Direct General, and Direct General will survive the merger as a subsidiary of Parent and will continue its corporate existence under Tennessee law.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934.

Rights of Shareholders Who Object to the Merger

Our shareholders do not have a right to dissent under the Tennessee Business Corporation Act unless our common stock is delisted from the NASDAQ Global Select Market prior to consummation of the merger.

Shareholder Litigation Related to the Merger

Direct General, our directors and certain of our officers were named in three federal shareholder derivative actions filed in the first quarter of 2005, which have been consolidated into one action entitled In Re: Direct General, Inc. Derivative Litigation, United States District Court for the Middle District of Tennessee, No. 3:05-0158. On December 6, 2006, the plaintiffs in this action filed a motion for leave to amend the complaint to, among other things, add Parent, Sub, Texas Pacific Group and Fremont Partners as defendants in the action. The amended complaint alleges, among other things, that the consideration to be paid in the merger is unfair and is the result of an unfair process and that the merger was agreed to by the directors and officers of the Company in order to discharge their alleged personal liability. The amended complaint further alleges that the directors and officers of Direct General breached their fiduciary duty by agreeing to a structure that is designed to deter higher offers from other bidders, for failing to obtain the highest and best price for Direct General’s shareholders and for structuring the merger so that the individuals would receive undeserved change in control benefits, including the immediate vesting of unvested options. The amended complaint further alleges that Parent, Sub, Fremont Partners and Texas Pacific Group aided and abetted the officers’ and directors’ breach of fiduciary duty. The amended complaint seeks, among other relief, with respect to the merger, class certification of the lawsuit, an injunction preventing consummation of the merger unless and until Direct General adopts a procedural process designed to obtain the highest price for shareholders, an order declaring that the officers and directors have breached their fiduciary duty and declaring that the merger be void and rescission ordered if consummated, an award of money damages, punitive damages, attorneys’ fees and expenses and such other relief as the court might find just and proper. Direct General believes that the claims made in the amended complaint, including those relating to the merger, are without merit and intends to continue vigorously defending this amended lawsuit.

Also in the first quarter of 2005, we, our directors and certain of our officers were named in three state shareholder derivative actions filed in the Chancery Court of Davidson County, Tennessee, which actions have been consolidated into one action entitled The Direct General Derivative Litigation, No. 05-619-II. On January 29, 2007, the plaintiffs in this action filed a motion for leave to amend the complaint. The amended complaint adds Parent as a defendant in the action. The amended complaint alleges, among other things, that the directors and officers of Direct General breached their fiduciary duty by agreeing to a merger structure that is designed to obtain indemnification for their alleged prior misdeeds, to permit them to continue to receive benefits from Direct General and to circumvent plaintiff’s derivative claims by depriving the shareholders of Direct General standing to maintain a lawsuit against the defendants. The amended complaint further alleges that the officers and directors breached their fiduciary duty by failing to disclose all material information that would permit Direct General shareholders to cast a fully informed vote on the merger and by agreeing to an unfair price, and that Parent aided and abetted the actions of the Direct General officers and directors in breaching their fiduciary duty to the shareholders of Direct General. The amended complaint seeks, among other relief, a declaration that the officers and directors of Direct General breached their fiduciary duty to the shareholders of Direct General and that Parent aided and abetted such fiduciary duty breach, an injunction preventing the conduct of the special meeting of shareholders to vote on the merger until corrective disclosures are made, an award of money damages, including punitive damages, and such other relief as the court may find just and proper. Direct General believes that the claims in the amended complaint, including those relating to the merger, are without merit and intends to continue vigorously defending this amended lawsuit.

On January 4, 2007, a putative class action complaint was filed in the Circuit Court of Davidson County, Tennessee. The lawsuit purports to be brought on behalf of all Direct General public shareholders and names Direct General and all of our directors as the Direct General defendants and Parent, Sub, Texas Pacific Group and Fremont Partners as the Parent defendants. The complaint alleges that our board of directors violated its fiduciary duties to Direct General shareholders by entering into the merger agreement and that the Parent defendants aided and abetted the alleged violation. Furthermore, the complaint alleges, among other things, that the consideration to be paid to the shareholders of Direct General is grossly inadequate. The lawsuit seeks an injunction to prevent us from consummating the merger with Sub until we implement a process or procedure to obtain the “highest possible price” for Direct General shareholders. The lawsuit is in its preliminary stage. Direct General believes the claims made in this lawsuit are without merit and intends to vigorously defend this lawsuit.

Additional amendments to the pending shareholder lawsuits or new lawsuits pertaining to the merger could be filed in the future.

In the event that holders of a majority of shares of our common stock vote to approve the merger agreement, Direct General and the other defendants in the consolidated federal and state shareholder derivative and class actions may rely upon the approval of the merger agreement in defense of the claims related to the merger. Specifically, Direct General and the other defendants may argue, among other things, that such approval operates as a ratification and acceptance of the merger related conduct challenged in the litigation, and a waiver by each Direct General shareholder of any and all claims that have been, or could have been, asserted in the litigation or any later-filed lawsuit (or amendment to any pending lawsuit) seeking damages relating to the merger agreement or the transactions related to the merger agreement.

Market Price of Direct General Common Stock

The closing sale price of our common stock on the NASDAQ Global Select Market on December 4, 2006, the last trading day prior to public announcement of the Merger, was $16.51 per share. The $21.25 per share to be paid for each share of Direct General common stock in the Merger represents a premium of approximately 29% over the closing price on December 4, 2006, and a premium of approximately 39% over the average closing price for the last 30 trading days ending December 4, 2006.

Certain Relationships Between Parent and Direct General

Other than as described above, there are no material relationships between Parent and Sub or any of their respective affiliates, on the one hand, and Direct General or any of its affiliates, on the other hand, other than in respect of the merger agreement. See “Interests of Directors and Executive Officers in the Merger.”

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a commercial document that establishes and governs the legal relations between us and Parent and Sub with respect to the transactions described in this proxy statement. The representations, warranties and covenants made by us and Parent and Sub are qualified and subject to important limitations agreed to by us and Parent and Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and Parent and Sub.

The Merger

The merger agreement provides for the merger of Sub with and into Direct General upon the terms, and subject to the conditions, of the merger agreement. Direct General will survive the merger and continue to exist as a wholly owned subsidiary of Parent. The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Tennessee. We expect to complete the merger as promptly as practicable after our shareholders approve the merger agreement and the transactions contemplated thereby.

We or Parent may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval of the merger agreement by shareholders. Additional details on termination of the merger agreement are described in “The Merger Agreement — Termination of the Merger Agreement.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $21.25 in cash, without interest and less applicable withholding tax. After the merger is effective, each holder of a certificate representing shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Stock Options

Upon consummation of the merger, all outstanding options to purchase our common stock will become fully vested and immediately exercisable, other than certain options held by certain members of management as described under “The Merger — Interests of Directors and Executive Officers in the Merger — Continuing Investors.” All such stock options, excluding certain options held by certain members of our management, will be cancelled in exchange for a cash payment of an amount equal to the excess of $21.25 over the exercise price per share of common stock subject to the option multiplied by the number of shares of common stock issuable upon exercise of the option, without interest and less any applicable withholding taxes.

Payment for the Shares

Upon the effective time of the merger, Parent will designate a paying agent reasonably satisfactory to us to act as paying agent of the merger consideration. Upon the effective time of the merger, Parent will, or will cause the surviving corporation to, make available to the paying agent the aggregate merger consideration payable to our shareholders pursuant to the merger agreement. All such consideration deposited will be held for the benefit of our shareholders as of immediately prior to the effective time of the merger.

Upon the effective time of the merger, we will close our stock ledger. After that time, there will be no further registration of transfer of shares of our common stock.

As soon as reasonably practicable following the effective time of the merger, Parent will instruct the paying agent to mail you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. Upon receipt of your certificates and such completed letter of transmittal and such other documents as may reasonably be required by the paying agent, the paying agent will pay you your merger consideration. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, deliver a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it, us, or the paying agent with respect to the certificates alleged to have been lost, stolen or destroyed.

Initial Directors and Officers of the Surviving Corporation

Upon completion of the merger, and unless otherwise determined by Parent prior to the effective time of the merger, or unless otherwise required by state insurance or premium finance regulatory laws, the directors of Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. In addition, unless otherwise determined by Parent prior to the effective time of the merger, the officers of Sub immediately prior to the effective time of the merger will hold the same offices with the surviving corporation.

Representations and Warranties

In the merger agreement, we made certain customary representations and warranties to matters related to our business as of December 4, 2006. They are not intended to provide factual information about us and were made only for purposes of the merger agreement and as of specific dates. They were agreed to solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement or qualified as to materiality. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of us or Parent. By way of summary, we made representations and warranties concerning the following matters:

•	the organization, good standing, corporate power and capital structure of Direct General and our subsidiaries;

•	our authority to enter into the merger agreement and consummate the transactions contemplated thereby, including the lack of conflicts and the need to obtain consents;

•	our filings made to the United States Securities and Exchange Commission, financial statements prepared in accordance with generally accepted accounting principles, statutory financial statements, and certain controls required by the Securities Exchange Act of 1934;

•	the absence of certain changes or events since September 30, 2006;

•	taxes, including federal, state, local and foreign taxes or assessments;

•	our interests in real properties;

•	our interests in intellectual property;

•	our insurance policies;

•	litigation, whether pending, threatened or reasonably anticipated;

•	compliance with law, including environmental laws;

•	the absence of undisclosed brokers’ and finders’ fees;

•	the absence of certain types of transactions with our affiliates;

•	employee plans and benefits and other employee matters;

•	certain material contracts;

•	the accuracy of this proxy statement;

•	the fairness opinion delivered by SunTrust Robinson Humphrey;

•	the operation of Tennessee takeover statutes on the transaction;

•	our board of directors’ approval of the merger agreement and the transactions contemplated thereby;

•	our insurance business, including our authorization to operate as an insurance company, underwriting management and/or administration agreements in connection therewith, reinsurance, insurance ratings provided by A.M. Best Co., our agents and brokers, finite risk insurance, and any agreements with regulators;

•	any restrictions that exist that would limit us in operating our business; and

•	the existence and accuracy of our corporate records and books.

In addition, Parent and Sub made certain customary representations and warranties concerning the following matters:

•	the organization, good standing, corporate power and capital structure of Parent and Sub;

•	Parent’s and Sub’s authority to enter into the merger agreement and consummate the transactions contemplated thereby, including the lack of conflicts and the need to obtain consents;

•	the type and amounts of financing for the merger and the commitments of the sources of the financing for the merger;

•	the accuracy of certain information submitted to us for inclusion in this proxy statement; and

•	the activities of Sub other than entering the merger agreement and consummating the merger.

Conduct of Business Pending the Merger

We have agreed to conduct our business in the usual, regular and ordinary course between December 4, 2006 and the effectiveness of the merger. Specifically, we have agreed that, except as consented to in writing by Parent, we will:

•	conduct our business in the usual, regular and ordinary course and in compliance with all applicable laws and regulations;

•	pay our debts, including taxes, when due and pay or perform other material obligations when due;

•	file all reports with the SEC that are required by the SEC;

•	use all reasonable efforts consistent with past practice to preserve intact our present business organization, keep available the services of our current employees, consultants, independent contractors, and directors and preserve our relationships with customers, suppliers, licensors, licensees, and others with which we have business dealings; and

•	promptly notify Parent in writing of any occurrence of a material adverse effect. See page 57 for a description of the term “material adverse effect.”

In addition, we have agreed in the merger agreement that, until termination of the merger agreement or the effectiveness of the merger, we will not take or permit our subsidiaries to take certain actions. Except as expressly contemplated or permitted by the merger agreement, we will not, nor permit our subsidiaries to, without the prior written consent of Parent:

•	enter into any new line of business;

•	declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than transactions involving certain intracompany entities, in the ordinary course of business consistent with past practice;

•	purchase, redeem or otherwise acquire any shares of our capital stock or the capital stock of our subsidiaries;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of our capital stock, voting debt or other voting securities, or other securities exercisable into or convertible into or evidencing the right to acquire our capital stock, voting debt or other voting securities, enter into agreements obligating us to issue such securities or rights or grant such securities or rights, other than issuances of our common stock upon the exercise of stock options existing as of December 4, 2006 or upon the exercise, conversion or exchange of any other securities issued by us prior to December 4, 2006 that are exercisable, convertible or exchangeable into our common stock;

•	cause, permit or propose any amendments to our charter or bylaws or adopt any amendments to any of the charters or bylaws of our subsidiaries, except as necessary to comply with any law, rule, regulation or requirement of any governmental entity;

•	acquire or agree to acquire any business of any person or division thereof;

•	acquire or agree to acquire any assets that are material, individually or in the aggregate, to our business, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate, or solicit or participate in negotiations with respect to the foregoing, other than expenditures for the remaining portion of fiscal year 2006 and any portion of fiscal year 2007 prior to the effectiveness of the merger as provided for in our budget;

•	enter into any agreement pursuant to which we are a party to any joint venture or strategic partnership;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to our business, except in the ordinary course of business and in a manner consistent with past practice, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate;

•	effect any material restructuring activities by us;

•	make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other person, other than certain intracompany loans or investments, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, commercial loans or advances made in the ordinary course of business and consistent with past practice, or investments made in the ordinary course of business consistent with past practice for the purposes of managing risk and return and which comply with our investment guidelines;

•	except as required by concurrent changes in generally accepted accounting principles or statutory accounting principles, alter in any material respect our existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy;

•	fail to timely file all tax returns required to be filed by or with respect to us for taxable years or periods ending on or before the closing date of the merger and due on or prior to the closing date of the merger, or fail to timely pay or remit any taxes due in respect of such tax returns;

•	amend any tax returns, make any or change any already made election relating to taxes, adopt any or change any already adopted accounting method relating to taxes, change any accounting method relating to taxes unless required by a change in the internal revenue code, or settle, consent, enter into any closing agreement relating to any tax audit or consent to any waiver or extension of the statutory period of limitations in respect of any tax audit, except for such tax returns, taxes or tax audit that are not material to us;

•	cancel, terminate or allow any material insurance policy to go ineffective without a reasonable substitute policy or amend in any material respect or enter into any material insurance policy other than renewing our existing policies on substantially the same terms;

•	commence or settle any lawsuit, threat of any lawsuit or material proceeding or other investigation by or against, or related to, us, other than settlements:

•	with prejudice entered into in the ordinary course of business and requiring us to pay monetary damages not exceeding $250,000,

•	involving ordinary course collection claims for accounts receivable due and payable to us; or

•	entered into in the ordinary course of business in response to routine state regulatory exams;

•	except as provided by laws or by agreements currently binding us,

•	materially increase in any manner the amount of compensation or pension, welfare or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any of our current or former employees, consultants, independent contractors, or directors other than any non-officer employees in the ordinary course of business and consistent with past practice,

•	adopt or amend any company employee plan or make any contribution, other than regularly scheduled contributions, to any company employee plan,

•	waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of options to purchase our common stock or reprice any options to purchase our common stock or authorize cash payments in exchange for any options to purchase our common stock (other than as contemplated by the merger agreement),

•	enter into, modify or amend any employee agreement or indemnification agreement with or on behalf of any current or former employee, independent contractor or director (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” or modifications whereby a current or former employee, independent contractor or director waives the right to acceleration, or agrees to the cancellation of, any company stock option or other award), or

•	enter into any collective bargaining agreement;

•	provide any material refund, credit, rebate or other allowance to any customer or sales agent, other than in the ordinary course of business consistent with past practice or except as required to comply with any law, rule, regulation, or governmental entity, or except to remedy any error that resulted in an overcharge requiring a refund;

•	enter into any agreements that will subject us, the surviving corporation or Parent to any non-competition, exclusivity or other material restrictions, except such agreements entered into with vendors in the ordinary course of business and consistent with past practice that have standard non-competition clauses or restrictions;

•	hire any non-executive officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any executive officers;

•	incur any indebtedness for borrowed money or guarantee any indebtedness of another person in excess of $250,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than the financing of ordinary-course trade payables consistent with past practice, in connection with borrowings or repayments with respect to our credit facilities in the ordinary course of business and consistent with past practice or intracompany guarantees of obligations;

•	enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any of our current leases, other than the opening and closing of sales offices in the ordinary course of business;

•	enter into, modify or amend in a manner adverse in any material respect to us, or terminate, any of our material contracts, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to us;

•	enter into, modify or amend any material reinsurance, coinsurance, modified coinsurance or any similar agreement, whether as reinsurer or reinsured;

•	except in the ordinary course of business consistent with past practice, enter into any agreement that relates to or otherwise affects any material intellectual property or material intellectual property rights of us;

•	dispose of, grant, transfer, or obtain, or permit to lapse any rights to, any intellectual property or intellectual property rights, except as necessary in the ordinary course of business consistent with past practice, or dispose of or disclose to any person, other than representatives of Parent, any trade secrets; or

•	take, commit, or agree or announce the intention to take, any of the actions described above, or take any other action that could reasonably be expected to result in any of the conditions to the merger to not be satisfied.

Efforts to Obtain Parent Financing

We have agreed to reasonably cooperate in connection with the arrangement of Parent’s financing of the merger as may be requested by Parent, provided that such requested cooperation does not unreasonably interfere with our ongoing operations. Specifically, we have agreed to:

•	enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates or opinions, accurate, and to pledge, grant security interests in, and otherwise grant liens on, our assets pursuant to such agreements as may be reasonably requested;

•	participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies;

•	use commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents;

•	instruct our independent accountants to provide reasonable assistance to Parent; and

•	provide to lenders financial and other information in our possession with respect to the merger, and make our senior officers available to assist the lenders.

Efforts to Complete the Merger

Under the terms of the merger agreement, we have agreed to use all reasonable best efforts to take all actions and to assist and cooperate with Parent in doing all things necessary or advisable to consummate the merger in the most expeditious manner practicable. Specifically, we have agreed to:

•	take all acts necessary to cause the conditions to the merger to have been satisfied (see “The Merger Agreement — Conditions to the Merger”);

•	obtain all necessary approvals or authorizations from governmental entities and make all necessary filings and take of all steps as may be necessary to avoid any suit, investigation or proceeding by any governmental entity;

•	file such notifications and forms as required by the HSR Act;

•	file any other pre-merger notification forms reasonably determined by Parent to be required by the laws of any applicable jurisdiction;

•	file the necessary notices, applications, and filings with the insurance departments and departments regulating premium financing in the states in which we are domiciled or where the conduct of our business requires the approval by such departments;

•	file any filings required by state and federal securities laws relating to the merger;

•	obtain all necessary consents, approvals or waivers from third parties;

•	defend any suits, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or consummation of the merger; and

•	execute or deliver additional instruments necessary to consummate the transactions contemplated by the merger agreement.

In addition, we have agreed to use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of our contracts and insurance contracts required to be obtained in connection with the consummation of the merger as may be reasonably requested by Parent after consultation with us. In connection with seeking such consents, waivers, and approvals, we will keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver, and approval is sought.

In the event the Merger does not close for any reason, Parent shall not have any liability to us or our shareholders for any costs, claims, liabilities or damages resulting from our efforts to obtain such consents, waivers, and approvals.

Conditions to the Merger

The completion of the merger depends on the satisfaction of a number of conditions, including the following:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock;

•	no statute, rule, regulation, executive order, decree, injunction or other order may be enacted, issued, promulgated, enforced or entered by any governmental entity that is in effect and has the effect of making the merger illegal or otherwise prohibits or prevents consummation of the merger;

•	all waiting periods (and any extension thereof) under the HSR Act relating to the merger must have expired or terminated early; and

•	Direct General, Parent and each subsidiary of Direct General or Parent must have received, with no conditions or restrictions, all authorizations, consents and approvals required from any department of insurance or department of financing in the states in which Direct General and our subsidiaries are domiciled or where the conduct of our business requires the approval by such departments and all such authorizations, consents and approvals shall be in full force and effect.

Our obligations to complete the merger are subject to the satisfaction of the following conditions at or prior to the closing date, unless waived by us:

•	the representations and warranties of Parent and Sub contained in the merger agreement must have been true and correct in all material respects as of December 4, 2006, and true and correct in all material respects as of the closing date except as do not materially impede the authority of Parent or Sub to consummate the transactions contemplated by the merger agreement;

•	Parent and Sub must have performed or complied with their agreements and covenants required by the merger agreement prior to the closing date; and

•	Parent and Sub must have submitted to Company an officer’s certificate dated as of the closing date certifying that the above conditions have been satisfied.

The obligations of Parent and Sub to complete the merger are subject to the satisfaction of the following conditions at or prior to closing date, unless waived by Parent and Sub:

•	our representations and warranties contained in the merger agreement must have been true and correct as of December 4, 2006, and true and correct as of the closing date as if made on the closing date, except, for certain representations and warranties as described in the merger agreement, in each case or in the aggregate as does not constitute a “material adverse effect;” and for the other representations and warranties as described in the merger agreement, which must be true and correct in all material respects;

•	we must have performed or complied in all material respects with the agreements and covenants required by the merger agreement prior to the closing date;

•	no change, event, violation, inaccuracy, circumstance or effect that has or could reasonably be expected to have a material adverse effect on us has occurred since December 4, 2006, and is continuing;

•	no pending or threatened suit, action or other proceeding can have been filed by a governmental entity challenging or seeking to restrain or prohibit the merger or other transactions contemplated by the merger agreement that would result in an order, decree, or injunction with the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	we must have submitted to Parent and Sub an officer’s certificate dated as of the closing date certifying that the above conditions have been satisfied; and

•	Parent or Sub shall have received the proceeds of the debt financing contemplated by the financing commitments on the terms and conditions set forth therein or on terms and conditions reasonably acceptable to Parent or proceeds in the same aggregate amount from other financing sources as provided in the merger agreement.

The merger agreement defines “material adverse effect” as to any entity as a change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the time of determination of whether a material adverse effect has occurred, that:

•	is or could reasonably be expected to be materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole. Certain changes, events, violations, inaccuracies, circumstances or effects will not be considered when determining whether a material adverse effect has occurred, including:

•	changes that affect the United States or world economy, but do not disproportionately adversely affect the entity for which the determination is being made;

•	the announcement of the execution of the merger agreement, the transactions contemplated thereby, or the pendency or consummation of the merger;

•	compliance with the terms of the merger agreement;

•	changes in generally accepted accounting principles or statutory accounting principles;

•	any failure to meet published projections, forecasts, or revenue or earnings predictions (although the underlying cause of such failure may be considered); or

•	any shareholder litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

•	materially impedes or could reasonably be expected to materially impede the authority of such entity to consummate the merger and other transactions contemplated by the merger agreement.

For the purposes of determining whether a material adverse effect has occurred with regard to us, any material adverse development with regard to the legal proceedings arising out of, or related to, the purported securities fraud class action lawsuit, the purported federal and state shareholder derivative action lawsuits and the purported Florida class action lawsuit alleging excessive premium finance charges and improper sales practices will be considered a change, event, violation, inaccuracy, circumstance or effect.

No Solicitations of Other Offers

Under the terms of the merger agreement, we have agreed that none of our employees, officers or directors will solicit any inquiry with respect to the making of any acquisition proposal, participate in any discussions or take any other actions that would facilitate or encourage any inquiries or a third party to make an acquisition proposal, approve or recommend another acquisition proposal, withdraw or modify our recommendation that you vote in favor of the merger agreement, except as required by our board of directors’ fiduciary duties to our shareholders. Upon entering the merger agreement, we were required to cease all discussions or negotiations with any third parties with respect to any acquisition proposal.

If we receive an acquisition proposal or a request for nonpublic information or an inquiry that could reasonably be expected to lead to an acquisition proposal or from any person seeking to have discussion with us relating to a possible acquisition proposal, we must provide Parent with notice of such acquisition proposal and provide and update details of the acquisition proposal, including a copy of all written materials provided by the person that has made an acquisition proposal or inquiry.

Under certain circumstances we may provide nonpublic information to third parties making acquisition proposals and engage in negotiations with such persons, provided that we have complied with our obligations to not solicit acquisition proposals, entered into a confidentiality agreement with the third party, provided any information to Parent that is provided to the third party, and our board of directors determines in good faith, after consultation with our outside legal counsel, that the failure to provide such information or enter into such discussions or negotiations would result in a breach of our board of directors’ fiduciary duties to our shareholders.

Although our board of directors agreed to not withdraw or modify its recommendation that you vote in favor of the merger agreement, our board of directors may change its recommendation if we receive a superior offer and the following conditions are met:

•	our board of directors determines in good faith, after consultation with our financial advisors and outside legal counsel, that the board is required by its fiduciary duty to withdraw or modify its recommendation;

•	our shareholders have not yet approved the merger agreement;

•	we have delivered to Parent a change of recommendation notice at least five business days prior to publicly effecting the board’s change of recommendation, which states the terms and conditions of the superior offer; that the board intends to change its recommendation; and whether we intend to terminate the merger agreement;

•	we have provided Parent a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement and have negotiated the merger agreement with Parent in good faith for a period of 5 business days;

•	our board of directors determines, after the merger agreement is adjusted, if applicable, after consultation with our financial advisor and outside legal counsel, that it is required to change its recommendation by its fiduciary duties; and

•	we have not breached certain provisions of the merger agreement regarding the special meeting of shareholders, the recommendation of our board of directors, and other acquisition proposals.

If our board of directors changes its recommendation and Parent terminates the merger agreement, we must pay to Parent a termination fee of $13.0 million. See “The Merger Agreement — Termination Fees.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effectiveness of the merger, whether before or after our shareholders have approved the merger agreement:

•	by mutual written consent duly authorized by Parent’s and our board of directors;

•	by either Parent or us if the merger is not consummated by March 31, 2007, provided that Parent may extend that date to June 30, 2007 if the only condition to our obligations not yet satisfied is receipt of the required insurance and finance regulatory authorizations, consents and approvals. This right to terminate the merger agreement will not be available to a party whose action or omission has been a principal cause of or resulted in the failure of the merger to occur on or before March 31, 2007, or June 30, 2007, as the case may be, and that act or failure to act constitutes a breach of the merger agreement;

•	by either Parent or us if any governmental entity has entered any order, decree, or ruling that has the effect of making the merger illegal or otherwise prohibits consummation of the merger, and such order, decree, or injunction is final and nonappealable;

•	by either Parent or us if we convene a special meeting of our shareholders to approve the merger agreement as contemplated in the merger agreement, but our shareholders do not approve the merger agreement;

•	by Parent if:

•	our board of directors or a committee thereof withdraws or amends or modifies in a manner adverse to Parent its recommendation that you vote in favor of the merger agreement and transactions contemplated thereby;

•	our board of directors fails to reaffirm its recommendation that you vote in favor of the merger agreement and transactions contemplated thereby within 5 calendar days after Parent requests in writing that it reaffirm its recommendation;

•	our board of directors or a committee thereof fails to reject or approves or recommends any acquisition proposal other than the merger agreement;

•	in the case of a tender or exchange offer by a third party that is not affiliated with Parent, our board of directors fails to recommend to our shareholders that they reject such tender or exchange offer;

•	we breach our obligations related to calling this special meeting of shareholders or our board of directors fails to recommend that our shareholders approve the merger agreement;

•	we breach of our obligations regarding third party acquisition proposals more fully described in “The Merger Agreement — No Solicitations of Other Offers;”

•	our board of directors resolves to do any of the above;

•	we breach any of our representations, warranties, covenants, or agreements under the merger agreement and have been given an opportunity to cure, but have not cured such breach; or

•	any change, event, violation, inaccuracy, circumstance or effect, individually or in the aggregate, has occurred that has or would reasonably be expected to have a material adverse effect on us. See page 57 for a description of the term “material adverse effect.”

•	by us if:

•	Parent has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure to satisfy certain of our conditions to close if such breach or failure to perform cannot be cured within a 20-day period after receipt of written notice of such breach from us to Parent; or

•	prior to obtaining the vote of shareholders at the special meeting, we receive a superior offer and enter into a definitive agreement with respect to such superior offer provided that we have complied with our obligations under the merger agreement and have paid to Parent the termination fee. See “The Merger Agreement — Termination Fees.”

Termination Fees

If the merger agreement is terminated, in some circumstances either Parent or Direct General must pay to the other party a termination fee of $13.0 million, which represents approximately 3% of the transaction equity value. The termination fee must be paid:

•	by Direct General, if Parent terminates the merger agreement after:

•	our board of directors or a committee thereof withdraws or amends or modifies in a manner adverse to Parent its recommendation that you vote in favor of the merger agreement and transactions contemplated thereby;

•	our board of directors fails to reaffirm its recommendation that you vote in favor of the merger agreement and transactions contemplated thereby within 5 calendar days after Parent requests in writing that it reaffirms its recommendation;

•	our board of directors or a committee thereof fails to reject or approves or recommends any acquisition proposal other than the merger agreement;

•	in the case of a tender or exchange offer by a third party that is not affiliated with Parent, our board of directors fails to recommend to our shareholders that they reject such tender or exchange offer;

•	we breach our obligations related to calling this special meeting of shareholders or our board of directors fails to recommend that our shareholders approve the merger agreement;

•	we breach of our obligations regarding third party acquisition proposals more fully described in “The Merger Agreement — No Solicitations of Other Offers;”

•	our board of directors resolves to do any of the above; or

•	we willfully or intentionally breach any of our representations, warranties, covenants or agreements that gives rise to termination by Parent and an acquisition proposal has been made by a third party before termination of the merger agreement and within 12 months following the termination of the merger agreement Direct General enters into a definitive agreement with a third party with respect to Direct General.

•	by Direct General, if we terminate the merger agreement in order to enter into a definitive agreement with a third party for a superior acquisition offer.

•	by Direct General, if either Parent or we terminate the merger agreement after March 31, 2007 or June 30, 2007, if the date is so extended in accordance with the terms of the merger agreement, because our shareholders shall have not approved the merger agreement and an acquisition proposal has been made by a third party before termination of the merger agreement and within 12 months following the termination of the merger agreement Direct General enters into a definitive agreement with respect to Direct General.

•	by Direct General, if either Parent or we terminate the merger agreement after March 31, 2007 or June 30, 2007, if the date is so extended in accordance with the terms of the merger agreement, because the merger shall not have been completed and an acquisition proposal has been made by a third party before termination of the merger agreement and within 12 months following the termination of the merger agreement Direct General enters into a definitive agreement with respect to Direct General.

•	by Parent, if we are not in material breach of the merger agreement and either:

•	we or Parent terminate the merger agreement and all conditions of Parent and Sub to consummate the merger have been met, except Parent has not obtained financing for the merger, and the merger has not been consummated on or before March 31, 2007 or June 30, 2007 if the date is so extended in accordance with the terms of the merger agreement, or

•	we terminate the merger agreement because Parent materially breaches its covenant to use its reasonable best efforts to obtain the debt financing upon the terms and conditions provided in the merger agreement.

In the event that we hold the special meeting of our shareholders and our shareholders do not approve the merger agreement, we must pay Parent’s out-of-pocket expenses that it incurred while pursuing the transactions contemplated by the merger agreement in addition to the $13.0 million termination fee.

Parent Liability Cap

In no event other than for fraud in the inducement to enter into the merger agreement, regardless of whether we are entitled to seek injunctions or specific performance or if the merger agreement has been terminated, will we be entitled to monetary damages in excess of $13.0 million, including payment by Parent of the termination fee, if applicable, for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement.

Employee Benefits

Parent has agreed to provide or cause the surviving corporation, or its subsidiaries as the case may be, to provide to individuals that we employed immediately before the merger, for a one-year period commencing at the time of consummation of the merger, compensation and benefits that are in the aggregate not materially less favorable than those provided by us or our subsidiaries immediately prior to the effectiveness of the merger. However, the merger agreement does not limit Parent or the surviving corporation’s, or their subsidiaries’, right to terminate the employment of any of our employees after consummation of the merger.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, even after shareholder approval, by an action taken by each party’s board of directors. However, after we have obtained our shareholders’ approval of the merger, no amendment may be made that would require approval of our shareholders under law without such further shareholder approval.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument authorized by such party’s board of directors:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 2, 2007 concerning the common stock of Direct General beneficially owned by (1) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) our chief executive officer and our four most highly compensated executive officers other than the chief executive officer and (4) all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned includes shares of common stock that the named person has the right to acquire, through option exercise, within 60 days of February 2, 2007. Beneficial ownership calculations for 5% shareholders are based solely on publicly filed Schedule 13Ds or Schedule 13Gs that 5% shareholders are required to file with the Securities and Exchange Commission. The address of each of our directors and executive officers listed below is c/o Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217.

			Percent of
	Amount and Nature of		Direct General
Name of Beneficial Owner	Beneficial Ownership		Common Stock

Tammy R. Adair	4,852,229	(1)	23.85%
William C. Adair, Jr.	671,240	(2)	3.30
Jacqueline C. Adair	635,240	(3)	3.12
Raymond L. Osterhout	149,566	(4)	*
William J. Harter	99,050	(5)	*
J. Todd Hagely	31,294	(6)	*
Fred H. Medling	2,000		*
Stephen L. Rohde	1,428		*
Directors and Executive Officers as a Group	6,482,547	(7)	31.86
William C. Adair, Jr. Trust	4,323,149	(8)	21.25
2813 Business Park Drive
Airport Business Park, Bldg I
Memphis, TN 38118
Wasatch Advisors, Inc.	2,190,455	(9)	10.77
150 Social Hall Avenue
Salt Lake City, UT 84111
FMR Corp	2,169,500	(10)	10.66
82 Devonshire Street
Boston, MA 02109
Snow Capital Management, L.P.	1,675,927	(11)	8.24
2100 Georgetowne Drive, Suite 400
Sewickley, PA 15143
Brandywine Asset Management, LLC	1,310,757	(12)	6.44
Three Christina Centre, Suite 1200
201 N. Walnut Street
Wilmington, DE 19801
GMT Capital Corp	1,200,600	(13)	5.90
2100 Riveredge Parkway, Suite 840
Atlanta, GA 30328
Dimensional Fund Advisors LP	1,150,100	(14)	5.65
1299 Ocean Avenue
Santa Monica, CA 90401
First Wilshire Securities Management, Inc.	1,140,649	(15)	5.61
1224 East Green Street, Suite 200
Pasadena, CA 91106

*	Less than one percent.

(1)	Includes 4,323,149 shares held by the William C. Adair, Jr. Trust, of which Ms. Tammy Adair is the sole trustee and has sole voting and investment control and 42,725 shares held by TA Investments, LP of which Ms. Adair is a general partner and 18,000 shares underlying options. Ms. Adair disclaims any beneficial interest in the shares held by the limited partnership.

(2)	Includes 448,195 shares held by Jacqueline C. Adair, Mr. Adair’s spouse, 200 shares held by Lacey L. Adair, Mr. Adair’s daughter, 42,725 shares held by WA Investments, LP of which Ms. Adair is a general partner and 180,000 shares underlying options. Mr. Adair disclaims any beneficial interest in the shares held by his spouse, daughter and the limited partnership.

(3)	Includes 120 shares held by William C. Adair, Jr., Ms. Jacqueline Adair’s spouse, 200 shares held by Lacey L. Adair, Ms. Adair’s step-daughter, 42,725 shares held by WA Investments, LP of which Ms. Adair is a general partner and 144,000 shares underlying options. Ms. Adair disclaims any beneficial interest in the shares held by her spouse, step-daughter and the limited partnership.

(4)	Includes 45,952 shares held by Wanda S. Osterhout, Mr. Osterhout’s spouse.

(5)	Includes 34,800 shares underlying options.

(6)	Includes 22,000 shares underlying options.

(7)	Includes 425,200 shares underlying options.

(8)	Beneficial ownership information was obtained from the Schedule 13G filed by the William C. Adair, Jr. Trust on January 27, 2006.

(9)	Beneficial ownership information was obtained from the Schedule 13G filed by Wasatch Advisors, Inc. on April 8, 2005.

(10)	Beneficial ownership information was obtained from the Schedule 13G filed by FMR Corp. on September 12, 2005.

(11)	Beneficial ownership information was obtained from the Schedule 13G filed by Snow Capital Management, L.P. on January 23, 2006.

(12)	Beneficial ownership information was obtained from the Schedule 13G filed by Brandywine Asset Management, LLC on February 15, 2006.

(13)	Beneficial ownership information was obtained from the Schedule 13G filed by GMT Capital Corp. on September 12, 2005.

(14)	Beneficial ownership information was obtained from the Schedule 13G filed by Dimensional Fund Advisors LP on February 2, 2007.

(15)	Beneficial ownership information was obtained from the Schedule 13G filed by First Wilshire Securities Management, Inc. on March 21, 2006.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

The special meeting may be adjourned or postponed, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, as may be amended from time to time, and the transactions contemplated thereby. Any adjournment may be made without notice (if the adjournment is not for more than four months), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Regardless of whether a quorum exists, holders of a majority of the voting power of common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment or postponement using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting.

Shareholder Proposals

If the merger is consummated we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of shareholders. Shareholders may present proposals for action at the 2007 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. For a shareholder proposal to be presented at the 2007 annual meeting, if held, it must have been received by us at our principal executive offices not later than December 4, 2006, in order to be included in the proxy statement and proxy card for any such 2007 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F. Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You also may obtain free copies of the documents that Direct General files with the Securities and Exchange Commission by clicking the “Investors” tab under the “Company Info” heading of our website at www.directgeneral.com which is provided as a textual reference only.

The Securities and Exchange Commission allows us to “incorporate by reference,” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. We incorporate by reference any documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement and prior to the date of the special meeting of our shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the Securities Exchange Commission that is not deemed to be “filed” for purposes of the Exchange Act). Information that we file later with the Securities Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of such reports, proxy statements or other publicly available information concerning us, without charge, by written or telephonic request direct to:

Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Telephone: (615) 399-0600
Attention: Ronald F. Wilson

If you would like to request any such documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 5, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ELARA HOLDINGS, INC.
ELARA MERGER CORPORATION
AND
DIRECT GENERAL CORPORATION
Dated as of December 4, 2006

A-i

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition	8.3(b)(iii)
Acquisition Proposal	6.3(h)(i)
Affiliate	9.3(d)
Agreement	Preamble
Articles of Merger	1.2(a)
Assumed Option	6.11(b)
Audit	3.6(a)
Budget	3.5(q)
Business Day	1.2(b)
Certificates	2.2(b)
Change of Recommendation	6.3(d)
Change of Recommendation Notice	6.3(d)(iii)
Closing	1.2(b)
Closing Date	1.2(b)
COBRA	3.15(a)
Code	2.2(e)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employee Plan	3.15(a)
Company Financials	3.4(d)
Company Governing Documents	3.1(b)
Company Material Contract	3.16(a)
Company Options	3.2(b)
Company Preferred Stock	3.2(a)
Company SEC Reports	3.4(a)
Company’s Insurance Policies	3.5(dd)
Confidentiality Agreement	6.4(a)
Continuing Investor	6.11(b)
Contract	3.1(a)
Credit Facilities	3.5(k)
Customer Information	3.8(f)
Debt Financing	4.2(c)
Development Bond Property	3.7(c)
DOJ	3.3(c)
DOL	3.15(a)
Effect	9.3(c)
Effective Time	1.2(a)
Employee Agreement	3.15(a)
employee benefit plan	3.15(a)
Employee/Service Provider	3.15(a)
Employment and Non-Competition Agreements	Preamble
End Date	8.1(b)
Environmental Claim	3.12
Environmental Laws	3.12

A-iii

Defined Term	Section

Equity Financing	4.2(c), 4.2(c)
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.3(c)
Exchange Fund	2.2(a)
Exchange Ratio	6.11(b), 6.11(b)
Executive Agreements	Preamble
Expense Reimbursement Agreement	3.16(a)(xii)
Finance and Banking Laws	3.11(b)
Financing	4.2(c)
Financing Commitments	4.2(c)
Financing Departments	3.3(c)
Finite Insurance Agreement	3.21(f)
FTC	3.3(c)
GAAP	3.4(b)
GAAP Financials	3.4(b)
Government Agreements	3.7(c)
Governmental Entity	3.3(c)
HIPAA	3.15(a)
HSR Act	3.3(c)
Indemnified Parties	6.10(a)
Information	6.4(a)
Initial Regulatory Submissions	8.1(b)
Insurance Contracts	3.5(dd)
Insurance Departments	3.3(c)
Insurance Subsidiary	3.4(c)(i)
Intellectual Property	3.8(a)
IP Contracts	3.8(a)
IRS	3.15(a)
Knowledge	9.3(b)
Laws	2.2(d)
Leased Documents	3.7(b)
Leased Real Property	3.7(b)
License Agreement	Preamble
Liens	3.1(c)
Litigation Matters	9.3(g)
Management Stockholders’ Agreement	Preamble
Material Adverse Effect	9.3(c)
Materials of Environmental Concern	3.12
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Necessary Consents	3.3(c)
off-balance sheet arrangements	3.4(b)
Option Consideration	6.11(a)
Option Plans	3.2(b)
Owned Real Property	3.7(a)

A-iv

Defined Term	Section

Parent	Preamble
Parent Common Stock	4.1
Parent Disclosure Schedule	ARTICLE IV
Parent Liability Cap	8.3(c)(ii)
Parent Termination Fee	8.3(c)(i)
Paying Agent	2.2(a)
Pension Plan	3.15(a)
Permits	3.11(a)
Permitted Liens	9.3(d)
Person	9.3(d)
Premium Facility	3.5(k)
Privacy Policy	3.8(f)
Producer	3.21(e)
Proxy Statement	3.17
Real Property	3.7(c)
Recommendation	6.2(b)
Regulatory Material Adverse Effect	6.6(a)
Reinsurance Contracts	3.21(c)(i)
road shows	5.2(b)
SAP	3.4(c)(ii)
SEC	3.3(c)
Securities Act	3.4(a)
Special Committee	Preamble
Statutory Statements	3.4(c)(i)
Stockholders’ Meeting	6.2(a)
Subscription Agreements	Preamble
Subsidiary	3.1(a)
Subsidiary Governing Documents	3.1(b)
Superior Offer	6.3(h)(ii)
Surviving Corporation	1.1
tail	6.10(b)
Tax	3.6(a)
Tax Authority	3.6(a)
Tax Returns	3.6(a)
Taxes	3.6(a)
Tennessee Law	Preamble
Termination Fee	8.3(b)(i)
Trademarks	3.8(a)
Triggering Event	8.1(i)
Voting Agreement	Preamble
Voting Debt	3.2(c)
WARN	3.15(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of December 4, 2006 (this “Agreement”) by and among Elara Holdings, Inc., a Delaware corporation (“Parent”), Elara Merger Corporation, a Tennessee corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Direct General Corporation, a Tennessee corporation (the “Company”).

WHEREAS, the board of directors of Merger Sub has determined that it is advisable and in the best interests of Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such combination, the board of directors of Merger Sub has adopted this Agreement, and Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, in accordance with applicable Law; and

WHEREAS, the board of directors of the Company has established a special committee, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, which has reviewed this Agreement and the transactions contemplated hereby (the “Special Committee”); and

WHEREAS, the board of directors of the Company (acting upon the unanimous recommendation of the Special Committee) has adopted, in accordance with applicable provisions of the Tennessee Business Corporation Act (“Tennessee Law”), this Agreement and approved the transactions contemplated hereby, including the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”); and has determined to unanimously recommend that its shareholders approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, one certain shareholder of the Company signatory thereto is entering into a Voting Agreement (the “Voting Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the key employees of the Company are executing and delivering subscription agreements subscribing to purchase shares of Parent Common Stock (the “Subscription Agreements”), and a management stockholders’ agreement in respect of such shares of Parent Common Stock (the “Management Stockholders’ Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the Continuing Investors and key employees of the Company and/or its Subsidiaries are executing and delivering employment and non-competition agreements (the “Employment and Non-Competition Agreements”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of two certain senior executives is entering into a Resignation and Restrictive Covenants Agreement (the “Executive Agreements”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, one certain senior executive is entering into a License Agreement (the “License Agreement”); and

WHEREAS, as an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Fremont Partners III, L.P., Fremont Partners III Side-by-Side, L.P. and TPG Partners V, L.P. have on the date hereof delivered to Seller a guarantee of Parent’s obligations under Section 8.3(c); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Tennessee Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.

(a) Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee in accordance with the provisions of Tennessee Law. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of Tennessee (the time of such filing being the “Effective Time”).

(b) The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at the earlier of (i) 6:00 am Palo Alto, California time on the End Date and (ii) a time and date to be specified by Parent, which shall be no earlier than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York, are authorized or obligated by Law to close.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Tennessee Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Charter; Bylaws.

(a) Charter.  At the Effective Time, the charter of the Company shall be amended and restated in its entirety to be identical to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 6.10(a), until thereafter amended in accordance with Tennessee Law and as provided in such charter, except that the name of the Surviving Corporation as stated in such charter shall be “Direct General Corporation.”

(b) Bylaws.  At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 6.10(a), until thereafter amended in accordance with Tennessee Law and such bylaws, except that the name of the Surviving Corporation on the face of such bylaws shall be “Direct General Corporation.”

1.5  Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, or unless otherwise required by state insurance or premium finance regulatory Laws, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office of each such Subsidiary in accordance with the provisions of the Laws of the respective jurisdiction of organization and the respective charters, bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

2.1  Effect of Merger on Capital Stock.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company:

(a) Company Common Stock.  Each share of the common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b), will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to twenty-one dollars and twenty-five cents ($21.25), without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(e)).

(b) Cancellation.  Each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2  Surrender of Certificates.

(a) Paying Agent.  Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) in the Merger. Upon the Effective Time, Parent shall, or shall cause the Surviving Corporation to, make available to the Paying Agent for exchange in accordance with this Article II, the Merger Consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent (“Exchange Fund”) shall be held for the benefit of the Company’s shareholders as of immediately prior to the Effective Time. The Paying Agent shall invest the cash included in the Exchange Fund on a daily basis as directed by Parent pending payment thereof by the Paying Agent to the Company shareholders. Earnings from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article II shall be promptly paid to Parent.

(b) Surrender Procedures.  As soon as reasonably practicable following the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the cash constituting the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) customary instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. All Merger Consideration paid upon the surrender of Certificates representing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to Section 2.2(d).

(d) Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise according to the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.2 shall after such delivery to Parent look only to the Parent (subject to abandoned property, escheat or other similar Laws) solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.1(a) with respect to the shares of Company Common Stock formerly represented thereby. Notwithstanding anything to the contrary in this Section 2.2, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Company shareholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto. For purposes of this Agreement, “Laws” shall mean any law (including common law), statute, ordinance, code, regulation, rule, judgment, order, decree, injunction, arbitration award, decision, ruling or other pronouncement, of any Governmental Entity.

(e) Withholding Rights.  Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting Merger Consideration; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3  Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection but subject to Section 9.3(h) of this Agreement) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

3.1  Organization; Standing and Power; Governing Documents; Subsidiaries.

(a) Organization; Standing and Power.  Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, except for such failures as could not reasonably be expected to be material to any of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures as could not reasonably be expected to be material to any of the Company or its Subsidiaries. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b) Governing Documents.  The Company has delivered to Parent (i) a true and correct copy of the charter and bylaws of the Company, each as amended to date (collectively, the “Company Governing Documents”) and (ii) the charter and bylaws, or like organizational documents (collectively, “Subsidiary Governing Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Governing Documents and each of its Subsidiaries is not in violation of its respective Subsidiary Governing Documents.

(c) Subsidiaries.  Section 3.1(c) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens and restrictions imposed by applicable securities Laws. Other than the Subsidiaries of the Company and securities in its investment portfolio, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2  Capital Structure.

(a) Capital Stock.  The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, no par value per share and (ii) 10,000,000 shares of undesignated preferred stock, no par value per share (the “Company Preferred Stock”). As of the close of business on the day immediately preceding the date hereof: (i) 20,347,675 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Governing Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Options.  As of the close of business on the date hereof: (i) 45,000 shares of Company Common Stock are issuable upon the exercise of outstanding options, vested and unvested, to purchase Company Common Stock under the Company’s 1996 Employee Stock Incentive Plan (the “1996 Plan”) and 907,200 shares of Company Common Stock are issuable upon the exercise of outstanding options, vested and unvested, to purchase Company Common Stock under the Company’s 2003 Equity Incentive Plan (the “2003 Plan” and together with the 1996 Plan, the “Option Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is nineteen dollars and ninety-one cents ($19.91), and 45,000 of such Company Options under the 1996 Plan and 484,700 of such Company Options under the 2003 Plan are vested and exercisable; (ii) no shares of Company Common Stock are available for future grant under the 1996 Plan and 744,000 shares of Company Common Stock are available for future grant under the 2003 Plan; and (iii) no shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside of the Option Plans. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth a list of each outstanding Company Option, including: (a) the number of shares of Company Common Stock subject to such Company Option, (b) the exercise price of such Company Option, (c) the date on which such Company Option was granted or issued, (d) the Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (e) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (f) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (g) the date on which such Company Option expires. The Company has delivered to Parent a correlated list of names of the holders of such Company Options. All shares of Company Common Stock subject to issuance under the Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b)(iii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. The per share exercise price of each Company Option is not (and is not deemed to be) less than the fair market value of a share of Company Common Stock as of the date of grant of such Company Option. All grants of Company Options were properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all Laws and recorded on the Company Financials in accordance with GAAP, and no such grants involved any “back dating”, “forward dating” or similar practices that date any Company Option as of any date other that the date of its actual grant.

(c) Voting Debt.  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities.  Except as otherwise set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Voting Agreement, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

3.3  Authority; No Conflict; Necessary Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval of this Agreement by the Company’s shareholders as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of this Agreement by the Company’s shareholders as contemplated by Section 6.2 and the filing of the Articles of Merger pursuant to Tennessee Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and consummate the Merger and the other transactions contemplated hereby. The board of directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 6.3(d) hereof), duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of the Company approve this Agreement and directed that such matter be submitted to the Company’s shareholders at the Shareholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict.  The negotiation, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, have not, do not and will not (i) conflict with or violate any provision of the Company Governing Documents or any Subsidiary Governing Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval of this Agreement by the Company’s shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or to the Company’s Knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if not obtained, individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver or approval.

(c) Necessary Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including, without limitation, any Insurance Department or Financing Department (each a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Articles of Merger pursuant to Tennessee Law and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act, (iv) approval of the Company’s shareholders as contemplated in Section 6.2, (v) the necessary filings, applications and notices to and approvals and consents, if any, of the departments of the states charged with the regulation of the business of insurance (the “Insurance Departments”) and the financing or regulation of insurance premiums or the lending of money or regulation of deferred presentment transactions (the “Financing Departments”) in the states in which the Company or its Subsidiaries are licensed or authorized or where the conduct of their business requires the approval by such departments (each of which is separately identified on Section 3.3(c) of the Company Disclosure Schedule) of the transactions contemplated hereby, (vi) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities Laws or the rules and regulations of the Nasdaq Global Select Market and (vii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made could not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vii) are referred to herein as the “Necessary Consents.”

3.4  SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings.  The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 12, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates of filing, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. The Company has delivered to Parent complete and correct copies of all amendments and modifications to the Company SEC Reports drafted prior to the date of this Agreement that have not yet been filed by the Company with the SEC, but which are required to be filed and all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has delivered or provided access to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since August 12, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof and except as described in Section 3.4(a) of the Company’s Disclosure Schedule, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports.

(b) GAAP Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “GAAP Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that unaudited, interim financial statements were or will be subject to normal, recurring year end adjustments). The consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2006 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects, and the Company Financials are consistent with such books and records in all material respects. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose

Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Statutory Financial Statements

(i) Except as described in Section 3.4(c)(i) of the Company Disclosure Schedule, the Company has delivered to Parent true, correct and complete copies of (i) the statutory financial statements (including the annual reports filed with the domiciliary states of each Insurance Subsidiary) for each Subsidiary of the Company that is licensed to or that conducts an insurance or reinsurance business (each an “Insurance Subsidiary”) for the years ended December 31, 2002, 2003, 2004 and 2005 and (ii) the statutory financial statements (including quarterly reports filed with the domiciliary states of each Insurance Subsidiary) for each Insurance Subsidiary for the first three quarters in the year 2006, and the Company will deliver to Parent true, correct and complete copies of such statements for all quarters which are filed prior to the Effective Time (collectively, the “Statutory Statements”).

(ii) The Statutory Statements each present (or will present, with respect to the Statutory Statements which are filed following the date hereof and prior to the Effective Time) fairly and in accordance with the statutory accounting principles and practices prescribed or permitted by the appropriate regulatory agencies of each state in which the Statutory Statements have been or may be required to be filed (“SAP”), the financial position of the related Insurance Subsidiary at the date of each such statement and the results of the related Insurance Subsidiary’s operations for each such referenced period.

(iii) The amounts shown in the Statutory Statements as reserves and liabilities for past and future Insurance Contract claims and expenses under Insurance Contracts, were computed (i) in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on their respective dates, (ii) on the basis of actuarial assumptions that were in accordance with those called for in policy provisions, (iii) in compliance with applicable Law in all material respects; and (iv) on the basis of actuarial assumptions and methods consistent in all material respects with those used to compute the corresponding items in the Statutory Statements. Such amounts shown on Statutory Statements filed after the date hereof and on or prior to the Effective Time will be so computed and based on the same principles used in prior periods.

(d) Company Financials.  The GAAP Financials and the Statutory Statements are collectively referred to as the “Company Financials”.

(e) Internal Controls.  The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. There does not exist any fraud, whether or not material, that involved the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act to ensure that all material information relating to the

Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

3.5  Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet through the date hereof and except as disclosed on Schedule 3.5 of the Company Disclosure Schedule, there has not been, accrued or arisen:

(a) any Material Adverse Effect on the Company;

(b) any acquisition of any business by the Company or any Subsidiary by merging or consolidating with, or by purchasing any assets for an amount in excess of $250,000 or equity securities of, or by any other manner, any corporation, partnership, association or other business organization or division thereof, whether by asset purchase, stock purchase, merger or otherwise;

(c) any entry into, amendment or termination by the Company or any of its Subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture or strategic partnership;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for any dividends received by the Company or any of its wholly-owned direct or indirect Subsidiaries;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) any granting by the Company, or any of its Subsidiaries or ERISA Affiliates, whether orally or in writing, of any increase in compensation or pension, welfare or fringe benefits payable or otherwise due (i) to current or former executive officers or directors of the Company or any Subsidiary, (ii) to any current or former employees of the Company whose annual base salary is in excess of $75,000 other than in the ordinary course of business consistent with past practice, or (iii) to any other employees other than as would not result in increases to such other employees that in the aggregate exceed five percent (5%) of the Company’s payroll as of the date of this Agreement; (g) any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into, or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(h) any material amendment, termination or consent with respect to any Company Material Contract;

(i) any Contract entered into by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $100,000 in each individual case (other than Contracts with customers, distributors and representatives entered into in the ordinary course of business, consistent with past practice);

(j) any change by the Company in its accounting or reserving methods, principles or practices, except as required by concurrent changes in GAAP or SAP;

(k) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for (x) capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and (y) borrowings by the Company under (1) the Eighth Amended and Restated Loan Agreement dated as of October 31, 2002 (the “Premium Facility”), by and among the Company, First Tennessee Bank, N.A. and the other parties thereto, as amended through the Eighth Amendment thereto, dated June 30, 2006 and (2) the Third Amended and Restated Loan Agreement dated as of October 31, 2002 (and together with the Premium Facility, the “Credit Facilities”), by and among the Company, First Tennessee Bank, N.A. and the other parties thereto, as amended through September 30, 2006;

(l) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m) any material change in the amount of, or the policies relating to, accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

(n) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force or similar actions other than the opening and closing of sales offices in the ordinary course of business;

(o) any sale, lease, license, encumbrance or other disposition of any properties or assets with a value of more than $100,000 excluding salvage sales of insured vehicles or the license of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(p) any loan, extension of credit, advance or grant of extended payment terms by the Company or any of its Subsidiaries to, or investment in, any Person other than (A) loans or advances to Employees/Service Providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice, (B) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by a wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company or (C) commercial loans or advances made in the ordinary course of business and consistent with past practice;

(q) any material purchases of fixed assets or other long term assets for a purchase price of more than $100,000 other than as provided in the Company’s budget, a complete copy of which has been provided to Parent before the date hereof (the “Budget”), and other than in the ordinary course of business and in a manner consistent with past practice;

(r) any amendment of any material Tax Returns, any adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes or closing agreement relating to an Audit, or consent to any waiver or extension of the statutory period of limitations in respect of any Audit or any claim or assessment in respect of any Taxes;

(s) any material revaluation, or any indication that such a revaluation is required under GAAP or SAP, by the Company or any of its Insurance Subsidiaries of any of their assets, including, without limitation, materially writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) to the Knowledge of the Company, any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries;

(u) any commencement or settlement of any material lawsuit, any threat of any material lawsuit or other material proceeding by or against the Company or any Subsidiary which could reasonably be expected to result in losses to the Company in excess of $50,000, other than defense of claims under insurance policies issued by the Company and its Subsidiaries;

(v) any granting by the Company or any of its Subsidiaries of any material Lien with respect to any of its or their properties or assets except for Permitted Liens;

(w) any granting by the Company or any of its Subsidiaries of forgiveness, cancellation or waiver under or in respect of any debts owed to or claims of or by any of them except for write-offs of accounts receivable from customers in the ordinary course of business provided that such accounts receivable are not material individually or in the aggregate;

(x) any material claim or, to the Knowledge of the Company, any potential material claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Intellectual Property owned by or developed or created by it or them or of infringement by the Company or any of its Subsidiaries of any rights of any third Person in respect of any Intellectual Property;

(y) any Contract with any union, labor organization or other organization representing any employee of the Company or any of its subsidiaries;

(z) any material change in its underwriting (other than adjustments to underwriting policies made in light of loss experience in the ordinary course of business), reinsurance, marketing, claim processing and payment, except as required by concurrent changes in applicable Law, or reduced the amount of any reserves and other liability accruals held in respect of losses or loss adjustment expenses arising under or relating to Insurance Contracts, other than as required by concurrent changes in applicable Law;

(aa) any abandonment, modification, waiver, termination or otherwise change to any insurance Permit, except (i) as is required in order to comply with concurrent changes in applicable Law, (ii) such modifications, changes or waivers of insurance Permits as would not, individually or in the aggregate, restrict the business or operations of the Company or any of its Subsidiaries in any material respect or (iii) such modifications or changes that would expand the insurance Permits in a way favorable to the Company;

(bb) except in the ordinary course of business, or in connection with geographical or product expansion, or as required to comply with applicable Law, any material modifications to any Insurance Contract or form thereof;

(cc) any failure to keep in full force and effect any of the Company’s Insurance Policies (other than the Company’s Insurance Policies that are replaced immediately by comparable insurance coverage), or reduce the amount of any insurance coverage provided by existing Company Insurance Policies; or

(dd) any agreement, whether in writing or otherwise, to take any action described in this Section 3.5.

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Insurance Contracts” means all contracts, treaties, policies, binders, slips, certificates or other written arrangements to which the Company or any of its Subsidiaries is a party or by or to which any of them is bound or subject providing for insurance, assumptions of reinsurance, excess insurance or retrocessions, including, without limitation, all insurance policies, reinsurance policies, and retrocession agreements, in each case as such contract, treaty, policy or other written arrangement may have been amended, modified or supplemented, other than the Company’s Insurance Policies.

“Company’s Insurance Policies” means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers or directors or managers.

3.6  Taxes.

(a) Definitions.  “Tax” or “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any taxing authority of any Governmental Entity. “Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Audit” means any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes. “Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries. Such filed Tax Returns are true, correct, and complete in all material respects.

(ii) All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP specifically in respect of such Taxes has been established on the GAAP Financials. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(iii) Except for Permitted Liens, there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(iv) Except as described in Section 3.6(b)(iv) of the Company Disclosure Schedule, no Federal, state, local or foreign Audits are presently pending with regard to any material Taxes or material Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened. No material issue has been raised by any Tax Authority in any completed Audit which, by application of the same or similar principles, could reasonably be expected to recur in a subsequent Tax period.

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, other than the agreements described in Section 3.6(b)(vi) of the Company Disclosure Schedule.

(vii) Except as described in Section 3.6(b)(vii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(viii) The Company has not received any claim from a Taxing Authority in any jurisdiction where the Company or its Subsidiaries does not file a Tax Return asserting that it is or may be subject to Taxation in that jurisdiction.

(ix) None of the Company or any of its Subsidiaries has participated in any way (i) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable Laws of jurisdictions other than the United States) of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).

(x) Each Insurance Contract complies with the requirements of section 72 of the Code, each Insurance Contract which was issued as a life insurance contract meets the requirements of section 7702(a) of the Code, and the Company does not issue any modified endowment contracts within the meaning of Section 7702A of the Code.

3.7  Real Properties.

(a) Section 3.7(a) of the Company Disclosure Schedule contains a current, complete and correct list of all real property owned by the Company or any Subsidiary (“Owned Real Property”), and copies of all vesting deeds have been provided to Parent. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company and/or its Subsidiaries have good, valid and marketable title to the Owned Real Property, free and clear of all Liens, tenancies, subtenancies, licenses, defects, restrictive covenants or other encumbrances other than the Permitted Liens.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a list of all material real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including all amendments, assignments and modifications thereto, whether as lessor or lessee. The Company has delivered or made available to Parent true, correct and complete copies of all material Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries (“Lease Documents”) and the Company has delivered or provided access to Parent a true, correct and complete list of all Contracts under which the Leased Real Property is currently leased, licensed, subleased or occupied. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Lease Documents for the Leased Real Property have not been modified, amended, changed or altered in any material way. All Lease Documents are in full force and effect, are valid, binding, enforceable and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third party under any of the Lease Documents.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a list of all real property affected by agreements (“Government Agreements”) with Government Entities (“Development Bond Property” and together with the Owned Real Property and Leased Real Property, the “Real Property”). The Government Agreements are in full force and effect, and are valid, binding, enforceable and effective in accordance with their respective terms. The transactions contemplated by this Agreement will not result in a breach of or a default under any of the Government Agreements, and will not cause such agreements to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(d) Except as set forth on Section 3.7(d) of the Company Disclosure Schedule:

(i) no parties other than the Company or any of its Subsidiaries have a right to occupy, use or own any Real Property;

(ii) the Real Property is used only for the current operation of the business of the Company and its Subsidiaries, and includes all real property necessary for the business of the Company and/or Subsidiaries as currently conducted;

(iii) the Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice;

(iv) neither the Company nor any Subsidiary is currently or could in the future be obligated under any option, right of first refusal or other contractual right to sell, dispose of, lease or sublease its interest in any of the Real Properties or any material portion thereof or any material interest therein to any Person other than Merger Sub; and

(v) with respect to the Leased Property and to the Development Bond Property, there are no superior interests to those of the Company or its Subsidiaries.

3.8  Intellectual Property.

(a) Sufficiency of Intellectual Property.  Section 3.8(a) of the Company Disclosure Schedule identifies all of the following: (i) all trademarks, service marks, trade names, domain names, trade dress and the like which the Company or any of its Subsidiaries own or purport to own, including those registered with the United States Patent and Trademark Office (the “Trademarks”); (ii) all copyrights and all registrations of and applications to register copyrights which the Company or any Subsidiary own or purport to own; (iii) all licenses of rights in Trademarks, patents, copyrights and other intellectual property, whether to or by the Company or any of its Subsidiaries (“IP Contracts”); and (iv) all software developed by the Company that is currently in use or held for future use in its or its Subsidiaries’ business. The rights required to be so identified, together with all licenses of rights in computer software and all proprietary know how and trade secrets which are material to the Company, any of its Subsidiaries or its or their business, are referred to herein collectively as the “Intellectual Property.” The Intellectual Property and other licensed software of the type generally available to the public is all of the intellectual property used or held for use in, or necessary to conduct, the business. Neither the Company nor any of its Subsidiaries owns any patents or pending applications to patent any technology or design.

(b) Ownership of Intellectual Property.  The Company or one of its Subsidiaries is the owner of, or duly licensed to use (and immediately following the Closing will continue to own or have a valid right to use), free and clear of all Liens, the Intellectual Property, and the Intellectual Property owned by the Company exists and has been maintained in good standing. Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, no third party has asserted ownership rights in any of the intellectual property (except to the extent that such intellectual property has been properly licensed to or by the Company or one of its Subsidiaries). The conduct of the business of the Company and its Subsidiaries does not (and to the Company’s Knowledge, the conduct of the business when conducted immediately following the Closing at such time will not) infringe, misappropriate or otherwise violate any right of any third party, and since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice (or, to the Company’s Knowledge, any other notice) from any Person alleging such infringement, misappropriation, or other violation. To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise violating the Company’s or its Subsidiaries’ rights in the Intellectual Property and within the past three (3) years, except as set forth in Section 3.8(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging any such infringement, misappropriation or violation.

(c) Computer Software.  The Company has heretofore furnished Parent with a list of all software. The Company or one of its Subsidiaries currently owns or licenses, or otherwise has the legal right to use, all of the software currently in use (and all software held for future use by the Company or its Subsidiaries (including any upgrade, alteration or enhancement with respect thereto), and to the Company’s Knowledge, all of such software is being used in compliance with applicable licenses or other agreements.

(d) Transaction.  Except as described in Section 3.8(d) of the Company Disclosure Schedule, the consummation of transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s and its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

(e) Trade Secrets.  The Company and its Subsidiaries take reasonable measures under the circumstances to protect the confidentiality of their respective trade secrets.

(f) Data Protection; Privacy.  The Company has a privacy policy (the “Privacy Policy”) that discloses (i) the manner and methods by which the Company and each of its Subsidiaries collects information from its customers or other parties (the “Customer Information”), (ii) the manners in which they use such Customer Information and (iii) to whom and under what circumstances the Company or any of its Subsidiaries may disclose Customer Information to any third party. Neither the Company nor any of its Subsidiaries uses any of the Customer Information it receives through its web site or otherwise in an unlawful manner, or in a manner that in any way violates the Privacy Policy, any contractual obligations or the privacy rights of their customers or other third parties. The Company and each of its Subsidiaries have not collected any Customer Information in an unlawful manner or in violation of the Privacy Policy, any contractual obligations, or any applicable Laws relating to privacy, data protection, and the collection and use of personal information. The Company and each of its Subsidiaries have adequate security measures in place to (i) protect the Customer Information they receive and which they store in their computer systems from unauthorized or illegal use, access or modification by third parties or use by third parties in a manner violative of the rights of privacy of their customers and other third parties and (ii) restrict access to Customer Information to those employees who require such access to perform their primary job functions. The Company and each of its Subsidiaries conduct their business in material compliance with applicable Laws relating to privacy, data protection, and the collection and use of personal information.

3.9  Company Insurance.  To the Company’s Knowledge, each of the Company and its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any such policies and bonds. Section 3.9(b) of the Company Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, products liability, workers’ compensation, and other forms of insurance owned or held by the Company and each subsidiary. Section 3.9(c) of the Company Disclosure Schedule identifies all risks that the Company and its Subsidiaries, and their respective board of directors or officers, have designated as being self-insured. The Company has delivered or made available to Parent the claims history for the Company during the past five (5) years and in the Company’s possession, including with respect to insurance obtained but not currently maintained. Each insurance policy (or binder), fidelity or surety bond, and self-insurance arrangement in effect and maintained by or on behalf of the Company and any of its Subsidiaries and any of their respective properties, assets, employees, officers or directors is set forth in Section 3.9(d) of the Company Disclosure Schedule (including for each policy the policy number, insurer, policy period, limit and deductible). Except as described in Section 3.9(d) of the Company Disclosure Schedule, each such insurance policy, binder or bond is legally valid, binding and enforceable in accordance with its terms and in full force and effect, and will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. The Company has provided or made available to Parent each expired or ineffective insurance policy (or binder), fidelity or surety bond and self-insurance arrangement in the Company’s possession and maintained by or on behalf of the Company and any of its Subsidiaries and any of their respective properties, assets, employees, officers or directors since January 1, 2004. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, with respect to insurance policies covering the Business since January 1, 2001: (i) all occurrences, litigation and circumstances that could lead to a claim that would be covered by insurance policies have been properly reported to and accepted by the applicable insurer, (ii) no policy limits have been exhausted or materially eroded or reduced and there have been no gaps in the periods of coverage, and (iii) to the Knowledge of the Company, all insurance carriers with respect to each such policy are solvent and there are no open claims against any insolvent insurance carriers.

3.10  Litigation.  Except as set forth in Section 3.10 of the Company Disclosure Schedule and for claims under Insurance Contracts issued by the Company’s Insurance Subsidiaries in the ordinary course of business, which claims are and are reasonably expected to remain for amounts less than $50,000, there is no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other material proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2003, any material internal investigations or inquiries being conducted by the Company, the Company’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any alleged financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company, which the Company presently intends to initiate.

3.11  Compliance with Law.

(a) General. Neither the Company nor any of its Subsidiaries since January 1, 2001, is or has been in violation or default in any material respect of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries and their respective employees, hold all permits, licenses, certificates, waivers, exemptions, grants, authorizations and approvals of all Governmental Entities, including, without limitation, those responsible for regulating insurance companies, insurance agencies, lenders and financers, necessary to own, lease or operate all of the assets and properties of the Company and its Subsidiaries, as appropriate, and to carry on the business of the Company and its Subsidiaries as presently and historically conducted (the “Permits”). All such Permits are in full force and effect and, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are not operating under any agreement, order or understanding with any Governmental Entity that restricts its authority to do business or requires the Company or any of its Subsidiaries to take, or refrain from taking, any action relating to the conduct of the business otherwise permitted by applicable Law, except as set forth in the written documentation evidencing such Permit. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with (i) all applicable Laws, and regulations applicable to the business (including, without limitation, all usury and similar Laws), (ii) the terms of the Permits, and (iii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Neither of the Company nor any of its Subsidiaries have received, at any time since January 1, 2003, any notice (written or otherwise) from any Governmental Entity regarding (i) any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any material term or requirement of any Permit or applicable Law (including Finance and Banking Laws) or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination, modification, qualification or impairment of any material Permit or (iii) material violation of Law. The Permits, and each jurisdiction in which the any of the Insurance Subsidiaries is licensed to write insurance, are listed in Section 3.11(b) of the Company Disclosure Schedule. True and complete copies of all Permits previously have been delivered to Parent.

(b) Premium Finance.  Without limiting the scope of the representations and warranties made by the Company pursuant to Section 3.11(a), and except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) the business and operations of the Company and/or its Subsidiaries in making insurance premium financing loans have been conducted in compliance in all material respects with all applicable statutes, laws and regulations of all states in which the Company and/or its Subsidiaries conduct such business, (ii) the business and operations of the Company and/or its Subsidiaries have been conducted in compliance in all material respects with all applicable Laws regulating the business of consumer lending and banking, including state usury and similar Laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign Laws regulating lending and banking (“Finance and Banking Laws”) and (iii) the business and operations of the Company and/or its Subsidiaries have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such subsidiaries.

3.12  Environmental Matters.  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign Laws of any Governmental Entity and common law relating to pollution or protection of human health or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(a) Environmental Compliance.  The Company and its Subsidiaries are in material compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material Permits required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(b) Environmental Liabilities.  There is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Laws.

(c) Environmental Information.  The Company has provided to Parent all material assessments, reports, data, results of investigations or audits that are in the possession or control of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(d) Environmental Obligations.  Neither the Company nor any of its Subsidiaries is required under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

3.13  Brokers’ and Finders’ Fees.  Except for fees payable to SunTrust Robinson Humphrey pursuant to an engagement letter dated June 9, 2006, as amended on November 16, 2006 by that certain letter from SunTrust Robinson Humphrey dated November 15, 2006, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby except as provided for in the engagement letter described above. Section 3.13(b) of the Company Disclosure Schedule sets forth an itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company or any of its Subsidiaries expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.14  Transactions with Affiliates.  Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 (Certain Relationships and Related Transactions) of Regulation S-K promulgated by the SEC.

3.15  Employee Benefit Plans and Compensation.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee/Service Provider” shall mean any current or former employee, including officers, agents, employee-agents, consultant (but not including any entity consultant that is not an alter ego for a natural person consultant), independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, employee settlement, consulting, contractor, change of control, benefits, compensation, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter, any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Schedule.  Section 3.15(b)(i) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 3.15(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $100,000 per year as of the date hereof. The Company has provided Parent a separate list of the names of such employees. To the Company’s Knowledge, no employee listed on Section 3.15(b)(ii) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.15(b)(iii) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations that could reasonably be expected to exceed $100,000 per year, excluding those corporations, partnerships, limited liability companies and other entities that are owned or controlled, directly or indirectly, by third parties who are not otherwise employees, officers, consultants or directors of the Company.

(c) Documents.  The Company and each of its Subsidiaries have delivered to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee/Service Provider or Employees/Service Providers relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance.  The Company Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable Laws in all material respects and have been administered in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the Company nor any Subsidiary is party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(e) Claims.

(i) There are no pending or, to the Company’s Knowledge, threatened actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(ii) There are no audits, inquiries, investigations or other proceedings of any nature pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(f) No Pension Plan.  Neither the Company, nor any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) No Self-Insured Plan.  Except as described in Section 3.15(g) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees/Service Providers (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Effect of Transaction; Parachute Payments; Executive Compensation Tax.  Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Employee Plans that would not be deductible under Sections 280G of the Code. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee/Service Provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i) Employment Matters.  The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employment discrimination, employee safety and health, classification of Employees/Service Providers, immigration, employee whistleblowing, plant closures and layoffs, employee leave issues, loans or advances to employees, disability rights or benefits, affirmative action, employee privacy and wages and hours, and in each case, with respect to Employees/Service Providers (i) are not liable for any arrears of wages, severance pay (except as set forth in Section 3.15(i) of the Company Disclosure Schedule) or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, there are no actions, grievances, investigations, complaints, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees/Service Providers relating to any Employee/Service Provider, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, the services provided by each of the Company’s, each of the Company’s Subsidiary’s and each of their respective ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company, the Company’s Subsidiary or their respective ERISA Affiliates. No employee of the Company or any of the Company’s Subsidiaries is based outside of the United States.

(j) No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or as set forth in Section 3.15(j) of the Company Disclosure Schedule.

(k) No Violation of Employment Obligations.  To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty or other legal duty under any Law, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by such Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(l) No Plans to Terminate Employment.  Except for such officers that have entered into the Executive Agreements, to the Company’s Knowledge, no current officer or key employee of the Company or any of its Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(m) Labor.  No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened as of the date of this Agreement, nor has there been any such occurrence for the past three (3) years. To the Company’s Knowledge, there are no activities or proceedings by any labor union to organize any Employees/Service Providers. Except as would not reasonably be expected to result in a material liability or obligation, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees/Service Providers, and no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law. Section 3.15(m) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of any such employees who suffered an “employment loss” (as defined in the WARN Act or any similar state, local or foreign Law) at any site of employment or facility of the Company or any of its Subsidiaries during the ninety (90)-day period ending on the date of this Agreement. Section 3.15(m) of the Company Disclosure Schedule shall be updated immediately prior to the Closing Date with respect to the ninety (90)-day period ending on the Closing Date.

3.16  Contracts.

(a) Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound and which is in effect on the date hereof:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract or series of related Contracts which (x) requires aggregate future expenditures by the Company and its Subsidiaries (in the aggregate) in excess of $250,000 or which is reasonably expected to result in payments to the Company or any of its Subsidiaries (in the aggregate) in excess of $250,000, (y) relates to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $250,000 or any interest in excess of $250,000 in any other Person or business enterprise, in each case, other than in the ordinary course of business and (z) concerns a partnership, joint venture, joint development, merger, acquisition, tender offer, exchange offer or similar arrangement with one or more Persons;

(iii) any employment, contractor or consulting Contract with any executive officer or other Employee/Service Provider of the Company or any of its Subsidiaries providing for annual compensation in excess of $100,000 or member of the Company’s board of directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

(iv) any agreement of indemnification or any guaranty (other than (1) guarantees by the Company of obligations of any of its wholly-owned direct or indirect Subsidiaries or (2) any such agreement or guarantee entered into in the ordinary course of business of the Company and its Subsidiaries);

(v) any Contract and any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(vi) any Lease Document in respect of real property leased, licensed or subleased by the Company or any of its Subsidiaries with a square footage equal to or in excess of 2,000 square feet;

(vii) any Contract required to be disclosed pursuant to Section 3.14 or 3.22;

(viii) any hedging, futures, options or other derivative Contract;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000, other than accounts receivable and payable in the ordinary course of business;

(x) any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(xi) any Contract or group of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(xii) any Contract pursuant to which the Company is obligated to reimburse any expenses incurred by a Person in connection with an Acquisition Proposal other than the expense reimbursement agreement dated November 15, 2006 (the “Expense Reimbursement Agreement”), by and between the Company and an Affiliate of Parent in respect of the reimbursement of expenses incurred by any Affiliates of Parent in connection with the Merger as more fully set forth therein.

(b) Schedule.   Section 3.16(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.

(c) No Breach.   All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.17  Information in the Proxy Statement.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.18  Fairness Opinion.   The Company has received the written opinion of SunTrust Robinson Humphrey dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the Company’s shareholders, other than shareholders that are (i) affiliates of Parent or (ii) the Continuing Investors, from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by SunTrust Robinson Humphrey to permit the inclusion of such opinion in its entirety in the Proxy Statement.

3.19  Takeover Statutes.   The board of directors of the Company has taken all actions so that any restrictions contained in Chapter 103 of Title 48 of Tennessee Law will not apply to Parent or Merger Sub, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.20  Board Approval.   The Company’s board of directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company’s board of directors to authorize the consummation of the Merger and the transactions contemplated hereby, (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its shareholders and declared the Merger to be advisable, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, and directed that such matter be submitted to the Company’s shareholders at the Shareholders’ Meeting. None of the aforesaid actions by the Company board of directors has been amended, rescinded or modified.

3.21  Insurance Matters.

(a) Authorization; Policy Forms; Rates.   Each Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized, or otherwise eligible to act, as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Statutory Statements.

Each jurisdiction in which any Insurance Subsidiary is licensed or authorized under (i) through (iii) of the foregoing sentence is set forth on Section 3.21(a)(1) of the Company Disclosure Schedule. Except as set forth on Section 3.21(a)(2) of the Company Disclosure Schedule, to the extent required by Law, each Insurance Contract issued or distributed by any Insurance Subsidiary in any jurisdiction since January 1, 2003, is, to the extent required by Law, on a form approved by the applicable Insurance Departments or has been filed and not objected to by such Insurance Departments within the period provided for objection, and such form complies in all material respects with applicable Laws. Any premium rates, to the extent required by Law, with respect to Insurance Contracts currently issued by the Company or any Insurance Subsidiary which are required to be filed with or approved by any Governmental Entity have been so filed or comply in all material respects with applicable Laws, and such premiums charged thereon conform thereto.

(b) Underwriting Management and Administration Agreements.   All underwriting management and/or administration agreements entered into by the Company and any Insurance Subsidiary as now in force are, to the extent required by Law, in forms acceptable in all material respects to the applicable Insurance Departments (or have been submitted for approval which is pending, or have been filed and not objected to by such Insurance Departments within the period provided for objection).

(c) Reinsurance and Retrocession.

(i) Each reinsurance contract, treaty or arrangement (including any facilitative agreements, indemnity agreements, or terminated or expired treaty or agreement under which there remains any outstanding material liability with respect to paid or unpaid case reserves regarding ceding or assumption of reinsurance, coinsurance, excess insurance, or retrocessions) (“Reinsurance Contracts”) to which any Insurance Subsidiary is a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented is a valid and binding obligation of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, and each such Reinsurance Contract is listed on Section 3.21(c) of the Company Disclosure Schedule. Neither any Insurance Subsidiary nor, to the Company’s Knowledge, any other party thereto is in default in any material respect with respect to any such Reinsurance Contract. There are no material disputes as to reinsurance or retrocessional coverage pending or, to the Company’s Knowledge, threatened with respect to any such Reinsurance Contract.

(ii) Each Insurance Subsidiary is entitled under applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To the Company’s Knowledge, all such amounts recoverable by the Company or any of its Insurance Subsidiaries are fully collectible in due course. Neither the Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contracts intends not to perform under any such Reinsurance Contracts, and, to the Company’s Knowledge, the financial condition of each other party to each Reinsurance Contract pursuant to which any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder is reasonably anticipated.

(d) Insurance Ratings.   As of the date of this Agreement, three of the Company’s property and casualty Insurance Subsidiaries have been assigned a “B” insurer financial strength rating with a positive outlook by A. M. Best Co. In addition, one of the Company’s property and casualty Insurance Subsidiaries has been assigned a “B” insurer financial strength rating with a stable outlook by A. M. Best Co. Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, since December 31, 2005 the Company has not been downgraded and, to the Knowledge of the Company as of the date of this Agreement, A. M. Best Co. has not indicated that it intends to lower its rating or put the Company on an “under review” status.

(e) Agents and Brokers.   Except as set forth on Section 3.21(e) of the Company Disclosure Schedule, no single agent, broker, intermediary, manager or producer employed or engaged by the Company or any of its Subsidiaries (“Producer”) generated more than one percent (1%) of the aggregate gross written premium of the Company or any of its Insurance Subsidiaries during either of the years ended December 31, 2004 or December 31, 2005. To the Company’s Knowledge, except as set forth in Schedule 3.21(e) of the Company

Disclosure Schedule, each Producer complies in all material respects with applicable Laws regarding such Producer’s authority to engage in the type of insurance activities in which such Producer is engaged and each Producer is duly licensed (including, without limitation, the marketing, sale or issuance of any Insurance Contracts) in each jurisdiction in which such Producer places or sells Insurance Contracts on behalf of the Company and/or any of its Insurance Subsidiaries, and each such Producer is duly authorized and appointed by the applicable Insurance Subsidiary pursuant to applicable Laws in all material respects. All contracts between any Producer, on the one hand, and the Company or any Insurance Subsidiary, on the other hand, are in compliance in all material respects with all applicable Laws. To the Company’s Knowledge, no Producer or Producers who individually accounted for more than one percent (1%) of the aggregate gross written premiums of the Company or its Insurance Subsidiaries during the year ended December 31, 2005, or in the aggregate accounted for more than five percent (5%) of the aggregate gross premium during the year ended December 31, 2005, have given or been given written notice of termination or, to the Company’s Knowledge, threatened or been threatened with termination, or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company or its Insurance Subsidiaries. There is no dispute material to the Company pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Producer.

(f) Finite Risk Insurance or Reinsurance.   Except as set forth in Section 3.21(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is currently or has ever been a party to a Finite Insurance Agreement. Except as set forth in Section 3.21(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is now or has ever been a party to any Reinsurance Contract that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the Reinsurance Contract, other than the inuring contracts that are explicitly defined in such Reinsurance Contract. As used herein, the term “Finite Insurance Agreement” means any contract of financial reinsurance, finite risk insurance or reinsurance contracts (or multiple contracts with the same reinsurer or its affiliates) that include any of the following features:

(i) Features that limit the amount of insurance risk that is transferred to the reinsurer, including: (1) a limited or conditional cancellation provision under which cancellation triggers the obligation by the Company or any of its Subsidiaries or an affiliate of the Company or any of its Subsidiaries, to enter into a new reinsurance contract with the reinsurer, or an affiliate of the reinsurer; (2) a contract term longer than two (2) years when the contract is non-cancelable by the Company or any of its Subsidiaries during the contract term; (3) an unconditional unilateral right by either party to commute the reinsurance contract; or (4) aggregate stop loss reinsurance coverage.

(ii) Features that result in a delayed or untimely reimbursement of claims by the reinsurer, including: (1) reporting of losses less frequently than on a quarterly basis; or (2) a payment schedule accumulating retentions from multiple years.

(iii) Risks ceded during the period covered by a financial statement and either (1) accounted for by the ceding entity as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

(g) Agreements with Regulators.   Except as set forth in Schedule 3.21(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of the business of Company or any of its Subsidiaries, or relates to the Company’s or any of its Subsidiaries’ capital adequacy or risk management policies, nor has the Company or any of its Subsidiaries been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

3.22  Restrictions on Business Activities.   Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person.

3.23  Books and Records.   The minute books of the Company and each Subsidiary contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their respective shareholders and the board of directors and committees thereof. Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the Company, in all material respects, has made available to Parent true and complete copies of (a) the Company Governing Documents, (b) the Subsidiary Governing Documents (c) all minute books (containing the records of meetings of shareholders, the board of directors and any committees of the board of directors to date) of each of the Company and each Subsidiary, (c) all stock certificate and stock record books of the Company and each Subsidiary except to the extent such records are maintained by the Company’s outside transfer agent and registrar and (d) any similar records or documents of each of the Company and each Subsidiary. Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company does not have any prior names, and since the date of its incorporation and has not conducted business under any name other than the current name of the Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection without cross references, such that any information set forth in one section of the disclosure schedule shall not be deemed to apply to any other section or subsection thereof) supplied by the Company to Parent dated as of the date hereof (the “Parent Disclosure Schedule”), as follows:

4.1  Organization; Capitalization.   Merger Sub is a wholly-owned direct subsidiary of Parent. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, except for such failures as could not reasonably be expected to adversely effect the ability of any of them to consummate the transactions contemplated hereby. Parent has delivered to the Company a true and correct copy of the charter and bylaws, each as amended to the date of this Agreement, of Merger Sub, and such charter and bylaws contain such provisions regarding exculpation, indemnification and advancement of expenses as required by Section 6.10(a) hereof. The authorized capital stock of Parent consists of 1,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”). Other than in connection with the equity financing as described on Section 4.1 of the Parent Disclosure Schedule (the “Equity Financing”), and pursuant to Section 6.11(b), Parent is not obligated to issue, deliver or sell any shares of Parent Common Stock or any security, option, warrant, call, right, commitment, agreement, instrument or arrangement by its terms convertible into or exchangeable for any shares of Parent Common Stock.

4.2  Authority; No Conflict; Necessary Consents.

(a) Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent or Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with applicable provisions of Tennessee Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict.   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Laws applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or, to the Knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any material contract of Parent or Merger Sub; except, in the case of each of the preceding clauses (i), (ii) and (iii), for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c) Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.3  Financing.   The financing of the transactions contemplated hereby will consist of a combination of Equity Financing and debt financing (which includes (x) amending the Premium Facility to allow the Merger and the transactions contemplated in connection therewith and (y) funds loaned to the Company upon the Closing) (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Section 4.3 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters and amendment to the Premium Facility (the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent and Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The proceeds from the Financing as contemplated by the Financing Commitments, together with cash on hand of the Company and its Subsidiaries anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

4.4  Information in Proxy Statement.   The information supplied or to be supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

4.5  Interim Operations of Merger Sub.   Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1  Conduct of Business by the Company.

(a) Ordinary Course.   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that an authorized officer of Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws and regulations, (ii) pay their debts (including, without limitation, Taxes) when due, pay or perform other material obligations when due, (iii) file all reports required to be filed by it with the SEC and (iv) use all reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present Employees/Service Providers and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Parent in writing of any occurrence of a Material Adverse Effect.

(b) Required Consent.   Without limiting the generality of Section 5.1(a), except as provided in Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction between the Company or any wholly-owned direct or indirect Subsidiary of the Company and the Company or any a wholly-owned direct or indirect Subsidiary of the Company, as the case may be, which wholly-owned direct or indirect Subsidiary remains a wholly-owned direct or indirect Subsidiary of the Company after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or (B) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

(v) Cause, permit or propose any amendments to the Company Governing Documents or adopt any amendments to any of the Subsidiary Governing Documents of the Company’s Subsidiaries, except as necessary to comply with any law, rule, regulation or requirement of any Governmental Entity;

(vi) Except for the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof;

(vii) Acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate or solicit or participate in any negotiations with respect to the foregoing other than expenditures for the remaining portion of fiscal year 2006 and any portion of fiscal year 2007 prior to the Effective Time as provided for in the Budget, provided that the Company shall not amend or otherwise modify the Budget without Parent’s prior consent;

(viii) Enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement pursuant to which the Company or any of its Subsidiaries is party to any joint venture or strategic partnership;

(ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries except in the ordinary course of business and in a manner consistent with past practice, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate;

(x) Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xi) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company, (b) subject to applicable Law, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, (c) commercial loans or advances made in the ordinary course of business and consistent with past practice or (d) investments made in the ordinary course of business consistent with past practice for the purposes of managing risk and return and provided that any such investment shall comply with the Company’s investment guidelines, of or to which Parent has been provided a copy or access before the date hereof;

(xii) Except as required by concurrent changes in GAAP or SAP, alter or amend in any material respect their existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy;

(xiii) Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities or Tax Authorities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns; provided that all such Tax Returns shall be true, correct and complete, except for such Tax Returns or Taxes that are not material to the Company and its Subsidiaries, taken as a whole;

(xiv) (A) Amend any Tax Returns, make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, enter into (or agree to settle, consent or enter into) any closing agreement relating to any Audit or consent to any waiver or extension of the statutory period of limitations in respect of any Audit, except for such Tax Returns, Taxes or Audits that are not material to the Company and its Subsidiaries, taken as a whole;

(xv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material Company Insurance Policy, other than the renewal of existing Company Insurance Policies on substantially the same terms as in effect on the date hereof;

(xvi) Commence or settle any lawsuit, threat of any lawsuit or material proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements (A) with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000, (B) involving ordinary course collection claims for accounts receivable due and payable to the Company or (C) entered into in the ordinary course of business in response to routine state regulatory exams; provided, however, neither the Company nor any of its Subsidiaries shall be permitted to settle any lawsuit, threat of any lawsuit, claim, proceeding or other investigation with respect to the matters set forth in Section 5.1(b)(xvi) of the Company Disclosure Schedule without the express written consent of Parent;

(xvii) Except as required by Laws or Contracts currently binding on the Company or any of its Subsidiaries, (1) materially increase in any manner the amount of compensation or pension, welfare or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee/Service Provider or director of the Company or any Subsidiary of the Company other than any non-officer employees in the ordinary course of business and consistent with past practice, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options other than as contemplated hereby in connection with the Merger, or (4) enter into, modify or amend any Employee Agreement or indemnification agreement with or on behalf of any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;

(xviii) Provide any material refund, credit, rebate or other allowance to any customer or sales agent, in each case, other than in the ordinary course of business consistent with past practice or except as required to comply with any law rule, regulation or Governmental Entity, or except to remedy any error that resulted in an overcharge requiring a refund;

(xix) Enter into any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except such Contracts entered into with vendors in the ordinary course of business and consistent with past practice that have standard non-competition clauses or restrictions;

(xx) Hire any non-executive officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any executive officers;

(xxi) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $250,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (a) the financing of ordinary-course trade payables consistent with past practice, (b) in connection with borrowings or repayments with respect to Credit Facilities in the ordinary course of business and consistent with past practice or (c) Company or Subsidiary guarantees of Company or Subsidiary obligations;

(xxii) (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Document, other than the opening and closing of sales offices in the ordinary course of business;

(xxiii) Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate, any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries;

(xxiv) Enter into, modify or amend any material reinsurance, coinsurance, modified coinsurance or any similar Contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured;

(xxv) Except in the ordinary course of business consistent with past practice, enter into any Contract that relates to or otherwise affects any material Intellectual Property or material Intellectual Property rights of the Company and its Subsidiaries;

(xxvi) Dispose of, grant, transfer, or obtain, or permit to lapse any rights to, any Intellectual Property or Intellectual Property rights, except as necessary in the ordinary course of business consistent with past practice, or dispose of or disclose to any Person, other than representatives of Parent, any trade secrets; or

(xxvii) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in this Section 5.1(b), or take any other action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not to be satisfied.

5.2  Assistance with Financing.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, so long as any such amendment or replacement does not adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without unreasonable delay) including using its reasonable best efforts to (i) negotiate the Financing Agreements on the terms and conditions contained in the Financing Commitments and (ii) reasonably satisfy on a timely basis all conditions applicable to Parent in the Financing Agreements. If any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources; provided, that Parent shall not be required to obtain the Financing, giving effect to the portion obtained from alternative sources, (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the Financing contemplated by the Financing Commitments (taking into account any market flex provisions thereof).

(b) The Company shall, and shall cause its Subsidiaries and its and their representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent and if reasonably necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to subsection (a) above, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates or opinions, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested (provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) instructing its independent accountants to provide reasonable assistance to Parent (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in connection with the Financing) and (v) providing to the lenders specified in the Financing Commitments financial and other information in the Company’s possession with respect to the Merger, making the Company’s senior officers available to assist the lenders specified in the Financing Commitments and otherwise reasonably cooperating in connection with the consummation of the Financing; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Proxy Statement.   As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to shareholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

6.2  Meeting of Company Shareholders; Board Recommendation.

(a) Meeting of Company Shareholders.   The Company will take all action necessary in accordance with Tennessee Law and the Company Governing Documents to call, hold, convene and complete a meeting of its shareholders, promptly following the mailing of the Proxy Statement to such shareholders, to consider approval of this Agreement and the transactions contemplated hereby (the “Shareholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable Law) within forty-five (45) days after the mailing of the Proxy Statement to the Company’s shareholders. Subject to Section 6.3(d), the Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and will take all other action necessary or advisable to secure the vote or approval of its shareholders required by the rules of the Nasdaq Global Select Market or Tennessee Law or any other applicable Laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the

Shareholders’ Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on such approval or (y) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting. The Company shall ensure that the Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting are solicited in compliance with Tennessee Law, the Company Governing Documents, the rules of the Nasdaq Global Select Market and all other applicable Laws.

(b) Board Recommendation.   Except to the extent expressly permitted by Section 6.3(d): (i) the board of directors of the Company shall unanimously recommend (the “Recommendation”) that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Recommendation.

6.3  Acquisition Proposals.

(a) No Solicitation.   The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ employees, officers or directors shall, and that it shall use all reasonable efforts to cause the Company’s and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; (iv) withdraw, amend or modify, or propose to withdraw, amend or modify the Recommendation; or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent specifically permitted pursuant to Sections 6.3(c) or 6.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will, within two (2) days after the date hereof, exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b) Notification of Unsolicited Acquisition Proposals.   As promptly as practicable after receipt of any (x) Acquisition Proposal, (y) request for nonpublic information or (z) inquiry (A) that could reasonably be expected to lead to an Acquisition Proposal or (B) from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials and a written summary of all oral information provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which the Company’s board of directors could reasonably be expected to consider any Acquisition

Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of the Company’s board of directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting. The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.3(c)) and shall promptly provide Parent a copy of all written materials and a written summary of all oral information subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c) Superior Offers.   Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that the Company receives prior to the approval of this Agreement by the shareholders of the Company in accordance with applicable Law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 6.3 and that the Company’s board of directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:

(i) the Company complies with all of the terms of this Section 6.3;

(ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf in substantially the form of the Confidentiality Agreement and, in any event, no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent, and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii) the board of directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would result in a breach of the board of directors’ fiduciary duties to the shareholders of the Company under applicable Law.

(d) Change of Recommendation.   Notwithstanding anything to the contrary contained in Section 6.3(a), (x) the board of directors of the Company may withhold, withdraw, amend or modify its Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the board of directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, and (z) the Company may, after payment of the Termination Fee pursuant to Section 8.3(b), terminate this Agreement pursuant to Section 8.1(h) and the Company or any of its Subsidiaries may concurrently with such termination execute or enter into a binding definitive agreement with respect to a Superior Offer, if and only if, prior to any such action described in clauses (x), (y) and (z) hereof, all of the following conditions in clauses (i) through (vi) are met:

(i) the board of directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that it may be required by its fiduciary duties to do so;

(ii) the shareholders of the Company have not approved this Agreement in accordance with applicable Law;

(iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A), if applicable, that the Company has received a Superior Offer, the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, (B) that the Company intends to effect a Change of Recommendation and (C) if applicable, that the Company intends to terminate this Agreement pursuant to Section 8.1(h);

(iv) after delivering the Change of Recommendation Notice, the Company shall (A) provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five (5) Business Day period and (B) negotiate in good faith with respect thereto during such five (5) Business Day period, in each case as would enable the Company to proceed with the Recommendation without making a Change of Recommendation;

(v) the board of directors of the Company shall have determined after considering the terms of the Merger (as they may be adjusted pursuant to paragraph (iv) above), after consultation with the Company’s financial advisor and outside legal counsel, that it is required by its fiduciary duties to do so; and

(vi) the Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 6.3.

(e) Compliance with Disclosure Obligations.   Nothing contained in this Agreement shall prohibit the Company or its board of directors from complying with Rules 14a-9 (False or Misleading Statements), 14d-9 (Recommendation or Solicitation by the Subject Company and Others) and 14e-2(a) (Position of Subject Company) promulgated under the Exchange Act; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(f) State Takeover Statutes and Company Rights Plan.   The board of directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the board of directors of the Company for purposes of causing any state takeover statute or other state Law to be applicable to or triggered by the transactions contemplated hereby. For the avoidance of doubt, this Section 6.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 6.3.

(g) Continuing Obligation to Call, Hold and Convene Shareholders’ Meeting; No Other Vote.   Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders’ Meeting shall not be limited or otherwise affected by (A) the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or (B) any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or propose to do so, at any time prior to sixty (60) days after the Shareholder’s Meeting.

(h) Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from any party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), including the Company or any of its Subsidiaries, of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its Subsidiaries taken as a whole), (d) any recapitalization, reclassification, share repurchase, restructuring or similar transaction by the Company or any of its Subsidiaries that if consummated would increase the percentage interest of the total outstanding voting securities of the Company or any of its Subsidiaries beneficially owned by any Person or group or (e) any liquidation or dissolution of the Company; provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written Acquisition Proposal by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and its Subsidiaries or all of the outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than forty percent (40%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the board of directors of the Company has in good faith concluded, after consultation with its current financial advisor or another financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer (including any terms thereof relating to break-up fees, expense reimbursement and conditions to consummation) and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger (which shall require that such Acquisition Proposal must provide to the Company’s shareholders (in their capacities as shareholders) consideration with a value per share of Company Common Stock that is greater than the Merger Consideration) and is reasonably capable of being consummated on the terms so proposed prior to the End Date and for which financing, to the extent required, is then fully committed or reasonably determined by the board of directors of the Company to be available.

(i) Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, agent, representative or affiliate of the Company, acting within the scope of his or her employment, or in his or her capacity as an officer, director or shareholder, or otherwise at the direction of and on behalf of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4  Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality.   The parties acknowledge that the Company and Parent have previously executed a confidentiality agreement, dated February 16, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective Representatives (as defined in the Confidentiality Agreement) to hold and keep confidential, any “Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information.   Subject to the Confidentiality Agreement and applicable Law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the Effective Time to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company and its Subsidiaries’ business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by Law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limitation of the foregoing, the Company agrees to promptly provide to Parent and its accountants, counsel and other advisors copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 6.4 shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants.   No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4, Section 6.6, Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5  Public Disclosure.   Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Law or any requirement of the Nasdaq Global Select Market or any other applicable national or regional securities exchange, market or securities quotation system. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6  Regulatory Filings; Reasonable Best Efforts.

(a) Reasonable Best Efforts.   Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the filing of Notification and Report Forms with the FTC and the DOJ as and in such form as required by the HSR Act; (iv) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control Laws of any applicable jurisdiction; (v) the filing of the necessary applications and notices to and approvals and consents, if any, of the Insurance Departments and Financing Departments in the states in which the Company or its Subsidiaries are domiciled or where the conduct of their business requires the approval by such departments of the transactions contemplated hereby; (vi) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, or any other Law relating to the Merger; (vii) obtaining of all necessary consents, approvals or waivers from third parties, (viii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (ix) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Laws. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 6.6(a). Without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall this Section 6.6(a) require Parent or its Subsidiaries

(i) to (A) take any action that would be reasonably expected to adversely affect Parent or its affiliates (other than the Company) following the consummation of the Merger in any material respect or (B) invest, contribute or loan capital or assets to, or guarantee or pledge capital or assets for the benefit of, the Insurance Subsidiaries; or

(ii) if it would or would reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the benefits, taken as a whole, Parent reasonably expected to derive from the transactions contemplated hereby, including the Merger, (A) sell, divest, hold separate, or otherwise dispose of any of their or of the Company’s or any of its Subsidiaries’ respective businesses, product lines or assets or (B) conduct their or the Company’s or any of its Subsidiaries respective businesses in a specified manner; or

(iii) agree to take any of the actions set forth in the immediately preceding clauses (i) or (ii) (the actions set forth in the immediately preceding clauses (i) and (ii) and in this clause (iii), individually and collectively a “Regulatory Material Adverse Effect”).

The Company shall agree if, but solely if, requested by Parent in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services or assets of the Company or any of its Subsidiaries in furtherance of this Section 6.6(a); provided, however, that any such action shall be conditioned upon the consummation of the Merger and other transactions contemplated hereby.

(b) Notification.   Each of Parent, Merger Sub and the Company will notify the others orally and in writing upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Advance Review.   Each of Parent, Merger Sub and the Company shall have the right to review in advance with respect to all the information relating to itself and its Subsidiaries, and each will consult with the others in advance (in each case subject to applicable Laws relating to the exchange of information) with respect to all the information relating to the others and any of its or their respective Subsidiaries, any information which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.

(d) Meetings.   Each of Parent, Merger Sub and the Company shall to the extent practicable consult with the others prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Entity in respect of any filings, submissions, investigation or inquiry, with respect to this Agreement or the transactions contemplated hereby.

(e) Status.   Each of Parent, Merger Sub and the Company shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the others of the substance of any material oral communications with any Governmental Entity for which it was not practicable to have advance consultation or participation and shall respond to inquiries and requests received from any Governmental Entity or third party, in each case with respect to this Agreement or the transactions contemplated hereby as promptly as practicable. Without limiting the rights of the parties in this Section 6.6, each of Parent, Merger Sub and the Company shall furnish in advance to the others copies of all correspondence, filings, submissions and written communications between it or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby and consult with the others on and reasonably take into account any reasonable comments they may have to such correspondence, filings, submissions and written communications prior to them being made.

6.7  Notification of Certain Matters.

(a) By the Company.   The Company shall promptly give oral and written notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement being or becoming untrue or inaccurate, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 7.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 6.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b) By Parent.   Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement being or becoming untrue or inaccurate, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 7.3; provided, however, that no such notification shall affect the representations, warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 6.7(b) shall not limit or otherwise affect the remedies available hereunder.

6.8  Third-Party Consents.   As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts and Insurance Contracts, including without limitation any Contracts related to the Government Agreements and Development Bond Property, required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Schedule and consents or landlord and subtenant estoppel certificates, as applicable, with respect to those Lease Documents listed in Section 3.3(b) of the Company Disclosure Schedule. In connection with seeking such consents, waivers, approvals and estoppel certificates, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver, approval and estoppel certificates is sought hereunder. Such consents, waivers, approvals and estoppel certificates shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals and estoppel certificates.

6.9  Employee Matters.   For a period commencing on the Effective Time and ending the first anniversary of the Effective Time, or if sooner, the date the applicable Employee/Service Provider’s employment or service terminates with the Company or its Subsidiaries, as applicable, Parent agrees to cause the Company and its Subsidiaries to provide to the employees who remain employed with the Company or any of its Subsidiaries from and following the Effective Time, compensation and benefits that are in the aggregate not materially less favorable than those provided by the Company or such Subsidiary immediately prior to the Effective Time, but not taking into account for purposes of valuing benefits provided immediately prior to the Effective Time, any stock options or other equity based compensation. Nothing in this Agreement shall be construed to limit any rights that any party may have to amend, modify or terminate any Company Employee Plan or Employee Agreement.

6.10  Indemnification.

(a) Indemnity.   From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to the Company Governing Documents and the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 6.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”), subject to applicable Law. The charter and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Governing Documents as in effect on the date hereof, which provisions will not, except as required by Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties.

(b) Insurance.   For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one (1) year in excess of two hundred twenty-five percent (225%) of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed two hundred twenty-five percent (225%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred twenty-five percent (225%) of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third — Party Beneficiaries.   This Section 6.10 is intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.10.

6.11  Company Options.

(a) Each Company Option other than any Assumed Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled at the Effective Time in exchange for the right to receive an amount in cash in U.S. dollars, equal to (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the per share exercise price of the Company Common Stock subject to such Company Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted in accordance with Section 2.2(e).

(b) Notwithstanding the terms of Section 6.11(a) above, each Company Option that (i) is held by a Person listed on 6.11(b) of the Parent Disclosure Schedule (each such Person, a “Continuing Investor”), (ii) is outstanding and unexercised as of the Effective Time, and (iii) has a per share exercise price greater than two dollars and seventy-one cents ($2.71) (each, an “Assumed Option”) shall not be treated pursuant to the terms of Section 6.11(a) but instead, effective as of the Effective Time, each Assumed Option, whether vested or unvested, shall, as of the Effective Time, be cancelled at the Effective Time shall cease to represent a right to acquire shares of Company Common Stock at that time, and in exchange therefor, shall be converted automatically into an option to purchase shares of Parent Common Stock; provided, however, that (x) the number of shares of Parent Common Stock purchasable upon the exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the “Exchange Ratio” as defined below, rounded down to the nearest whole share, and (y) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of such Assumed Option by the Exchange Ratio, rounding up to the nearest whole cent and (z) except as provided in this Section 6.11(b), and with respect only to the vesting terms and conditions (which shall not be accelerated as a result of the Merger) and the terms of the Assumed Options, the Assumed Options shall be on the same terms and conditions, regarding those matters as set forth in the respective grant instruments evidencing the Assumed Options. For the avoidance of doubt, in no event will any Company Option assumed pursuant to this Section 6.11(b) be exchanged for Option Consideration pursuant to Section 6.11(a) and Company Options covered under Section 6.11(a) will not be assumed pursuant to this Section 6.11(b). For purposes of this Section 6.11(b), the “Exchange Ratio” shall be equal to 0.02125

(c) The board of directors of the Company or the compensation committee thereof, to the extent duly authorized, shall make such adjustments and amendments to or make such determinations with respect to the Company Options as may be necessary or appropriate to implement the foregoing provisions of this Section 6.11. If and to the extent necessary or required by the terms of the Option Plans and any other plan, program, agreement or arrangement or pursuant to the terms of any Company Option granted thereunder, the Company shall use its reasonable best efforts to obtain the necessary consents to implement the foregoing provisions of this Section 6.11. The board of directors of the Company or the compensation committee thereof, to the extent duly authorized, shall take all actions necessary or appropriate to terminate, as of the Effective Time, the Option Plans and any other plan, program, agreement or arrangement under which equity-based rights of the Company have been granted.

(d) Notices.   With respect to matters described in this Section 6.11, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

6.12  Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required or appropriate (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1  Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.   This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote under applicable Law, by the shareholders of the Company.

(b) No Order.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) HSR Act.   All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

(d) Insurance Department and Finance Department Approvals.   The Company, Parent and each Subsidiary of either of them shall have received and there shall be in full force and effect all authorizations, consents and approvals required from any Insurance Department or Financing Department in the states in which the Company or its Subsidiaries are domiciled or where the conduct of their business requires the approval by such departments of the transactions contemplated hereby, without any conditions or restrictions attached thereto which, in the reasonable judgment of Parent, would reasonably be expected to have a Regulatory Material Adverse Effect.

7.2  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties.   The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate as does not constitute a Material Adverse Effect on the Company, other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.13 and 3.14, which shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, any materiality or Material Adverse Effect qualifier and any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless expressly accepted in writing by Parent as an amendment or modification to this Agreement).

(b) Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect.   No Effect that has or could reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Restriction.   There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

(e) Officer’s Certificate.   Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that each of the conditions set forth in Sections 7.2(a), (b), (c) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

(f) Debt Financing.   Parent or Merger Sub shall have received the proceeds of the Debt Financing contemplated by the Financing Commitments on the terms and conditions set forth therein (and, with respect to terms and conditions not so set forth, on terms and conditions reasonably acceptable to Parent) or proceeds in the same aggregate amount as contemplated by the Debt Financing from other financing sources as provided in Section 5.2(a).

7.3  Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date and except, in each case or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Parent and Merger Sub, any materiality qualifier and any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded unless expressly accepted in writing by the Company as an amendment or modification to this Agreement).

(b) Agreements and Covenants.   Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.   The Company shall have received a certificate dated as of the Closing Date to the effect that each of the conditions set forth in Sections 7.3(a) and (b) have been satisfied signed on behalf of Parent and Merger Sub by an authorized executive officer of each of them.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by March 31, 2007 (the “End Date”) at any time thereafter; provided, that if the approval contemplated by Section 7.1(d) is the only condition precedent to the Company’s obligation to effect the Merger (other than any conditions to be performed or certificates to be delivered upon the Closing Date itself) that has not been satisfied or waived by March 31, 2007 and Parent shall have submitted to the applicable Governmental Entities those filings, notifications and other submissions specified in Section 8.1(b) of the Parent Disclosure Schedule (the “Initial Regulatory Submissions”) on or prior to December 29, 2006 (excluding biographical affidavits, fingerprint cards and any third-party biographical verifications which will be filed as soon as practicable after such date), the End Date may, at Parent’s discretion, be extended to June 30, 2007; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. Parent shall be deemed to have complied with its obligations in this clause (b), so long as Parent has submitted the Initial Regulatory Submissions to, and in substantially the form expressly required by, the applicable Governmental Entity on or prior to December 29, 2006, notwithstanding that one or more Governmental Entities may issue a “deficiency letter” or similar correspondence requiring additional or revised information or documents be submitted before any of the Initial Regulatory Submissions is deemed “complete” for purposes of the statutes, rules and regulations governing such submission;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by Parent (at any time prior to the approval of this Agreement by the required vote of the shareholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent could be curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such twenty (20)-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such twenty (20)-day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such twenty (20)-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such twenty (20)-day period);

(h) by the Company, if the Company (A) shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 6.3(d) and (B) shall have paid Parent the Termination Fee described in Section 8.3(b); and

(i) by Parent, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or would reasonably be expected to have, a Material Adverse Effect on the Company.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent the Recommendation; (ii) it shall have failed to include in the Proxy Statement the Recommendation; (iii) its board of directors fails to reaffirm (publicly, if so requested) the Recommendation within five (5) calendar days after Parent requests in writing that the Recommendation be affirmed; (iv) its board of directors or any committee thereof fails to reject or shall have approved or recommended any Acquisition Proposal; (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer; (vi) the Company breaches any of its obligations set forth in Sections 6.2 or 6.3; or (vii) the board of directors of the Company shall have resolved to do any of the foregoing.

8.2  Notice of Termination; Effect of Termination.   Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 8.1(f) and 8.1(g) above. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3  Fees and Expenses.

(a) General.   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with the filing the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable Laws of other jurisdictions, in each case pursuant to Section 6.6; and provided, further, that the Company shall promptly reimburse all such fees and expenses of Parent if the Merger is consummated.

(b) Company Payment.

(i) Payment.   The Company shall promptly, but in no event later than two (2) Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to thirteen million dollars ($13,000,000) in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 8.1(e) or Section 8.1(g), provided, however, in the case of termination pursuant to Section 8.1(g), that the breach by the Company giving rise to termination is willful or intentional, (ii) terminated by the Company pursuant to Section 8.1(h), provided, however, in the case of termination under Section 8.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 8.1(b) or Section 8.1(d); provided, further, that in the case of termination pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), (a) such payment shall be made only if after the date of this Agreement in respect of a new Acquisition Proposal or a restatement of a previously submitted Acquisition Proposal that was previously withdrawn or not accepted and prior to the termination of this Agreement in respect of any Acquisition Proposal, there has been disclosure publicly or to any member of the board of directors or any officer of the Company of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company. The Company shall promptly, but in no event later than two (2) Business Days after the date of termination pursuant to Section 8.1(d), reimburse Parent its out-of-pocket fees and expenses incurred in connection with pursuing the transactions contemplated hereby (including in connection with pursuing the Financing).

(ii) Interest and Costs; Other Remedies.   The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3(b) at the highest prime rate of

Citibank, N.A. in effect on any date from the date such payment was required to be made until the date on which such payment is actually made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) Certain Definitions.   For the purposes of this Section 8.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

(c) Parent Payment.

(i) If (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) and at such time all conditions to Parent’s and the Merger Sub’s obligations to consummate the Merger shall have been satisfied, other than Section 7.2(f); or (B) this Agreement is terminated by the Company pursuant to Section 8.1(f) because of material breach by Parent of its obligations under Section 5.2(a), provided, that in the case of both of clauses (A) and (B) the Company shall not be in material breach of this Agreement, then Parent shall pay to the Company thirteen million dollars ($13,000,000) in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.3(c) on more than one occasion, and provided, further that the provisions of this Section 8.3(c)(i) shall be subject to Section 8.3(c)(ii) hereof. If the Parent Termination Fee shall be payable hereunder, it shall be due within two (2) Business Days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(ii) Other than for fraud in the inducement, neither Parent nor Merger Sub shall have any liability to the Company in excess of an aggregate amount of thirteen million dollars ($13,000,000) (the “Parent Liability Cap”) in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement, (ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub and (iii) any amounts paid by Parent to the Company pursuant to Section 8.3(c)(i). Notwithstanding anything herein to the contrary, if any payment to the Company of any judgment for monetary damages, when taken together with any amounts paid pursuant to Section 8.3(c)(i) hereof would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only to the maximum extent as would not cause the Parent Liability Cap to be exceeded.

8.4  Amendment.   Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5  Extension; Waiver.   At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 8.1(b), shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1  Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2  Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Elara Holdings, Inc.
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: Kevin Baker, Esq.
Fax Number: (415) 284-8191

with copies to:

Elara Merger Corporation
c/o Fremont Partners III, L.P.
199 Fremont Street
San Francisco, CA 94105
Attention: Kevin Baker, Esq.
Fax Number: (415) 284-8191

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Kenton J. King, Esq.
           Leif B. King, Esq.
Fax Number: (650) 470-4570

if to the Company, to:

Direct General Corporation
2813 Business Park Drive
Memphis, TN 38118
Attention: Tammy R. Adair, President
Fax Number: (901) 541-3382

with copies to:

Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Attention: Ron F. Wilson, Esq.
Fax Number: (615) 366-3722

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue
First Tennessee Building
Memphis, Tennessee 38103
Attention: Matthew S. Heiter, Esq.
Fax Number: (901) 577-0737

and

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402-1498
Attention: William B. Payne, Esq.
Fax Number: (612) 340-2868

9.3  Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. For the purposes of this Agreement, the phrases “has delivered”, “has provided” and similar phrases include providing Parent access to any required documents and information through any website, database or other electronic medium specifically established for the purpose of providing Parent access to such documents and information.

(b) For purposes of this Agreement, the term “Knowledge” in respect of either Parent or the Company means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of its executive officers and directors and (ii) with respect to the Company, the actual knowledge of the persons identified in the Company Disclosure Schedule as having knowledge attributable to the Company, and the actual knowledge, after reasonable inquiry, of the appropriate officers and employees of the Company; provided that to the extent that any such appropriate officer or employee is also identified in the Company Disclosure Schedule as having knowledge attributable to the Company, “Knowledge” in respect of such person shall be that person’s actual knowledge after reasonable inquiry.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that (i) is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition, or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect or Effects primarily resulting from (A) changes affecting the United States or world economy generally, which changes do not disproportionately affect such entity (taken as a whole with its Subsidiaries, if any), (B) the announcement of the execution of the Agreement, the transactions contemplated hereby or the pendency or consummation of the Merger, (C) compliance with the terms of, or the taking of any action required by, this

Agreement or consented to by a party, (D) changes in GAAP or SAP, (E) any failure to meet published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect) or (F) any shareholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or (ii) materially impedes or could reasonably be expected to materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws. Notwithstanding anything to the contrary in this Agreement, each of Parent and the Company agrees that for purposes of the definition of “Material Adverse Effect,” each material adverse development in any of the Litigation Matters against the Company, including, without limitation, (i) with respect to the insurance coverage available to the Company therefor, (ii) the discovery of facts adverse to the Company through legal process, internal investigation or otherwise or (iii) the assertion of new claims or allegations or the entry of any court rulings, judgments or decisions, shall constitute an “Effect.”

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(f) For purposes of this Agreement, the term “Permitted Liens” shall mean (1) statutory liens for Taxes or other payments that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which, in each case, adequate reserves have been established in accordance with GAAP; (2) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (3) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Laws; (4) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (5) statutory purchase money liens; (6) liens imposed by applicable Law; (7) easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the use or occupancy or value of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (8) liens described in Section 9.3(f) of the Company Disclosure Schedule.

(g) For purposes of this Agreement, the term “Litigation Matters” shall mean those items on Section 3.10 of the Company Disclosure Schedule marked with an asterisk.

(h) Information disclosed under one section of the Company Disclosure Schedule may be cross referenced to any other section or sections of the Company Disclosure Schedule provided that any such cross reference is express and specific. The fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

9.4  Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5  Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Voting Agreement, Employment and Non-Competition Agreements, Subscription Agreements, Management Stockholders’ Agreement and any Resignation and Restrictive Covenants Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Expense Reimbursement Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 6.9 are statements of current intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.

9.6  Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7  Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8  Governing Law.   This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Merger shall be governed by Tennessee Law. Each of Parent, Merger Sub and the Company hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in the State of Delaware and hereby consents to the jurisdiction and venue of such tribunal. Each of Parent, Merger Sub and the Company further agrees that process may be served upon it by certified mail, return receipt requested, addressed as provided in Section 9.2, and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

9.9  Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10  Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its Subsidiaries as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11  Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ELARA HOLDINGS, INC.

By:	/s/ David Lorsch
Name: David Lorsch

Title:	Vice President, Secretary and Treasurer

ELARA MERGER CORPORATION

By:	/s/ David Lorsch
Name: David Lorsch

Title:	Vice President, Secretary and Treasurer

DIRECT GENERAL CORPORATION

By:	/s/ William C. Adair, Jr.
Name: William C. Adair, Jr.

Title:	Chairman and Chief Executive Officer

ANNEX B

OPINION OF SUNTRUST ROBINSON HUMPHREY

December 4, 2006

Special Committee of the Board of Directors
  and the Board of Directors
Direct General Corporation
1281 Murfreesboro Road, 5-01
Nashville, TN 37217

Ladies and Gentlemen:

We understand that Direct General Corporation, a Tennessee corporation (“Direct” or the “Company”), is considering entering into an Agreement and Plan of Merger (the “Agreement”) with Elara Holdings, Inc., a Delaware corporation (“Parent”), and Elara Merger Corporation, a Tennessee corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger (the “Proposed Transaction”) of Merger Sub with and into the Company. Pursuant to the Proposed Transaction, the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”) will be converted into the right to receive $21.25 in cash (the “Merger Consideration”). We further understand that Parent will be principally capitalized by: 1) cash equity contribution made jointly by Fremont Partners III, L.P. and TPG Partners V, L.P. (collectively, the “Sponsors”) and the proceeds of various senior and subordinated debt financings. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement. Parent is a newly organized entity formed by the Sponsors to carry out the Proposed Transaction.

We have been requested to render our opinion to the Special Committee of the Board of Directors and to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than holders of Company Common Stock that are affiliates of Parent or Continuing Investors (as defined in the Agreement)) in the Proposed Transaction. Our opinion addresses the aggregate consideration to be received by the holders of Company Common Stock as a whole, without regard to size of holdings by individual shareholders, and we are not opining on the particular situations of specific shareholders.

In arriving at our opinion, among other things, we: (1) reviewed the December 4, 2006 form of the Agreement and certain related documents; (2) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company, including certain publicly available financial forecasts and estimates; (3) reviewed internal financial and operating information and forecasts with respect to the business, operations and prospects of the Company furnished to us by the Company that is not publicly available; (4) reviewed the reported prices and trading activity of Company Common Stock, and compared those prices and activity with other publicly traded companies which we deemed relevant; (5) compared the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we had discussions with the management of the Company concerning the Company’s business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by us in arriving at our opinion, and we have not assumed any liability or responsibility for independent verification of any of the foregoing information. With respect to the financial forecasts of the

SunTrust Robinson Humphrey	303 Peachtree Street, NE	Atlanta, GA 30308

       Member New York Stock Exchange, Inc

Company provided to or discussed with us, we have assumed, without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company and are otherwise reasonable. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We did not make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or any of its subsidiaries, and we were not furnished with any such evaluation or appraisal. We have not been furnished with any actuarial analyses or reports, except for certain analyses and reports prepared by the Company’s actuarial advisors. We are not an actuarial firm and our services did not include actuarial determinations or evaluations or an attempt to evaluate any actuarial assumptions. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the Company’s losses and loss adjustment expense reserves. We have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Proposed Transaction. We have not been asked to, nor do we, offer any opinion as to any terms or conditions of the Agreement or the form of the Proposed Transaction. In rendering this opinion, we have assumed that the Agreement does not differ in any respect from the form that we have examined and that Parent and the Company will comply in all material respects with the terms of the Agreement. It should be understood that, although subsequent developments or circumstances may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Company Common Stock that are affiliates of Parent or the Continuing Investors) in the Proposed Transaction is fair. This opinion is being rendered at the request of the Special Committee of the Board of Directors and is for the benefit of the Special Committee and the Board of Directors in their evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of SunTrust Robinson Humphrey; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

Very truly yours,

/s/ SunTrust Capital Markets, Inc.

SUNTRUST CAPITAL MARKETS, INC.

B-2

PROXY
DIRECT GENERAL CORPORATION
This Proxy is Solicited by the Board of Directors of Direct General Corporation for the
Special Meeting of Shareholders on March 8, 2007.

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Jacqueline C. Adair and Ronald F. Wilson and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in Direct General Corporation (the “Company”) entitled to vote at the special meeting of shareholders of the Company on March 8, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned shareholder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND “FOR” APPROVAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

☑	Please mark your vote as in this example.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of December 4, 2006, by and among Elara Holdings, Inc., Elara Merger Corporation and Direct General Corporation, as the merger agreement may be amended from time to time, and the transactions contemplated thereby.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN
The Board of Directors recommends a vote “FOR” the proposal.

2.	Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, as may be amended from time to time, and the transactions contemplated thereby.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN
The Board of Directors recommends a vote “FOR” the proposal.
See Reverse Side
(Continued and to be signed on reverse side)

MARK HERE FOR ADDRESS CHANGE AND NOTE TO LEFT ☐

Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated February 5, 2007.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.

Dated: _ _ , 2007

Signature _ _

Counter-Signature _ _